    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 21, 1999
                                                           REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              FIRSTIER CORPORATION
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                                    COLORADO
            (STATE OR JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                      6712
            (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

                                   47-0484682
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

                               11210 HURON STREET
                           NORTHGLENN, COLORADO 80234
                                 (303) 451-1010
        (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND
                          PRINCIPAL PLACE OF BUSINESS)

                           TIMOTHY D. WIENS, PRESIDENT
                              FIRSTIER CORPORATION
                               11210 HURON STREET
                           NORTHGLENN, COLORADO 80234
                                 (303) 451-1010
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:

      Reid A. Godbolt, Esq.                    David B. Miller, Esq.
      David A. Thayer, Esq.                    Keyna P. Skeffington, Esq.
      Jones & Keller, P.C.                     Faegre & Benson LLP
      World Trade Center, Sixteenth Floor      2200 Norwest Center
      1625 Broadway                            90 South Seventh Street
      Denver, Colorado 80202                   Minneapolis, Minnesota 55402-3901
      (303) 573-1600                           (612) 336-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering under Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed under Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed under Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [ ]

================================================================================
                                            Proposed Maximum          Amount of
   Title of Each Class of Securities       Aggregate Offering       Registration
           to be Registered                       Price                  Fee
--------------------------------------------------------------------------------
Common Stock                                $43,000,000(1)(2)          $11,352
--------------------------------------------------------------------------------

---------------

(1) Includes             shares of common stock subject to the underwriters'
    over-allotment option.
(2) Estimated solely for purposes of calculating the registration fee.

                           ---------------------------

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                 SUBJECT TO COMPLETION, DATED             , 2000

                        SHARES

FIRSTIER CORPORATION
                                                                     [LOGO]
COMMON STOCK

$       PER SHARE
--------------------------------------------------------------------------------

o  FirsTier Corporation is offering       o  This is our initial public offering
           shares of common stock.           and no public market currently
                                             exists for our shares.

o  We anticipate that the initial         o  Proposed trading symbol: Nasdaq
   public offering price will be             National Market - FTCO
   between $       and $       per
   share.

                              --------------------

THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.


================================================================================
                                                        PER SHARE          TOTAL
                                                        ---------          -----
Public offering price.................................  $               $
Underwriting discount.................................  $               $
Proceeds to FirsTier Corporation......................  $               $
================================================================================

The underwriters have a 30-day option to purchase up to an aggregate of
additional shares of common stock,        shares from us and         shares from
selling shareholders to cover over-allotments, if any.

THE SHARES OF COMMON STOCK ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF ANYONE'S INVESTMENT IN THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

U.S. BANCORP PIPER JAFFRAY                         KEEFE, BRUYETTE & WOODS, INC.

                 THE DATE OF THIS PROSPECTUS IS           , 2000.


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE SECURITIES AND EXCHANGE COMMISSION DECLARES OUR REGISTRATION STATEMENT EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

 [LOGO AND MAP of the Colorado and Nebraska area indicating banking locations.]

                     FirsTier Corporation Banking Locations

                                TABLE OF CONTENTS

                                                                                                       PAGE
                                                                                                       ----
Summary..................................................................................................2
Risk Factors.............................................................................................5
Use of Proceeds.........................................................................................11
Dividend Policy.........................................................................................11
Capitalization..........................................................................................12
Selected Consolidated Financial Data....................................................................13
Management's Discussion and Analysis of
   Financial Condition and Results of Operations........................................................15
Business................................................................................................36
Management..............................................................................................45
Principal and Selling Shareholders......................................................................49
Certain Transactions and Related Parties................................................................51
Supervision and Regulation..............................................................................52
Description of Capital Stock............................................................................59
Shares Eligible for Future Sale.........................................................................61
Underwriting............................................................................................62
Legal Matters...........................................................................................63
Experts.................................................................................................63
Where You Can Find More Information.....................................................................63
Index to Consolidated Financial Statements.............................................................F-1

                                 ---------------

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

                                 ---------------

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus are forward-looking statements. These forward-looking statements include statements relating to our performance and business strategy in the "Summary," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections of this prospectus. Forward-looking statements include statements regarding our intent, belief or current expectations, including statements preceded by, followed by or including forward-looking terminology such as "may," "will," "should," "believe," "expect," "anticipate," "estimate," "continue" or similar expressions or comparable terminology. It is important to note that our actual results could differ materially from those anticipated from the forward-looking statements depending on various important factors. These important factors include all of those discussed under the caption "Risk Factors" beginning on page 5, as well as other factors discussed throughout this prospectus.

--------------------------------------------------------------------------------

                                     SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the consolidated financial statements and notes. Unless otherwise indicated, all information in this prospectus assumes that the underwriters' over-allotment option is not exercised. References to "we," "our," "us" and "FirsTier" refer to FirsTier Corporation and its subsidiaries on a consolidated basis, unless stated otherwise.

BUSINESS OF FIRSTIER CORPORATION

FirsTier Corporation is a $600 million multi-bank holding company headquartered in the metropolitan Denver, Colorado area. We provide full service community banking through the 18 locations of our two banks located in Colorado and Nebraska. Our Colorado bank, which has 16 locations, operates in the rapidly growing Front Range area of Colorado, which encompasses metropolitan Denver, Boulder, Colorado Springs, Fort Collins and their surrounding communities. Our Nebraska bank, which has two locations, provides banking services to customers in western and central Nebraska, principally located along the state's main highway, Interstate 80.

We have grown significantly in recent years by establishing start-up branches of our Colorado bank at reasonable costs and staffing them with experienced bankers. Consolidation in the Colorado banking community has resulted in the availability of seasoned bankers who have existing customer relationships and who prefer to work in a community banking environment. Consequently, since 1995, we have opened or acquired 14 branches with experienced banking personnel who have strong customer contacts and who have been able to initiate business immediately upon the opening of a new branch. As a result, our start-up branches generally have reached profitability within 12 months.

Our strategy of establishing start-up branches of our Colorado bank has resulted in significant growth since 1995. Total assets have increased to $608.1 million at September 30, 1999 from $96.0 million at December 31, 1995. Gross loans have increased to $515.8 million at September 30, 1999 from $45.6 million at December 31, 1995. We increased our net income to $3.4 million for the year ended December 31, 1998 from $1.4 million for the year ended December 31, 1995, a compounded annual growth rate of 34.4%, despite absorbing costs associated with opening new branches. Our net income for the nine months ended September 30, 1999 was $3.5 million.

As part of our community banking philosophy, we emphasize relationship banking with small to mid-sized businesses. We provide high quality personalized service to our customers by allowing each of our branches significant local decision making authority. While we have decentralized customer-related activities, we have centralized support functions, such as credit administration, loan review, data processing, accounting and investments to take advantage of economies of scale.

Our goal is to grow our franchise while maintaining a profitable, customer-focused financial institution. To meet this goal, we will continue to adhere to the following operating strategies:

    o   assembling an experienced banking team;

    o   maximizing operational efficiencies;

    o   developing active marketing programs;

    o   providing high quality customer service; and

    o   maintaining a high level of asset quality.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

We expect our growth to continue largely in the Front Range area of Colorado, which is the most densely populated area of the Rocky Mountain Region. This area continues to experience rapid growth in terms of both population and employment. In addition, employment in the Front Range is broadly diversified across manufacturing, construction, financial services, wholesale and retail trade, tourism, transportation, technology, cable television and government. Our growth will be focused on:

    o Adding new start-up branches. New branches will be added in markets we deem attractive and will be staffed with experienced banking personnel who have existing customer relationships; and

    o Continuing to grow existing branches. We believe internal growth will be fueled by our intensive solicitation policy conducted by branch presidents and lending officers, as well as from referrals from existing customers and our growing market presence. The addition of capital from this offering also will allow us to increase our legal lending limit to better meet the banking needs of our customers.

OFFICE LOCATION

Our principal executive offices are located at 11210 Huron Street, Northglenn, Colorado, and our telephone number is (303) 451-1010.

THE OFFERING

Common stock offered...................................                    shares

Common stock outstanding after the offering............                    shares (1)

Offering price ........................................    $           per share

Use of proceeds........................................    We intend to use the net proceeds of this
                                                           offering as follows:

                                                           o   repay all amounts outstanding under
                                                               our line of credit, estimated to be
                                                               $15.0 million;

                                                           o   fund up to $5.0 million of loans to be
                                                               originated by our recently formed
                                                               mezzanine lending business; and

                                                           o   contribute the remaining proceeds as
                                                               capital to our Colorado bank to
                                                               support its growth.

Proposed Nasdaq National Market symbol.................    FTCO

---------------

(1) Excludes 500,000 shares of common stock issuable upon exercise of all options outstanding as of the date of this prospectus, at an exercise price of $12.00 per share.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SUMMARY CONSOLIDATED FINANCIAL DATA

                                                                                                            AT OR FOR THE NINE
                                                       AT OR FOR THE YEAR ENDED DECEMBER 31,           MONTHS ENDED SEPTEMBER 30,
                                               -----------------------------------------------------   --------------------------
                                                  1995           1996          1997         1998           1998          1999
                                               -----------   -----------   -----------   -----------   -----------   ------------
                                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
  Interest income ...........................  $     6,544   $     7,908   $    16,263   $    26,754   $    18,715   $    32,132
  Interest expense ..........................        2,655         3,120         7,481        12,754         8,755        16,384
                                               -----------   -----------   -----------   -----------   -----------   -----------
  Net interest income .......................        3,889         4,788         8,782        14,000         9,960        15,748
  Provision for loan losses .................          104            15           140         1,090           180         2,174
                                               -----------   -----------   -----------   -----------   -----------   -----------
  Net interest income after
    provision for loan losses ...............        3,785         4,773         8,642        12,910         9,780        13,574
  Non-interest income .......................          907         1,251         1,708         2,840         1,981         2,753
  Non-interest expenses .....................        2,775         3,749         6,544        10,659         7,043        11,052
                                               -----------   -----------   -----------   -----------   -----------   -----------
  Income before income taxes ................        1,917         2,275         3,806         5,091         4,718         5,275
  Income tax expense ........................          475           705         1,309         1,716         1,765         1,825
                                               -----------   -----------   -----------   -----------   -----------   -----------
  Net income ................................  $     1,442   $     1,570   $     2,497   $     3,375   $     2,953   $     3,450
                                               ===========   ===========   ===========   ===========   ===========   ===========
  Net income per common
    share--basic and diluted ................  $      0.22   $      0.24   $      0.36   $      0.46   $      0.40   $      0.46
  Weighted average common shares
    outstanding--basic and diluted ..........    6,559,529     6,559,529     7,018,696     7,346,673     7,346,673     7,527,891

BALANCE SHEET DATA:
  Total assets ..............................  $    95,975   $   125,013   $   227,600   $   367,207   $   335,493   $   608,144
  Loans .....................................       45,580        68,751       165,627       289,989       248,347       515,843
  Allowance for loan losses .................          767           851         1,321         2,187         1,592         4,364
  Investment securities .....................       34,783        31,788        28,512        34,228        44,351        45,515
  Deposits ..................................       78,041       101,387       200,294       319,480       294,044       516,466
  Stockholders' equity ......................       12,244        13,749        16,911        20,706        19,868        24,328

  Book value per share ......................         1.87          2.10          2.30          2.82          2.70          3.21
  Tangible book value per share .............         1.87          2.10          2.18          2.70          2.59          3.11

KEY RATIOS:(1)
  Net interest margin(2) ....................         5.11%         5.36%         5.27%         5.32%         5.49%         4.77%
  Net interest spread(2) ....................         4.15          4.24          4.39          4.56          4.73          4.17
  Return on average assets ..................         1.63          1.52          1.35          1.18          1.49          0.97
  Return on average common equity ...........        11.78         11.42         16.31         17.94         21.47         20.23
  Operating expenses to average assets ......         2.58          3.64          3.53          3.72          3.48          3.11
  Efficiency ratio(3) .......................        57.85         62.08         61.82         62.92         58.58         59.48
  Nonperforming assets to total assets ......         0.14          0.10          0.60          0.30          0.44          0.22
  Nonperforming loans to total loans ........         0.30          0.17          0.74          0.32          0.28          0.24
  Allowance for loan losses to total loans ..         1.68          1.24          0.80          0.75          0.69          0.85
  Allowance for loan losses to
    nonperforming loans .....................       555.80        739.65        107.57        236.94        229.73        348.00
  Net charge-offs (recoveries) to
    average loans ...........................         0.48         (0.13)        (0.04)         0.10         (0.05)         0.00
  Tier 1 leverage ratio .....................        12.76         12.95          7.53          5.70          6.20          5.64
  Tier 1 risk-based capital ratio ...........        21.01         17.36          9.02          6.44          7.22          5.73
  Total risk-based capital ratio ............        22.21         18.36          9.74          7.22          7.80          9.30

---------------

(1) Where appropriate, the ratios for the nine months ended September 30, 1998 and 1999 have been annualized. These ratios are not necessarily indicative of the results for the entire year.
(2) Calculated on a tax equivalent basis.
(3) The efficiency ratio represents non-interest expenses, excluding amortization of goodwill, as a percentage of net interest income plus non-interest income.

--------------------------------------------------------------------------------

                                  RISK FACTORS

You should carefully consider the following risk factors before you decide to buy our common stock. You should also consider the other information in this prospectus.

OUR BUSINESS IS CONCENTRATED IN THE FRONT RANGE AREA OF COLORADO; IF ECONOMIC CONDITIONS IN OUR PRIMARY MARKET AREA DETERIORATE, OUR BUSINESS MAY BE NEGATIVELY AFFECTED.

Our success depends on the general economic conditions of the markets we serve. Our operations are concentrated in the Front Range area of Colorado and to a lesser extent in western and central Nebraska. Further, 58.4% of our outstanding loans as of September 30, 1999 were to businesses and individuals in the Denver and Boulder metropolitan areas. If economic conditions in our market areas, especially in the Denver and Boulder metropolitan areas, are unfavorable or deteriorate, we could experience an increase in the number of borrowers that are unable to repay their loans on a timely basis. This could lead to higher rates of loss and loan payment delinquencies. These factors could have a negative effect on our business, financial condition and results of operations.

BECAUSE A SIGNIFICANT PORTION OF OUR LOAN PORTFOLIO IS SECURED BY REAL ESTATE, ANY NEGATIVE CONDITIONS AFFECTING REAL ESTATE COULD BE DETRIMENTAL TO US.

A significant portion of our loan portfolio consists of commercial loans which are secured by various types of real estate as collateral, as well as real estate loans on principally commercial properties. Since these loans rely on real estate as collateral, either totally in the case of real estate loans or partially in the case of commercial loans secured by real estate, they are sensitive to economic conditions and interest rates. Conditions in the real estate lending sector have been favorably affected by rapid economic growth in the Front Range area of Colorado and by relatively low interest rates during the past several years. There is no assurance that these favorable conditions will continue. Real estate lending also presents additional credit related risks, including a borrower's inability to pay and deterioration in the value of real estate held as collateral.

WE HAVE A SIGNIFICANT AMOUNT OF CONSTRUCTION LOANS. THESE LOANS ARE SUBJECT TO ADDITIONAL RISKS UNIQUE TO THE BUILDING INDUSTRY THAT COULD NEGATIVELY AFFECT OUR NET INCOME.

Historically, our loan portfolio has included a concentration of construction loans consisting of one-to-four family residential construction loans, commercial construction loans and land loans for residential and commercial development. At September 30, 1999, 23.4% of our total loan portfolio was in construction loans. Approximately 45.4% of these loans were for properties that were not pre-sold or for land loans. Conditions in the construction lending sector have been favorably affected by the same factors affecting real estate loans. There is no assurance that these favorable conditions will continue. In addition to the risk of nonpayment by borrowers, construction lending poses additional risks in that:

    o   land values may decline;

    o   developers or builders may fail to complete or develop projects;

    o   municipalities may place moratoriums on building;

    o   developers may fail to sell the improved real estate;

    o   construction delays and cost overruns may be experienced;

    o   insufficient collateral may exist; or

    o   permanent financing may not be obtained in a timely manner.

Any of these conditions could negatively affect our net income and our financial condition.

WE INTEND TO CONTINUE TO GROW PRIMARILY THROUGH THE START UP OF NEW BRANCHES IN COLORADO. THIS STRATEGY INVOLVES SIGNIFICANT INVESTMENT WITHOUT A HISTORY OF OPERATIONS.

Opening new branches involves the commitment of substantial capital and management resources in locations at which we have no prior operating history. Since 1993, when we acquired our Colorado bank, we have opened 13 locations and acquired two locations in the Front Range area of Colorado. We plan to open one loan production office in early 2000 and open additional branches in the future. Our branch strategy has benefitted from consolidation in the Colorado banking market, which has resulted in an increased availability of qualified banking personnel and suitable new branch locations. There is no assurance that these favorable conditions will continue. In addition, the success of new branches is dependent on many factors, including:

    o   the retention of qualified lending and management personnel;

    o   securing favorable purchase or lease terms for new branch sites;

    o   the ability to secure regulatory approvals;

    o   the cost effective and timely construction and opening of branches;

    o   successfully building customer relationships;

    o   competitive product offerings; and

    o   favorable economic conditions in our primary market areas.

Start-up branches do not achieve profitability until loan volume is sufficient to generate interest income to cover expenses. There is no assurance that our start-up branches will achieve profitability consistent with our historical experience or that our new branches will be profitable at all.

IF WE DO NOT MANAGE OUR GROWTH EFFECTIVELY, OUR FINANCIAL PERFORMANCE COULD BE NEGATIVELY AFFECTED.

Our failure to manage growth effectively, our inability to secure additional banking locations, or our inability to recruit, maintain and integrate additional qualified employees, could have a negative effect on our business and results of operations. We have experienced rapid growth since 1995, when we began our strategy of establishing start-up branches in the Front Range area of Colorado. Our assets have grown from $96.0 million at December 31, 1995 to $608.1 million at September 30, 1999. Our number of employees has grown from 45 at December 31, 1995 to 210 at September 30, 1999. We intend to continue to grow by opening new branches and by adding new employees. Future growth will impose significant added responsibilities on members of management, including identifying and securing banking locations and identifying, recruiting, maintaining and integrating additional employees. There can also be no assurance that our systems, procedures and controls will be adequate to support our operations as they expand or that we will be able to implement necessary modifications to these systems, procedures and controls in a timely manner.

WE RELY HEAVILY ON OUR MANAGEMENT.

We are dependent upon the efforts and services of Timothy D. Wiens and our other senior officers. The loss of the services of these persons could have a material negative effect on our operations. We do not maintain key-man life insurance with respect to Timothy D. Wiens.

COMPETITION WITH OTHER FINANCIAL INSTITUTIONS COULD NEGATIVELY AFFECT OUR PROFITABILITY.

We face substantial competition in originating loans and in attracting deposits. Competition in originating loans comes principally from banks, savings institutions and other lenders. Many of our competitors enjoy competitive advantages including greater financial resources, a wider geographic presence or more accessible branch office locations, the ability to offer additional services, more favorable pricing alternatives and lower origination and operating costs. Increased competitive pressures could be one effect of the recently adopted Gramm-Leach-Bliley

Act described below under "Supervision and Regulation." This competition could result in a decrease in loans we originate and could negatively affect our results of operations.

In attracting deposits, we compete with insured depository institutions such as banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Traditional banking institutions, as well as entities intending to transact business solely on-line, are increasingly utilizing the Internet as a means of attracting deposits without geographic or physical limitations. In addition, many nonbank competitors are not subject to the same extensive regulations that govern our banks. These competitors may offer higher interest rates than we do, which could result in either our attracting fewer deposits or in our being required to increase our rates in order to attract deposits. Increased deposit competition could increase our cost of funds and could affect adversely our ability to generate the funds necessary for our lending operations, thereby negatively affecting our results of operations.

WE ARE VULNERABLE TO CHANGES IN INTEREST RATES.

A sustained decrease in interest rate spreads would have a negative effect on our net interest income and profitability. Our profitability in part is dependent upon the spread between the interest rates earned on loans, investments and other earning assets and the interest rates paid on deposits and other interest-bearing liabilities. There can be no assurance that a decrease will not occur. Interest rates are highly sensitive to many factors, including governmental monetary policies and domestic and international economic and political conditions. Conditions such as inflation, recession, unemployment, money supply and other factors beyond our control may also affect interest rates. Fluctuations in market interest rates are neither predictable nor controllable and may have a material negative effect on our business, financial condition and results of operations.

When our earning assets mature or reprice more quickly than our interest-bearing liabilities in a given period, a decrease in market interest rates could decrease our net interest income. Likewise, when our interest-bearing liabilities mature or reprice more quickly than our earning assets in a given period, an increase in market interest rates could decrease our net interest income. At September 30, 1999, our earning assets maturing or repricing within one year exceeded our interest-bearing liabilities maturing or repricing during the same period by 16.3%.

Changes in interest rates also can affect the value of our loans. An increase in interest rates that adversely affects the ability of borrowers to pay the principal or interest on our loans may lead to an increase in our nonperforming assets and could have a material negative effect on our results of operations.

IF OUR ALLOWANCE FOR LOAN LOSSES IS NOT ADEQUATE TO COVER ACTUAL LOSSES, OUR NET INCOME MAY DECREASE.

We are exposed to the risk that our customers will be unable to repay their loans in a timely fashion and that any collateral securing the payment of loans may not be sufficient to assure repayment. The inability of borrowers to repay their loans could erode earnings and capital of our banks. We maintain an allowance for loan losses to cover loan defaults. Our allowance for loan losses is based on various assumptions and judgments regarding the collectibility of loans, including our prior experience with loan losses, as well as an evaluation of the risks in our loan portfolio. This allowance is maintained at a level considered adequate by us to absorb anticipated losses. The amount of future loan losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control. Actual losses may exceed our estimates and we may have to increase the allowance for loan losses. This would cause us to increase our provision for loan losses, which would decrease our net income. Further, state and federal regulatory agencies, as an integral part of their examination process, review our loans and our allowance for loan losses. Regulators, when reviewing our loan portfolio, may require us to increase our allowance for loan losses, negatively affecting our net income.

In the fourth quarter of 1998, we modified our methodology for determining the allowance for loan losses. We further refined our methodology in the first quarter of 1999. The change in methodology contributed to an increase in the provision for loan losses for the year ended December 31, 1998 of 679% over the same period in

1997, while gross loans receivable increased 75.2%, and caused an increase of 1108% to our provision for loan losses for the nine month period ended September 30, 1999, while gross loans receivable increased 107.7% from December 31, 1998. This resulted in an increase in the allowance for loan losses as a percentage of total loans from 0.75% at December 31, 1998, to 0.85% at September 30, 1999. These increases negatively affected our net income. Additional increases in our provision for loan losses and our allowance for loan losses may be necessary in the future and may affect period to period comparisons of net income.

OUR COMPUTER SYSTEMS AND THOSE OF OUR SERVICE PROVIDERS AND CUSTOMERS MAY NOT ACHIEVE YEAR 2000 READINESS.

We may be unable to resolve the potential impact of the year 2000 on the ability of our computerized information systems and those of our service providers to accurately process potentially date-sensitive information. Any of the programs we or our service providers use that recognize a date using "00" as the year 1900 rather than the year 2000 could result in errors or system failures. The interruption of our business could be substantial and we could experience increased costs if our year 2000 efforts or those of our service providers are not effective. We have developed and tested contingency plans in the event we or our service providers experience system failures. There is no assurance that, if required, these plans can be implemented successfully. We also may experience losses related to loans we have made to businesses that may be adversely affected by the year 2000 issue. Further, the Year 2000 Information and Readiness Disclosure Act of 1998 that was signed into law in July 1999 may limit our ability to seek damages from third parties for losses we suffer. These uncertainties may negatively impact our financial condition and results of operations. For further information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Considerations."

THE WIENS FAMILY WILL RETAIN SIGNIFICANT CONTROL OF FIRSTIER.

As a practical matter, shareholders outside the Wiens family will have little or no ability to direct the affairs of FirsTier without the support of the Wiens family. Upon completion of this offering, and assuming full exercise of the over-allotment option, the Wiens family in the aggregate will beneficially own or control in excess of % of our outstanding common stock. As a result, these shareholders, acting together, are able to control all matters requiring approval by shareholders, including amendment of our articles of incorporation and bylaws, the approval of mergers or similar transactions and the election of all directors. The death of a substantial shareholder or the decision by the Wiens family to sell or liquidate its shares for whatever reason would have the effect of altering the balance of effective shareholder control. This concentration of ownership also may delay, defer or prevent a change in control of us and may make some transactions more difficult or impossible without the support of these shareholders. Joel H. Wiens and Timothy D. Wiens constitute two of the members of our board of directors and they serve as our highest ranking officers. These persons may experience conflicts of interest in the execution of their duties on our behalf. There can be no assurance that any conflicts would be resolved in our favor.

AN ACTIVE LIQUID TRADING MARKET MAY NOT DEVELOP FOR OUR COMMON STOCK.

We have filed an application with the Nasdaq National Market to list the shares of common stock offered by this prospectus. We anticipate that the common stock will be listed on the Nasdaq National Market under the trading symbol "FTCO." We do not know the level of trading volume that will exist for our common stock after this offering. Trading volume levels may affect your ability to sell your shares quickly at the current market price. The initial public offering price of our common stock has been determined by negotiations between the underwriters and us. You may not be able to resell the common stock you buy at or above the initial public offering price.

OUR COMMON STOCK PRICE COULD BE VOLATILE.

The market price of our common stock could fluctuate significantly due to variations in quarterly and yearly results of operations, general trends in the banking industry and other unknown factors. Additionally, there historically have been price and volume fluctuations in the stock market that often have been unrelated or disproportionate to the operating performance of the affected companies. These broad fluctuations might adversely affect the market price of our common stock. In addition, these fluctuations could adversely affect our ability to raise capital through future equity financings.

SALES OF COMMON STOCK BY EXISTING SHAREHOLDERS COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

Sales of a significant number of shares of our common stock in the public market following this offering, or the perception that the sales could occur, could adversely affect the market price of our common stock. Following completion of
this offering, we will have         shares of common stock outstanding or
if the underwriters' over-allotment option is exercised in full. The shares offered by this prospectus will be freely tradeable without restriction, except for any shares which are purchased by our affiliates. Our directors and executive officers who, assuming full exercise of the underwriters' over-allotment option, will hold or beneficially own an aggregate of
shares or    % of the outstanding shares upon completion of the offering, have agreed not to offer, sell or contract to sell any common stock for 180 days after the date of this prospectus without the prior written consent of the representative of the underwriters. Upon expiration of this 180-day period, all of these shares could be resold by these and other persons subject to certain requirements of Rule 144 under the Securities Act. Rule 144 includes a limit on the number of shares that may be sold in any three-month period equal to the greater of 1% of the shares outstanding, or the average weekly trading volume of shares of common stock for the four-week period prior to the time of the resale.

IMPEDIMENTS TO TAKEOVER ATTEMPTS AND REMOVAL OF DIRECTORS AND EXECUTIVE OFFICERS MAY DEPRESS THE PRICE OF OUR COMMON STOCK.

There are provisions in our articles of incorporation and other restrictions that would make it difficult and expensive to pursue a change in control or a takeover attempt which is opposed by our board of directors. As a result, shareholders may not have an opportunity to participate in these types of transactions and thereby may not be able to take advantage of premiums generally paid in today's market. These restrictions include:

    o the imposition of federal law restrictions on the acquisition of control of a bank holding company, including regulatory approval requirements;

    o the authorization of our board of directors to issue blank check preferred stock, which could be issued as part of a takeover defense;

    o the division of our board of directors into three classes that are elected over a three-year period, thus making it more difficult for a third party to acquire control of us; and

    o the requirement of a two-thirds affirmative shareholder vote for mergers, consolidations, liquidations or dissolutions.

WE DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK.

We have never declared or paid, and we do not currently intend to declare or pay, cash dividends on our common stock because we expect to apply any earnings to developing and expanding our business. In addition, our ability to pay dividends is subject to regulatory limitations.

WE ARE SUBJECT TO SIGNIFICANT GOVERNMENT REGULATIONS, INCLUDING NEW LEGISLATION, WHICH AFFECT OUR OPERATIONS AND MAY RESULT IN HIGHER OPERATING COSTS OR INCREASED COMPETITION FOR US.

We are subject to extensive regulation by the Board of Governors of the Federal Reserve, the Federal Deposit Insurance Corporation, the Colorado Division of Banking and the Nebraska Department of Banking and Finance. Supervision, regulation and examination of banks and bank holding companies by bank regulatory agencies are intended primarily for the protection of depositors rather than shareholders. These agencies examine bank holding companies and commercial banks, establish capital and other financial requirements and approve new branches, acquisitions or other changes of control. Our ability to establish new branches or to make acquisitions is conditioned upon the receipt of required regulatory approvals from the applicable regulators.

Changes in legislation and regulations will continue to have a significant impact on the banking industry. Although some of the legislative and regulatory changes may benefit us and our banks, others will increase our costs of doing business and could assist our competitors, which are not subject to similar regulation.

The Gramm-Leach-Bliley Act was signed into law on November 12, 1999. This major banking legislation now permits affiliation among depository institutions and entities whose activities are considered "financial in nature." Activities which are expressly considered financial in nature include securities and insurance underwriting and agency, investment management and merchant banking. With certain exceptions, this act similarly expanded the authorized activities of subsidiaries of national banks and, indirectly, through the provisions of state law, Colorado and Nebraska banks. In general, these expanded powers are reserved to bank holding companies and banks where all depository institutions affiliated with them are well capitalized and well managed based on applicable banking regulation. These provisions become effective March 11, 2000. The act clarifies the regulation by states of insurance products sold by depository institutions, imposes rules on data privacy and repeals some of the exemptions enjoyed by banks under federal securities laws relating to the offering of securities and the licensing of broker-dealers and investment advisors. This act will be the subject of extensive rule making by federal banking regulators and others. Although the effects of this legislation will only begin to be understood over the next several years and cannot presently be predicted with any certainty, it may accelerate trends toward larger financial services companies offering a wider range of products and services. Firms of this type may have increased resources and market power which may adversely affect our ability to compete effectively.

WE FACE RISKS IF WE ACQUIRE A BANK OR FINANCIAL INSTITUTION.

From time to time we evaluate opportunities that arise to acquire banks and other financial institutions, although such acquisitions are not the focus of our growth strategy. Acquisitions involve risks of negatively changing results of operations, changes in capital structure, including increased reliance on debt, unforeseen liabilities relating to the acquired institution or arising out of the acquisition transaction, or asset quality problems of the acquired entity and other conditions not within our control, such as strained personnel relations, loss of customers because of change of identity and other risks affecting the acquired institution.

                                 USE OF PROCEEDS

The net proceeds from the sale of common stock offered by this prospectus,
assuming a public offering price of $        per share, which is the midpoint of
the range set forth on the cover of this prospectus, after deducting the
underwriting discount and expenses, are estimated to be $     million, or $
million if the underwriters' over-allotment option is exercised in full. We will not receive any of the proceeds from the sale of common stock offered by the selling shareholders as part of the over-allotment option if it is exercised.

We intend to use the net proceeds as follows:

    o repay all amounts outstanding under our line of credit, estimated to be $15.0 million. Our line of credit bears interest at 250 basis points over like constant maturity treasuries (7.25% at September 30, 1999) and matures on June 30, 2002. All of the line of credit advances were used to provide funds which were contributed as capital to our Colorado bank;

    o fund up to $5.0 million of loans to be originated by our recently formed mezzanine lending business; and

    o contribute the remainder as capital to our Colorado bank to support its growth. The additional capital contribution will be used by the Colorado bank to increase its lending activities.

Pending their ultimate application, the net proceeds may be invested in short-term, marketable, investment grade interest-bearing securities.

                                 DIVIDEND POLICY

We have never declared or paid any dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings to finance the development and expansion of our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be based upon our financial condition, operating results, capital requirements, regulatory constraints and such other factors as the board of directors deems relevant.

Colorado law permits us to pay dividends on our common stock when we are solvent and when dividend payments would not render us insolvent. Our ability to pay cash dividends largely depends on the amount of cash dividends paid to us by our subsidiary banks. Capital distributions, including dividends by financial institutions such as our subsidiary banks, are subject to restrictions tied to each institution's earnings and capital. Generally, without prior regulatory approval, our subsidiary banks cannot pay dividends during any calendar year in excess of the sum of their earnings during that year and the two previous years, less any other distributions during that period. See "Supervision and Regulation" and "Description of Capital Stock." Our ability to pay cash dividends will also be significantly limited if we are in default under, or defer interest payments on, our 9.375% junior subordinated debentures. See note 18 to the notes to consolidated financial statements.

                                 CAPITALIZATION

The following table sets forth our capitalization at September 30, 1999, on an
actual basis and as adjusted to reflect the sale by us of the          shares of
common stock offered by this prospectus at an assumed offering price of $ per share and the application of the net proceeds of this offering as set forth under "Use of Proceeds." This information should be read in conjunction with the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                                                                  SEPTEMBER 30, 1999
                                                                                            ----------------------------
                                                                                               ACTUAL       AS ADJUSTED
                                                                                            ------------   -------------
                                                                                               (DOLLARS IN THOUSANDS)
Borrowings:
  Securities sold under agreements to repurchase........................................    $     20,268   $
  Federal Home Loan Bank borrowings.....................................................           8,593
  Note payable..........................................................................          11,750
                                                                                            ------------   -------------
      Total borrowings..................................................................          40,611
                                                                                            ------------   -------------

Company obligated mandatorily redeemable preferred securities of
  subsidiary trust holding solely junior subordinated debentures(1).....................          23,000
                                                                                            ------------   -------------

Stockholders' Equity:
  Preferred stock, 20,000,000 shares authorized; no shares issued and outstanding.......              --
  Common stock, 50,000,000 shares authorized; 7,579,667 shares issued and
    outstanding(2); and             shares issued and outstanding as adjusted(2)........           1,520
  Retained earnings.....................................................................          22,904
  Accumulated other comprehensive income (loss).........................................             (96)
                                                                                            ------------   -------------

      Total stockholders' equity........................................................          24,328
                                                                                            ------------   -------------

Consolidated Regulatory Capital Ratios:
  Tier 1 leverage ratio.................................................................            5.64%               %
  Tier 1 risk-based capital ratio.......................................................            5.73
  Total risk-based capital ratio........................................................            9.30

---------------

(1) FW Capital I, formed by us, holds as its sole asset $23.7 million principal amount of junior subordinated debentures issued by us. The junior subordinated debentures will mature on February 16, 2029, which date may be shortened by us to a date not earlier than February 16, 2004, if certain conditions are met. See "Description of Capital Stock -- Securities of Subsidiary Trust."
(2) Excludes 500,000 shares of common stock issuable upon exercise of all options outstanding as of the date of this prospectus at an exercise price of $12.00 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data below at December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and 1996 have been derived from our consolidated financial statements, which have been audited by Clifton Gunderson L.L.C., independent public accountants, and included elsewhere in this prospectus. The selected consolidated financial data below at September 30, 1998, December 31, 1996 and 1995 and for the year ended December 31, 1995 are based on our unaudited consolidated financial statements, which are not included in this prospectus. The selected consolidated financial data at September 30, 1999 and for the nine months ended September 30, 1999 and 1998 are based on our unaudited consolidated financial statements included elsewhere in this prospectus. Management believes that the unaudited selected consolidated financial data presented below reflect all adjustments, consisting solely of normal recurring accruals, necessary for a fair presentation as of these dates and for these periods. The operations data and ratios for the nine months ended September 30, 1999 and 1998 do not necessarily mean that results for any other period will be similar. You should read this data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                                                    AT OR FOR THE NINE
                                                   AT OR FOR THE YEAR ENDED DECEMBER 31,        MONTHS ENDED SEPTEMBER 30,
                                             -------------------------------------------------  --------------------------
                                                1995         1996         1997         1998         1998         1999
                                             ----------   ----------   ----------   ----------  -----------   ------------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
  Interest income ........................   $    6,544   $    7,908   $   16,263   $   26,754   $   18,715   $   32,132
  Interest expense .......................        2,655        3,120        7,481       12,754        8,755       16,384
                                             ----------   ----------   ----------   ----------   ----------   ----------
  Net interest income ....................        3,889        4,788        8,782       14,000        9,960       15,748
  Provision for loan losses ..............          104           15          140        1,090          180        2,174
                                             ----------   ----------   ----------   ----------   ----------   ----------
  Net interest income after provision
    for loan losses ......................        3,785        4,773        8,642       12,910        9,780       13,574
  Non-interest income ....................          907        1,251        1,708        2,840        1,981        2,753
  Non-interest expenses ..................        2,775        3,749        6,544       10,659        7,043       11,052
                                             ----------   ----------   ----------   ----------   ----------   ----------
  Income before income taxes .............        1,917        2,275        3,806        5,091        4,718        5,275
  Income tax expense .....................          475          705        1,309        1,716        1,765        1,825
                                             ----------   ----------   ----------   ----------   ----------   ----------
  Net income .............................   $    1,442   $    1,570   $    2,497   $    3,375   $    2,953   $    3,450
                                             ==========   ==========   ==========   ==========   ==========   ==========
  Net income per common share--basic
    and diluted ..........................   $     0.22   $     0.24   $     0.36   $     0.46   $     0.40   $     0.46
  Weighted average common shares
    outstanding--basic and diluted .......    6,559,529    6,559,529    7,018,696    7,346,673    7,346,673    7,527,891

BALANCE SHEET DATA:
  Total assets ...........................   $   95,975   $  125,013   $  227,600   $  367,207   $  335,493   $  608,144
  Loans ..................................       45,580       68,751      165,627      289,989      248,347      515,843
  Allowance for loan losses ..............          767          851        1,321        2,187        1,592        4,364
  Investment securities ..................       34,783       31,788       28,512       34,228       44,351       45,515
  Deposits ...............................       78,041      101,387      200,294      319,480      294,044      516,466
  Stockholders' equity ...................       12,244       13,749       16,911       20,706       19,868       24,328

  Book value per share ...................         1.87         2.10         2.30         2.82         2.70         3.21
  Tangible book value per share ..........         1.87         2.10         2.18         2.70         2.59         3.11

                                                                                                AT OR FOR THE NINE
                                                  AT OR FOR THE YEAR ENDED DECEMBER 31,     MONTHS ENDED SEPTEMBER 30,
                                                ----------------------------------------    --------------------------
                                                  1995      1996       1997       1998           1998       1999
                                                --------  --------   --------   --------       --------   --------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
KEY RATIOS:(1)
  Net interest margin(2) ....................     5.11%     5.36%      5.27%      5.32%          5.49%      4.77%
  Net interest spread(2) ....................     4.15      4.24       4.39       4.56           4.73       4.17
  Return on average assets ..................     1.63      1.52       1.35       1.18           1.49       0.97
  Return on average common equity ...........    11.78     11.42      16.31      17.94          21.47      20.23
  Operating expenses to average assets ......     2.58      3.64       3.53       3.72           3.48       3.11
  Efficiency ratio(3) .......................    57.85     62.08      61.82      62.92          58.58      59.48
  Nonperforming assets to total assets ......     0.14      0.10       0.60       0.30           0.44       0.22
  Nonperforming loans to total loans ........     0.30      0.17       0.74       0.32           0.28       0.24
  Allowance for loan losses to total loans...     1.68      1.24       0.80       0.75           0.69       0.85
  Allowance for loan losses to
    nonperforming loans .....................   555.80    739.65     107.57     236.94         229.73     348.00
  Net charge-offs (recoveries) to
    average loans ...........................     0.48     (0.13)     (0.04)      0.10          (0.05)      0.00
  Tier 1 leverage ratio .....................    12.76     12.95       7.53       5.70           6.20       5.64
  Tier 1 risk-based capital ratio ...........    21.01     17.36       9.02       6.44           7.22       5.73
  Total risk-based capital ratio ............    22.21     18.36       9.74       7.22           7.80       9.30

---------------

(1) Where appropriate, the ratios for the nine months ended September 30, 1998 and 1999 have been annualized. These ratios are not necessarily indicative of the results for the entire year.
(2) Calculated on a tax equivalent basis.
(3) The efficiency ratio represents non-interest expenses, excluding amortization of goodwill, as a percentage of net interest income plus non-interest income.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. Our future operating results may be affected by various trends and factors which are beyond our control. These include the factors set forth in "Risk Factors" and elsewhere in this prospectus. Past results and trends may not be reliable indicators of future results or trends. With the exception of historical information, the matters discussed below include forward-looking statements that involve risks and uncertainties.

OVERVIEW

We have experienced significant growth since 1995 primarily due to our start-up branch expansion strategy. To date, we have opened 13 locations and acquired two locations. Total assets have increased to $608.1 million as of September 30, 1999, from $367.2 million as of December 31, 1998, $227.6 million as of December 31, 1997 and $125.0 million as of December 31, 1996. Net income was $3.5 million for the nine months ended September 30, 1999, $3.4 million for the year ended December 31, 1998, $2.5 million for 1997 and $1.6 million for 1996. We have increased our net income while opening new branches and absorbing branch start up costs. Our new branches typically take up to one year to achieve profitability. Our return on average common equity was 17.94% for 1998, 16.31% for 1997 and 11.42% for 1996. For the nine months ended September 30, 1999, our return on average common equity was 20.23% and was 21.47% for the same period in 1998. Our return on average assets was 1.18% for 1998, 1.35% for 1997 and 1.52% for 1996. For the nine months ended September 30, 1999, our return on average assets was 0.97% and was 1.49% for the same period in 1998. The decrease in our return on average assets since 1995 primarily has been attributable to our significant asset growth and a change in our deposit funding mix. Our return on average assets has been further negatively impacted by loan loss allowance increases which we have incurred since the fourth quarter of 1998 and the first quarter of 1999 when we implemented our revised loan loss reserve methodology.

RESULTS OF OPERATIONS

NET INTEREST INCOME. Our net income is derived primarily from net interest income. Net interest income is the difference between interest income, principally from loans, investment securities and funds sold, and interest expense, principally on customer deposits and other interest-bearing liabilities. Changes in net interest income result from changes in volume, net interest spread and net interest margin. Volume refers to the average dollar levels of earning assets and interest-bearing liabilities. Net interest spread refers to the difference between the average yield on earning assets and the average cost of interest-bearing liabilities. Net interest margin refers to net interest income divided by average earning assets and is influenced by the level and relative mix of earning assets and interest-bearing liabilities and their yields and rates.

The following table presents the average balances, net interest income and expense and average yields and rates for our earning assets and interest-bearing liabilities for the indicated periods on a tax equivalent basis assuming a 34% tax rate. Yields and net interest margins for the nine month periods are annualized.

                                                                         YEAR ENDED DECEMBER 31,
                                                 ----------------------------------------------------------------------
                                                               1996                                 1997
                                                 ---------------------------------     --------------------------------
                                                              INTEREST    AVERAGE                 INTEREST     AVERAGE
                                                 AVERAGE       EARNED      YIELD        AVERAGE    EARNED        YIELD
                                                 BALANCE      OR PAID     OR COST       BALANCE   OR PAID      OR COST
                                                 --------     --------    --------     --------   --------     --------
                                                                          (DOLLARS IN THOUSANDS)
EARNING ASSETS:
  Investment securities:
    Taxable ..................................   $ 23,189     $  1,292        5.57%    $ 22,190   $  1,220        5.50%
    Tax exempt (tax equivalent) ..............      8,573          767        8.95        8,393        678        8.07
    Funds sold and interest-bearing
      deposits ...............................      8,307          423        5.09       12,823        735        5.73
    Loans held for sale ......................        508           30        5.91        1,839        121        6.58
    Loans(1) .................................     54,515        5,656       10.38      126,914     13,739       10.83
    Allowance for loan losses ................       (832)          --                   (1,176)        --
                                                 --------     --------                 --------   --------

        Total earning assets .................   $ 94,260     $  8,168        8.67     $170,983   $ 16,493        9.65
                                                 ========     --------                 ========   --------

INTEREST-BEARING LIABILITIES:
  Interest-bearing deposits:
    Demand, interest-bearing .................   $ 18,143     $    467        2.57     $ 23,097   $    630        2.73
    Savings ..................................     14,894          594        3.99       18,897        795        4.21
    Certificates of Deposit:
      Under $100,000 .........................     26,367        1,484        5.63       72,229      4,412        6.11
      $100,000 and over ......................      7,416          414        5.58       19,500      1,149        5.89
                                                 --------     --------                 --------   --------

    Total interest-bearing deposits ..........     66,820        2,959        4.43      133,723      6,986        5.22

  Federal Home Loan Bank borrowings,
    federal funds purchased and
    securities sold under agreements
    to repurchase ............................      3,591          161        4.50        7,031        382        5.43

  Note payable ...............................         --           --          --        1,500        113        7.53

  Company obligated mandatorily
    redeemable preferred securities of
    subsidiary trust .........................         --           --          --           --         --          --
                                                 --------     --------                 --------   --------

        Total interest-bearing liabilities ...   $ 70,411        3,120        4.43     $142,254      7,481        5.26
                                                 ========     --------                 ========   --------

Net interest income (tax equivalent) .........                $  5,048                            $  9,012
                                                              ========                            ========

Net interest margin ..........................                                5.36                                5.27
Net interest spread ..........................                                4.24%                               4.39%

Ratio of average interest-bearing
  liabilities to average earning assets ......      74.70%                                83.20%

---------------

(1) Loans are net of unearned loan fees. Nonaccrual loans are included in average loans outstanding. Loan fees included in interest income were $2.4 million for 1998, $1.2 million for 1997 and $384,000 for 1996. Loan fees included in interest income were $3.4 million for the nine months ended September 30, 1999 and were $1.6 million for the nine months ended September 30, 1998.

                                                           YEAR ENDED DECEMBER 31,
                                                     -----------------------------------
                                                                    1998
                                                     -----------------------------------
                                                                     INTEREST    AVERAGE
                                                       AVERAGE        EARNED      YIELD
                                                       BALANCE        OR PAID    OR COST
                                                     ----------     ----------   -------
                                                            (DOLLARS IN THOUSANDS)
EARNING ASSETS:
  Investment securities:
    Taxable ......................................   $   22,797     $    1,224     5.37%
    Tax exempt (tax equivalent) ..................        8,917            758     8.50
    Funds sold and interest-bearing
      deposits ...................................       16,147            870     5.39
    Loans held for sale ..........................        3,327            193     5.80
    Loans(1) .....................................      218,214         23,967    10.98
    Allowance for loan losses ....................       (1,507)            --
                                                     ----------     ----------

      Total earning assets .......................   $  267,895     $   27,012    10.08
                                                     ==========     ----------

INTEREST-BEARING LIABILITIES:
  Interest-bearing deposits:
    Demand, interest-bearing .....................   $   31,240     $      987     3.16
    Savings ......................................       23,657          1,043     4.41
    Certificates of deposit:
      Under $100,000 .............................      126,396          7,751     6.13
      $100,000 and over ..........................       35,349          2,103     5.95
                                                     ----------     ----------

    Total interest-bearing deposits ..............      216,642         11,884     5.49

  Federal Home Loan Bank
  borrowings, federal funds purchased
  and securities sold under agreements
  to repurchase ..................................       10,703            571     5.33

  Note payable ...................................        3,846            299     7.77

  Company obligated
  mandatorily redeemable preferred
  securities of subsidiary trust .................           --             --       --
                                                     ----------     ----------

      Total interest-bearing liabilities .........   $  231,191         12,754     5.52
                                                     ==========     ----------

Net interest income (tax equivalent) .............                  $   14,258
                                                                    ==========

Net interest margin ..............................                                 5.32
Net interest spread ..............................                                 4.56%

Ratio of average interest-bearing liabilities
  to average earning assets ......................        86.30%

                                                                             NINE MONTHS ENDED SEPTEMBER 30,
                                                  ----------------------------------------------------------------------------------
                                                                   1998                                      1999
                                                  ----------------------------------------    --------------------------------------
                                                                  INTEREST       AVERAGE                    INTEREST       AVERAGE
                                                   AVERAGE         EARNED         YIELD         AVERAGE      EARNED         YIELD
                                                   BALANCE        OR PAID        OR COST        BALANCE      OR PAID       OR COST
                                                  ----------     ----------     ----------    ----------   ----------     ----------
                                                                                (DOLLARS IN THOUSANDS)
EARNING ASSETS:
  Investment securities:
    Taxable ...................................   $   20,073     $      831          5.53%    $   38,016   $    1,376          4.83%
    Tax exempt (tax equivalent) ...............        8,849            560          8.46          8,850          591          8.90
    Funds sold and interest-bearing
      deposits ................................       17,252            707          5.48         15,293          546          4.76
    Loans held for sale .......................        3,048            135          5.92          3,944          186          6.29
    Loans(1) ..................................      199,450         16,672         11.18        381,829       29,634         10.35
      Allowance for loan losses ...............       (1,452)            --                       (2,351)          --
                                                  ----------     ----------                   ----------   ----------

        Total earning assets ..................   $  247,220     $   18,905         10.22     $  445,581   $   32,333          9.68
                                                  ==========     ----------                   ==========   ----------

INTEREST-BEARING LIABILITIES:
  Interest-bearing deposits:
    Demand, interest-bearing ..................   $   28,900     $      658          3.04     $   60,167   $    1,715          3.80
    Savings ...................................       22,677            745          4.39         30,874        1,019          4.40
    Certificates of Deposit:
      Under $ 100,000 .........................      116,821          5,376          6.15        215,170        9,216          5.71
      $100,000 and over .......................       31,567          1,406          5.95         53,421        2,315          5.78
                                                  ----------     ----------                   ----------   ----------

    Total interest-bearing deposits ...........      199,965          8,185          5.47        359,632       14,265          5.29

  Federal Home Loan Bank
  borrowings, federal funds purchased
  and securities sold under agreements
  to repurchase ...............................        9,916            388          5.23         14,897          614          5.50

  Note payable ................................        3,156            182          7.71          2,533          150          7.90

  Company obligated mandatorily
  redeemable preferred securities of
  subsidiary trust ............................           --             --            --         19,342        1,360          9.38
                                                  ----------     ----------                   ----------   ----------

      Total interest-bearing liabilities ......   $  213,037          8,755          5.49     $  396,404       16,389          5.51
                                                  ==========     ----------                   ==========   ----------

Net interest income (tax equivalent) ..........                  $   10,150                                $   15,944
                                                                 ==========                                ==========

Net interest margin ...........................                                      5.49                                      4.77
Net interest spread ...........................                                      4.73%                                     4.17%

Ratio of average interest-bearing
  liabilities to average earning assets .......        86.17%                                     88.96%

---------------

(1) Loans are net of unearned loan fees. Nonaccrual loans are included in average loans outstanding. Loan fees included in interest income were $2.4 million for 1998, $1.2 million for 1997 and $384,000 for 1996. Loan fees included in interest income were $3.4 million for the nine months ended September 30, 1999 and were $1.6 million for the nine months ended September 30, 1998.

Net interest income increased $5.8 million, or 57.1%, to $15.9 million for the nine months ended September 30, 1999 compared to $10.2 million for the same period in 1998. Interest income increased $13.4 million, or 71.0%, to $32.3 million for the nine months ended September 30, 1999 compared to $18.9 million for same period in 1998. The interest income increase was primarily due to higher balances of earning assets. Average earning assets increased $198.4 million, or 80.2%, to $445.6 million for the nine months ended September 30, 1999 from $247.2 million for the same period in 1998. The majority of the increase in earning assets was attributable to a

$182.4 million increase in average loans outstanding. A large portion of the loans in our loan portfolio have floating rates and are tied to the prime rate. As a result of up to a 0.75% decrease in the average prime lending rate, the average yield on earning assets decreased to 9.68% for the nine months ended September 30, 1999 from 10.22% for the same period in 1998.

Interest expense increased $7.6 million, or 87.2%, to $16.4 million for the nine months ended September 30, 1999 compared to $8.8 million for the same period in 1998. The increase was due to an increase in interest-bearing deposits, principally in certificates of deposit. Average balances of certificates of deposit under $100,000 increased $98.3 million, or 84.2%, to $215.2 million for the nine months ended September 30, 1999 from $116.8 million for the same period in 1998. This increase was due to growth at our banks, as well as promotional campaigns. Average balances of certificates of deposit of $100,000 and over increased $21.8 million, or 69.2%, to $53.4 million for the nine months ended September 30, 1999, from $31.6 million for the same period in 1998. The increase in certificates of deposit of $100,000 and over was due primarily to promotional campaigns. The increase in the average note payable to $14.9 million for the nine months ended September 30, 1999 from $9.9 million for the same period in 1998 was due to the payoff of our line of credit in February 1999 and the subsequent reborrowing on the line of credit commencing in June 1999. The source of payment on our line of credit was proceeds from our public offering of trust preferred securities completed in February 1999. We intend to repay our line of credit with net proceeds from the sale of the common stock offered by this prospectus. The cost of interest-bearing liabilities for the nine months ended September 30, 1999, increased to 5.51% compared to 5.49% for the same period in 1998 primarily due to a change in mix of interest-bearing liabilities, including issuance of $23.0 million of our trust preferred securities in February 1999 and an increase in the rates paid on interest-bearing demand accounts to 3.80% from 3.04%, which increase was partially offset by a reduction in costs of certificates of deposit.

Net interest income increased $5.3 million, or 58.2%, to $14.3 million for 1998 compared to $9.0 million in 1997. The 1997 net interest income was an increase of $4.0 million, or 78.5%, from $5.0 million in 1996. Interest income increased $10.5 million, or 63.8%, to $27.0 million for 1998 compared to $16.5 million in 1997. The 1997 interest income was an increase of $8.3 million, or 101.9%, from $8.2 million in 1996. The 1998 increases compared to 1997 resulted primarily from an increase of $96.9 million in average earning assets, or 56.7%, to $267.9 million in 1998 from $171.0 million in 1997. The 1997 increases compared to 1996 resulted primarily from an increase of $76.7 million, or 81.4%, in average earning assets to $171.0 million in 1997 from $94.3 million in 1996. The majority of the asset growth in each of 1998 and 1997 compared to each prior year was due to growth in our loan portfolio. Asset growth in 1997 was also impacted by our acquisition of a two-branch savings bank in February 1997 which was assimilated into our Colorado bank and had assets of $33 million at the time of acquisition. Average loans in 1998 increased $91.3 million, or 71.9%, to $218.2 million from $126.9 million in 1997. Average loans in 1997 increased $72.4 million, or 133%, from $54.5 million in 1996. The average yield on earning assets increased to 10.08% in 1998 from 9.65% in 1997. The average yield on earning assets increased to 9.65% in 1997 from 8.67% in 1996. These yearly increases resulted from increased percentages of our loan portfolio in the real estate and construction categories.

Interest expense in 1998 increased $5.3 million, or 70.5%, to $12.8 million from $7.5 million in 1997. Interest expense in 1997 increased $4.4 million, or 140%, from $3.1 million in 1996. The increase in 1998 from 1997 was due to a $82.9 million increase, or a 62.0% increase, in average deposits. The majority of this growth was realized in the certificate of deposit categories. A $57.9 million increase in certificates of deposit accounted for $3.7 million of the increase in 1997 compared to 1996. Certificates of deposit increased in 1997 compared to 1996 due to new branch additions. The cost of interest-bearing liabilities was 5.52% for 1998, 5.26% for 1997 and 4.43% for 1996. These increases were due principally to increases in certificates of deposit as a percentage of total liabilities and increased rates paid on certificates of deposit.

The following table illustrates, for the periods indicated, the changes in net interest income on a tax-equivalent basis due to changes in volume and changes in interest rates. Changes in net interest income due to both volume and rate have been allocated to volume and rate in proportion to the relationship of the absolute dollar amounts of the change in each.

                                                     YEAR END                   YEAR ENDED                   NINE MONTHS ENDED
                                                     DECEMBER 31,               DECEMBER 31,                   SEPTEMBER 30,
                                             -------------------------   --------------------------   ------------------------------
                                               1996 COMPARED TO 1997       1997 COMPARED TO 1998          1998 COMPARED TO 1999
                                             -------------------------   --------------------------   -----------------------------
                                              INCREASE (DECREASE) IN      INCREASE (DECREASE) IN         INCREASE (DECREASE) IN
                                               NET INTEREST INCOME          NET INTEREST INCOME            NET INTEREST INCOME
                                                 DUE TO CHANGE IN             DUE TO CHANGE IN              DUE TO CHANGE IN
                                             -------------------------   --------------------------   ------------------------------
                                             VOLUME    RATE    TOTAL      VOLUME    RATE    TOTAL      VOLUME      RATE      TOTAL
                                             -------   ----   --------   --------   ----   --------   --------   --------   -------
                                                                             (DOLLARS IN THOUSANDS)
EARNING ASSETS:
  Investment securities
  Taxable ................................   $   (55)  $(17)  $    (72)  $     32   $(28)  $      4   $    649   $   (104)  $   545
  Tax exempt (tax equivalent) ............       (16)   (73)       (89)        45     35         80         --         31        31
  Funds sold and interest-bearing
    deposits .............................       253     59        312        179    (44)       135        (70)       (91)     (161)
  Loans held for sale ....................        87      4         91         86    (14)        72         42          9        51
  Loans ..................................     7,827    256      8,083     10,032    196     10,228     14,152     (1,190)   12,962
                                             -------   ----   --------   --------   ----   --------   --------   --------   -------

    Total earning assets .................     8,096    229      8,325     10,374    145     10,519     14,773     (1,345)   13,428
                                             -------   ----   --------   --------   ----   --------   --------   --------   -------

INTEREST-BEARING LIABILITIES:
  Demand, interest bearing ...............       134     29        163        257    100        357        891        166     1,057
  Savings ................................       167     34        201        210     38        248        271          3       274
  Certificates of deposit:
    Under $100,000 .......................     2,791    137      2,928      3,323     16      3,339      4,213       (373)    3,840
    $100,000 and over ....................       711     24        735        942     11        953        947        (38)      909

  Federal Home Loan Bank
  borrowings, federal funds
  purchased and securities sold
  under agreements to repurchase .........       181     40        221        196     (7)       189        205         21       226

  Company obligated mandatorily
  redeemable preferred securities
  of subsidiary trust ....................        --     --         --         --     --         --      1,360         --     1,360

  Note payable ...........................       113     --        113        182      4        186        (37)         5       (32)
                                             -------   ----   --------   --------   ----   --------   --------   --------   -------

    Total interest-bearing liabilities ...     4,097    264      4,361      5,110    162      5,272      7,850       (216)    7,634
                                             -------   ----   --------   --------   ----   --------   --------   --------   -------

Net increase (decrease) in net
  interest income (tax equivalent)  ......   $ 3,999   $(35)  $  3,964   $  5,264   $(17)  $  5,246   $  6,923   $ (1,129)  $ 5,794
                                             =======   ====   ========   ========   ====   ========   ========   ========   =======

PROVISION FOR LOAN LOSSES. In response to a sustained significant growth rate in our loan portfolio, we reviewed and revised our methodology for estimating the adequacy of the allowance for loan losses in the fourth quarter of 1998. The methodology was further revised in the first quarter of 1999. We believe this new methodology will permit a closer match between period provisions for loan losses and period loan originations. Key components of this revised methodology included:

    o estimation of inherent losses due to increasing growth in period loan origination;

    o estimated collectibility and prior loss experience of loans and commitments to extend credit;

    o   changes in the nature and volume of the loan portfolio;

    o   quality of the overall loan portfolio;

    o   loan concentrations;

    o   specific problem loans and commitments; and

    o   current economic conditions that may affect a borrower's ability to pay.

During the nine months ended September 30, 1999, the provision for loan losses increased $2.0 million, or 1108%, to $2.2 million from $180,000 in the same period in 1998. During 1998, the provision for loan losses increased $950,000, or 679%, to $1.09 million from $140,000 in 1997. The 1997 provision for loan losses increased $125,000, or 833%, from $15,000 in 1996. We anticipate continuing increases period over period in the provision for loan losses in response to growth in our loan portfolio and other factors as management deems appropriate.

NON-INTEREST INCOME. The following table presents our non-interest income for the indicated periods.

                                                                                                NINE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                                         --------------------------------------------    ------------------------------
                                            1996             1997            1998            1998             1999
                                         -----------     -------------   ------------    -------------    -------------
                                                                        (IN THOUSANDS)
Fees for customer services.......        $       627     $         761   $      1,015    $         726    $       1,431
Net gains from sale of loans.....                232               625          1,036              716              672
Commissions and fees from
  brokerage activities...........                 15                29            220              133              248
Investment securities
  transactions, net..............                196                --             (4)              (3)              --
Other operating income...........                181               293            573              409              402
                                         -----------     -------------   ------------    -------------    -------------
      Total non-interest income..        $     1,251     $       1,708   $      2,840    $       1,981    $       2,753
                                         ===========     =============   ============    =============    =============

During the nine months ended September 30, 1999, total non-interest income increased $772,000, or 39.0%, to $2.8 million from $2.0 million for the comparable period in 1998. Non-interest income for 1998 compared to 1997 increased by $1.1 million, or 66.3%. Non-interest income for 1997 compared to 1996 increased by $457,000, or 36.5%. The increases for all periods were due primarily to additional customer accounts at our branches, continued demand for residential mortgages that were originated and sold by us into the secondary market and the expansion of our investment brokerage services into additional branch locations.

NON-INTEREST EXPENSES. The following table presents non-interest expenses for the indicated periods.

                                                          YEAR ENDED                           NINE MONTHS ENDED
                                                          DECEMBER 31,                            SEPTEMBER 30,
                                         --------------------------------------------    ------------------------------
                                             1996             1997           1998            1998              1999
                                         -----------     -------------   ------------    -------------    -------------
                                                                        (IN THOUSANDS)
Salaries and employee benefits...        $     1,950     $       3,296   $      5,489    $       3,545    $       5,851
Net occupancy expense
  of premises....................                464               989          1,616            1,107            1,620
Purchased services...............                327               842          1,342              906            1,324
Office supplies..................                137               182            318              233              347
Minority interest in income of
  consolidated subsidiaries......                184               101            111               93               --
Other operating expenses.........                687             1,134          1,783            1,159            1,910
                                         -----------     -------------   ------------    -------------    -------------
      Total non-interest expenses        $     3,749     $       6,544   $     10,659    $       7,043    $      11,052
                                         ===========     =============   ============    =============    =============

During the nine months ended September 30, 1999, total non-interest expenses increased $4.0 million, or 56.9%, to $11.1 million from $7.0 million in the same 1998 period, primarily as a result of staff, facility and operating expenses associated with operating six additional branch locations. Salaries and employee benefits increased by $2.3 million due to staffing of new branch locations, additions of corporate overhead and increases in the volume of commission-based mortgage lending. The increase in net occupancy expenses was a direct result of the increased number of branches. Purchased services included outside services, primarily data processing, purchased by us to conduct operations. Expenses for purchased services increased as a result of additional branches. During 1998, total non-interest expenses increased $4.1 million, or 62.9%, to $10.7 million from $6.5 million in 1997, with increases occurring among the various components due primarily to the establishment of additional branches and other internally generated growth. During 1997, total non-interest expenses increased $2.8 million, or 74.6% to $6.5 million from $3.7 million in 1996, with increases occurring among the various components due primarily to our purchase of a savings bank, the establishment of an additional branch and other internally generated growth.

INCOME TAX EXPENSE. Our consolidated income tax rate varies from statutory rates principally due to interest income from tax-exempt securities. The provision for income taxes increased by $60,000 to $1.8 million for the nine months ended September 30, 1999 from $1.8 million for the comparable period in 1998. The 1998 figures included a prior period adjustment of $100,000 for 1997 state tax expense. We recorded income tax expenses totaling $1.7 million in 1998, $1.3 million in 1997 and $705,000 in 1996.

FINANCIAL CONDITION

LOAN PORTFOLIO COMPOSITION. The following table presents the composition of our loan portfolio by type of loan at the dates indicated. Management believes that the balance sheet information as of the dates indicated should be read in conjunction with the average balance information in the tables above under "-- Results of Operations -- Net Interest Income."

                                                                            DECEMBER 31,
                               -----------------------------------------------------------------------------------------------
                                       1995                     1996                     1997                      1998
                               --------------------     --------------------     --------------------     --------------------
                                 AMOUNT         %         AMOUNT         %         AMOUNT         %         AMOUNT         %
                               ----------    ------     ----------    ------     ----------    ------     ----------    ------
                                                                      (DOLLARS IN THOUSANDS)
Commercial, financial
  and agricultural(1) ......   $   22,331      49.8%    $   27,343      40.3%    $   41,500      25.3%    $   51,990      18.1%
Construction ...............            *        --         10,062      14.8         37,235      22.7         85,782      29.8
Real estate ................       18,880      42.1         25,946      38.2         79,499      48.4        141,955      49.3
Installment loans
  to individuals ...........        4,234       9.5          5,226       7.7          7,693       4.7         11,057       3.8
Other ......................          236       0.5            332       0.5            132       0.0             91       0.0
                               ----------    ------     ----------    ------     ----------    ------     ----------    ------
  Gross loans receivable ...       45,681     101.9         68,909     101.5        166,059     101.1        290,875     101.0
  Less unearned loan fees ..         (101)     (0.2)          (158)     (0.2)          (432)     (0.3)          (886)     (0.3)
                               ----------    ------     ----------    ------     ----------    ------     ----------    ------
    Subtotal ...............       45,580     101.7         68,751     101.3        165,627     100.8        289,989     100.7

    Less allowance for
      loan losses ..........         (767)     (1.7)          (851)     (1.3)        (1,321)     (0.8)        (2,187)     (0.7)
                               ----------    ------     ----------    ------     ----------    ------     ----------    ------

        Net loans receivable   $   44,813     100.0%    $   67,900     100.0%    $  164,306     100.0%    $  287,802     100.0%
                               ==========    ======     ==========    ======     ==========    ======     ==========    ======


                                                                                           SEPTEMBER 30,
                                                                                               1999
                                                                              ------------------------------------
                                                                                   AMOUNT                  %
                                                                              ----------------      --------------
                                                                                      (DOLLARS IN THOUSANDS)
Commercial, financial and agricultural(1).....................                $         79,781                15.6%
Construction..................................................                         120,525                23.6
Real estate...................................................                         301,834                59.0
Installment loans to individuals..............................                          15,312                 3.0
Other.........................................................                              97                 0.0
                                                                              ----------------      --------------
  Gross loans receivable......................................                         517,549               101.2
  Less unearned loan fees.....................................                          (1,706)               (0.3)
                                                                              ----------------      --------------
    Subtotal..................................................                         515,843               100.9
    Less allowance for loan losses............................                          (4,364)               (0.9)
                                                                              ----------------      --------------

      Net loans receivable....................................                $        511,479               100.0%
                                                                              ================      ==============

---------------

* In 1995, construction loans were not classified separately from real estate loans.
(1) Agricultural loan balances were $17.2 million at September 30, 1999, $14.7 million at December 31, 1998 and $13.9 million at December 31, 1997.

Net loans receivable of $511.5 million as of September 30, 1999 were $223.7 million, or 77.7%, greater than net loans receivable of $287.8 million as of December 31, 1998. Our two primary categories of loans, real estate loans and construction loans, which constituted 82.6% of net loans receivable as of September 30, 1999, in the aggregate increased as a percentage of total loans in the periods indicated. The aggregate of real estate and construction loans totaled $422.4 million as of September 30, 1999, $194.7 million, or 85.5%, over the $227.7 million balance as of December 31, 1998, which in turn was $111.0 million, or 95.1%, greater than these loans as of December 31, 1997. The significant loan portfolio growth over the indicated periods was due primarily to our strategy of branch expansion and hiring and retaining experienced bank personnel who possessed existing customer relationships.

Historically, we have had a high loan to deposit ratio. At September 30, 1999, net loans totaled 99.0% of total deposits and 84.1% of total assets. At December 31, 1998, net loans totaled 90.1% of total deposits and 78.4% of total assets.

LOAN MATURITIES. The following tables present loans by maturity in each major category of our portfolio at the dates indicated. Unearned loan fee income has been matched with its respective loan categories and assigned to maturity categories consistent with the underlying loans. Actual maturities may differ from the contractual maturities shown below as a result of renewals and prepayments. Loan renewals are evaluated in the same manner as new credit applications. Additional information regarding our real estate loan portfolio is provided in "Business -- Lending Activities." A significant portion of our loan portfolio has maturities of one year or less. In the event these loans are renewed, they are subject to the same credit evaluation and other underwriting criteria as are new loan applications, and are subject to new terms and conditions as deemed appropriate by our lending personnel.

                                                                      DECEMBER 31, 1997
                                      --------------------------------------------------------------------------------
                                                       OVER ONE YEAR
                                                     THROUGH FIVE YEARS             OVER FIVE YEARS
                                      ONE YEAR   --------------------------    --------------------------
                                      OR LESS    FIXED RATE   FLOATING RATE    FIXED RATE   FLOATING RATE      TOTAL
                                      --------   ----------   -------------    ----------   -------------    ---------
                                                                        (IN THOUSANDS)
Commercial, financial and
  agricultural....................    $ 24,601   $    3,329   $       8,959    $      172   $       4,292    $  41,353
Construction......................      34,827          360           2,048            --              --       37,235
Real estate.......................      11,727       13,869          20,759         7,974          24,885       79,214
Installment loans to individuals
  and other.......................       3,192        3,274             972           294              93        7,825
                                      --------   ----------   -------------    ----------   -------------    ---------
      Total loans.................    $ 74,347   $   20,832   $      32,738    $    8,440   $      29,270    $ 165,627
                                      ========   ==========   =============    ==========   =============    =========


                                                                      DECEMBER 31, 1998
                                      --------------------------------------------------------------------------------
                                                       OVER ONE YEAR
                                                     THROUGH FIVE YEARS             OVER FIVE YEARS
                                      ONE YEAR   --------------------------    --------------------------
                                      OR LESS    FIXED RATE   FLOATING RATE    FIXED RATE   FLOATING RATE      TOTAL
                                      --------   ----------   -------------    ----------   -------------    ---------
                                                                      (IN THOUSANDS)
Commercial, financial and
  agricultural....................    $ 28,120   $    4,832   $      14,487    $      569   $       3,982    $  51,990
Construction......................      74,211          280          10,955            --              --       85,446
Real estate.......................      26,454       20,906          52,062         3,190          38,793      141,405
Installment loans to individuals
  and other.......................       1,060        4,739           4,315           518             516       11,148
                                      --------   ----------   -------------    ----------   -------------    ---------
      Total loans.................    $129,845   $   30,757   $      81,819    $    4,277   $      43,291    $ 289,989
                                      ========   ==========   =============    ==========   =============    =========


                                                                      SEPTEMBER 30, 1999
                                      --------------------------------------------------------------------------------
                                                       OVER ONE YEAR
                                                     THROUGH FIVE YEARS             OVER FIVE YEARS
                                      ONE YEAR   --------------------------    --------------------------
                                      OR LESS    FIXED RATE   FLOATING RATE    FIXED RATE   FLOATING RATE      TOTAL
                                      --------   ----------   -------------    ----------   -------------    ---------
                                                                        (IN THOUSANDS)
Commercial, financial and
  agricultural....................    $ 43,440   $    8,783   $      22,434    $      649   $       4,475    $  79,781
Construction......................     107,085        1,874           8,606            --           2,465      120,030
Real estate.......................     104,101       37,161          59,039        24,835          75,487      300,623
Installment loans to individuals
  and other.......................       2,432       10,937           1,121           572             347       15,409
                                      --------   ----------   -------------    ----------   -------------    ---------
      Total loans.................    $257,058   $   58,755   $      91,200    $   26,056   $      82,774    $ 515,843
                                      ========   ==========   =============    ==========   =============    =========

NONPERFORMING ASSETS. Nonperforming assets consist of loans 90 days or more delinquent and still accruing interest, nonaccrual loans, restructured loans and other real estate. When, in the opinion of management, a reasonable doubt exists as to the collectibility of interest, regardless of the delinquency status of a loan, the accrual of interest income is discontinued and accrued but unpaid interest is reversed through a charge to current year's earnings. While a loan is on nonaccrual status, interest income is recognized only upon receipt and then only if, in the judgment of management, there is no reasonable doubt as to the collectibility of the principal balance. Loans 90 days or more delinquent generally are placed on nonaccrual status, unless the loan is in the process of collection and management determines that full collection of principal and accrued interest is probable.

Restructured loans are those for which concessions, including the reduction of interest rates below a rate otherwise available to the borrower or the deferral of interest or principal, have been granted due to the borrower's weakened financial condition. Interest on restructured loans is accrued at the restructured rates when it is anticipated that no loss of original principal will occur. We did not have any restructured loans as of the dates indicated in the table below.

The following table presents information concerning nonperforming assets at the dates indicated:

                                                   DECEMBER 31,              SEPTEMBER 30,
                                       ------------------------------------  ------------
                                        1995      1996      1997      1998       1999
                                       ------    ------    ------    ------  ------------
                                                      (DOLLARS IN THOUSANDS)
Nonperforming Loans:
Nonaccrual loans ...................   $  110    $   93    $  484    $  635    $  705
Other loans 90 days past due .......       28        22       744       288       550
                                       ------    ------    ------    ------    ------
    Total nonperforming loans ......      138       115     1,228       923     1,255
Other real estate ..................       --        10       141       172        91
                                       ------    ------    ------    ------    ------

       Total nonperforming assets ..   $  138    $  125    $1,369    $1,095    $1,346
                                       ======    ======    ======    ======    ======

Ratio of total nonperforming
    loans to total loans ...........     0.30%     0.17%     0.74%     0.32%     0.24%

Ratio of total nonperforming
   assets to total loans plus
   other real estate ...............     0.30      0.18      0.83      0.38      0.26

Ratio of nonperforming assets
    to total assets ................     0.14      0.10      0.60      0.30      0.22

As of each of the dates in the table above, there were no significant amount of loans excluded from nonperforming loans, where known information about possible credit problems of borrowers caused management to have serious doubts as to the ability of the borrowers to comply with the present loan repayment terms and which may have resulted in the loans becoming nonperforming.

ANALYSIS OF ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses represents management's recognition of the risks of extending credit and its evaluation of the quality of the loan portfolio. The allowance for loan losses is established and maintained through a provision for loan losses charged to income. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely or, with respect to consumer installment loans, according to an established delinquency schedule. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans and commitments to extend credit, based on evaluations of the collectibility and prior loss experience of loans and commitments to extend credit. The evaluations also take into consideration such factors as changes in the nature and volume of the loan portfolio, the overall portfolio quality, loan concentrations, specific problem loans and commitments, and current and anticipated economic conditions that may affect a borrower's ability to pay.

The following table presents information regarding changes in the allowance for loan losses for the periods indicated.

                                                                                                            NINE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                           SEPTEMBER 30,
                                              ------------------------------------------------------    -------------------------
                                                 1995          1996           1997           1998          1998           1999
                                              ----------    ----------     ----------     ----------    ----------     ----------
                                                                             (DOLLARS IN THOUSANDS)
Average total loans .......................   $   41,964    $   54,515     $  126,914     $  218,214    $  199,450     $  381,829
                                              ==========    ==========     ==========     ==========    ==========     ==========

Total loans at end of period ..............   $   45,580    $   68,751     $  165,627     $  289,989    $  248,347     $  515,843
                                              ==========    ==========     ==========     ==========    ==========     ==========

Allowance for loan losses at
  beginning of period .....................   $      870    $      767     $      851     $    1,321    $    1,321     $    2,187

Charge-offs:
  Commercial, financial and
    agricultural ..........................          232             9             --            344            14              5
  Construction ............................           --            --             --             --            --             --
  Real estate .............................           14            10             --             --            --             --
  Installment loans to individuals ........           28             3             58             54            54             32
                                              ----------    ----------     ----------     ----------    ----------     ----------

      Total charge-offs ...................          274            22             58            398            68             37

Recoveries:
  Commercial, financial and
    agricultural ..........................           52            86             94             51            39             27
  Construction ............................           --            --             --             --            --             --
  Real estate .............................           --            --             10            101           100              1
  Installment loans to individuals ........           19             5              7             22            20             12
                                              ----------    ----------     ----------     ----------    ----------     ----------

      Total recoveries ....................           71            91            111            174           159             40
                                              ----------    ----------     ----------     ----------    ----------     ----------

Net charge-offs (recoveries) ..............          203           (69)           (53)           224           (91)            (3)

Provision for loan losses .................          100            15            140          1,090           180          2,174

Allowance for loan losses balance
  of purchased financial institution(1) ...           --            --            277             --            --             --
                                              ----------    ----------     ----------     ----------    ----------     ----------

Allowance for loan losses at end
  of period ...............................   $      767    $      851     $    1,321     $    2,187    $    1,592     $    4,364
                                              ==========    ==========     ==========     ==========    ==========     ==========

Ratio of net charge-offs (recoveries)
  to average total loans ..................         0.48%        (0.13)%        (0.04)%         0.10%        (0.05)%        (0.00)%

Allowance for loan losses to total
  loans at end of period ..................         1.68          1.24           0.80           0.75          0.64           0.85

Allowance for loan losses to
  nonperforming loans .....................          556           739            108            237           230            348

---------------

(1) In February 1997, we acquired 100% of First Northern Savings Bank, including approximately $30 million in loans. There were no purchase accounting adjustments recorded regarding the allowance for loan losses in connection with this transaction.

The following table presents an allocation of the allowance for loan losses by loan category as of the dates indicated. Portions of the allowance for loan losses have been allocated to categories based on an analysis of the status of particular loans; however, the majority of the allowance is used as a single unallocated allowance available for all loans. The allocation table should not be interpreted as an indication of the specific amounts, by loan classification, to be charged to the allowance for loan losses. Management believes that the table may be a useful device for assessing the adequacy of the allowance for loan losses as a whole. The table has been derived in part by applying historical loan loss ratios to both internally classified loans and the portfolio as a whole in determining the allocation of the loan losses attributable to each category of loans.

                                                             DECEMBER 31,                                         SEPTEMBER 30,
                       --------------------------------------------------------------------------------------  --------------------
                               1995                 1996                   1997                  1998                  1999
                       --------------------  --------------------  --------------------  --------------------  --------------------
                                  LOANS IN              LOANS IN              LOANS IN              LOANS IN              LOANS IN
                                  CATEGORY              CATEGORY              CATEGORY              CATEGORY              CATEGORY
                                    AS A                  AS A                  AS A                  AS A                  AS A
                                 PERCENTAGE            PERCENTAGE            PERCENTAGE            PERCENTAGE            PERCENTAGE
                        AMOUNT    OF TOTAL    AMOUNT    OF TOTAL    AMOUNT    OF TOTAL    AMOUNT    OF TOTAL    AMOUNT    OF TOTAL
                          OF       GROSS        OF       GROSS        OF       GROSS        OF       GROSS        OF       GROSS
                       ALLOWANCE   LOANS     ALLOWANCE   LOANS     ALLOWANCE   LOANS     ALLOWANCE   LOANS     ALLOWANCE   LOANS
                       --------- ----------  --------- ----------  --------- ----------  --------- ----------  --------- ----------
                                                                  (DOLLARS IN THOUSANDS)
Commercial, financial
  and agricultural...  $      20       48.9% $       2       39.9% $      16       25.0% $     158       17.9% $     117       15.5%
Construction.........          *         --         --       14.7         68       22.4         10       29.5         50       23.4
Real estate..........         --       41.3         19       37.8         47       47.9         29       48.8         53       58.1
Installment loans to
  individuals........         --        9.8          8        7.6         33        4.7         12        3.8         49        3.0
Unallocated..........        747         --        822         --      1,157         --      1,978         --      4,095         --
                       --------- ----------  --------- ----------  --------- ----------  --------- ----------  --------- ----------

   Total allowance...  $     767      100.0% $     851      100.0% $   1,321      100.0% $   2,187      100.0% $   4,364      100.0%
                       ========= ==========  ========= ==========  ========= ==========  ========= ==========  ========= ==========

---------------

* In 1995, construction loans were not classified separately from real estate loans.

The total allowance for loan losses balance at September 30, 1999 was $4.4 million or 348% of nonperforming loans, and the portion of the loan loss allowance directly allocated to specific loan categories was 21.4% of nonperforming loans. The total allowance for loan losses balance at December 31, 1998 was $2.2 million or 237% of nonperforming loans, and the portion of the loan loss allowance directly allocated to specific loan categories was 23.0% of nonperforming loans.

INVESTMENTS. Our investment policy is designed to ensure liquidity for cash flow requirements; to help manage interest rate risk; to ensure collateral is available for public deposits, Federal Home Loan Bank advances and repurchase agreements; and to manage asset quality diversification. The asset/liability committees of each of our banks are responsible for implementing our investment strategy, including ongoing review of the performance of the investment portfolio, market values, market conditions, current economic conditions, profitability, capital ratios, liquidity needs and collateral positions with the Federal Home Loan Bank.

Our investment portfolio at September 30, 1999 was comprised of U.S. Treasury and U.S. agency bonds and bills and general obligation and revenue municipal bonds. The portfolio also included equity securities comprised of Federal Home Loan Bank stock, correspondent bank stock and the stock of a small number of publicly held bank holding companies. The portfolio contained no derivatives, structured notes or similar instruments classified as high-risk securities as defined by the Federal Financial Institutions Examinations Council.

The following table presents the estimated fair value of the available-for-sale securities and the amortized cost basis of held-to-maturity securities in our investment portfolio by type as of the dates indicated.

                                                    DECEMBER 31,            SEPTEMBER 30,
                                           ------------------------------   ------------
                                             1996       1997       1998         1999
                                           --------   --------   --------   ------------
                                                         (IN THOUSANDS)
HELD-TO-MATURITY:
  U.S. Treasury &
    agency securities ..................   $  8,495   $  5,807   $     --   $         --
  State and political securities .......      7,136      7,235      7,146          6,154
  Other bonds ..........................        504         --         --             --
                                           --------   --------   --------   ------------

      Total held-to-maturity ...........     16,135     13,042      7,146          6,154
                                           --------   --------   --------   ------------

AVAILABLE-FOR-SALE:
  U.S. Treasury & agency securities ....     13,191     11,986     23,085         34,925
  State and political securities .......      1,445      1,611      2,228          2,428
  Other bonds ..........................        556        201         23             --
  Equity securities ....................        461      1,672      1,746          2,008
                                           --------   --------   --------   ------------

      Total available-for-sale .........     15,653     15,470     27,082         39,361
                                           --------   --------   --------   ------------

            Total investments ..........   $ 31,788   $ 28,512   $ 34,228   $     45,515
                                           ========   ========   ========   ============

INVESTMENT MATURITIES AND YIELD. The following table presents the estimated fair value of the available-for-sale securities and the amortized cost basis of held-to-maturity securities with the approximate weighted yield of the securities in the investment portfolio by type and stated maturity at September 30, 1999.

                                                                     SEPTEMBER 30, 1999
                                      ---------------------------------------------------------------------------------
                                                             OVER ONE YEAR         OVER 5 YEARS
                                       ONE YEAR OR LESS     THROUGH 5 YEARS      THROUGH 10 YEARS       OVER 10 YEARS
                                      ------------------   ------------------   ------------------   ------------------
                                      WEIGHTED             WEIGHTED             WEIGHTED             WEIGHTED
                                       AMOUNT      YIELD    AMOUNT      YIELD    AMOUNT      YIELD    AMOUNT      YIELD
                                      --------     -----   --------     -----   --------     -----   --------     -----
                                                                     (DOLLARS IN THOUSANDS)
U.S. treasury & agency
  securities ......................   $  5,496     5.22%   $ 26,368     6.57%   $  2,950     7.34%   $    111     6.55%
Municipal securities ..............        234     4.78       3,747     5.10         840     5.56       3,761     6.17
                                      --------             --------             --------             --------

   Total investments in debt
      securities ..................   $  5,730     5.18%   $ 30,115     6.39%   $  3,790     7.01%   $  3,872     6.18%
                                      ========             ========             ========             ========

DEPOSITS. Our primary source of funds has historically been deposits, principally certificates of deposit. For the nine months ended September 30, 1999, total average certificates of deposit were $268.6 million or 66.1% of average total deposits. Deposits have grown significantly in recent years, with total deposits increasing to $516.5 million at September 30, 1999 from $319.5 million at December 31, 1998, $200.3 million at December 31, 1997 and $101.4 million at December 31, 1996. These increases were primarily a result of acquiring two branches in 1997, opening four branches in 1998 and opening four branches in the first nine months of 1999. To attract deposits, we regularly conduct promotional campaigns. Additionally, we use the national certificates of deposit market to generate time deposits of specific maturities as part of our overall asset/liability management.

The following table presents the average balances for each major category of deposits and the weighted average interest rates paid for interest-bearing deposits for the periods indicated.


                                                 YEAR ENDED DECEMBER 31,                         NINE MONTHS ENDED SEPTEMBER 30,
                               ---------------------------------------------------------   --------------------------------------
                                      1996               1997                1998                 1998                1999
                               -----------------  ------------------   -----------------   ------------------  ------------------
                                         AVERAGE             AVERAGE             AVERAGE             AVERAGE              AVERAGE
                               AVERAGE  INTEREST   AVERAGE  INTEREST   AVERAGE  INTEREST    AVERAGE  INTEREST   AVERAGE  INTEREST
                               BALANCE    RATE     BALANCE    RATE     BALANCE    RATE      BALANCE    RATE     BALANCE    RATE
                               -------  --------  --------  --------   -------  --------   --------- --------  --------  --------
                                                                     (DOLLARS IN THOUSANDS)
Demand, interest-bearing..     $10,743      2.10% $ 12,184      2.09% $ 13,182      2.07%  $  13,008     2.08% $ 18,885      2.12%
Money market accounts.....       7,400      3.25    10,913      3.43    18,058      3.95      15,892     3.83    41,282      4.57
Savings...................       9,285      3.12    11,413      3.15    12,970      3.12      12,635     3.12    15,558      3.17
IRA deposits..............       5,609      5.43     7,484      5.82    10,687      5.97      10,042     5.99    15,316      5.65
Certificates of deposit:
  Under $100,000..........      26,367      5.63    72,229      6.11   126,396      6.13     116,821     6.15   215,170      5.71
  $100,000 and over.......       7,416      5.58    19,500      5.89    35,349      5.95      31,567     5.95    53,421      5.78
                               -------            --------            --------             ---------           --------

Total interest-bearing
     deposits.............      66,820      4.43%  133,723      5.22%  216,642      5.49%    199,965     5.47%  359,632     5.29%

Noninterest-bearing demand
  deposits................      17,124              24,654              33,845                31,765             46,773
                               -------            --------            --------             ---------           --------

      Total deposits......     $83,944            $158,377            $250,487             $ 231,730           $406,405
                               =======            ========            ========             =========           ========

The following table presents the amount and maturity of IRA deposits and certificates of deposit that had balances of $100,000 or more at September 30, 1999.

                REMAINING MATURITY:                                                  (IN THOUSANDS)
                Three months or less.................................................    $14,367
                Over three months through six months.................................     15,370
                Over six months through 12 months....................................     19,826
                Over 12 months.......................................................     26,568
                                                                                          ------
                    Total............................................................    $76,131
                                                                                         =======

SHORT-TERM BORROWINGS. We use a revolving line of credit as well as securities sold under agreements to repurchase as sources of short-term funding. The outstanding balance on our line of credit at September 30, 1999 was $11.8 million. In June 1999 we began to draw on our line of credit to fund the growth of our Colorado bank. Advances from our line of credit have been contributed into our Colorado bank as capital. Prior to completion of this offering we expect to continue to draw on our line of credit to fund capital needs of our Colorado bank. We expect that the maximum balance of $15.0 million will be outstanding at December 31, 1999. We intend to use a portion of the net proceeds of this offering to repay our line of credit.

FEDERAL HOME LOAN BANK BORROWINGS. Our banks are members of the Federal Home Loan Bank of Topeka, which is one of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank system functions as a central bank providing credit for members. As members of the Federal Home Loan Bank, our banks are entitled to borrow funds from the Federal Home Loan Bank and are required to own Federal Home Loan Bank stock in an amount determined by a formula based upon total assets and Federal Home Loan Bank borrowings. Our banks may use Federal Home Loan Bank borrowings to supplement deposits as a source of funds. See "Liquidity --Asset/Liability Management." Average Federal Home Loan Bank borrowings for the nine months ended September 30, 1999 were $8.6 million compared to $8.7 million for the year ended December 31, 1998, $4.2 million for 1997 and $0 for 1996. At September 30, 1999, based on our Federal Home Loan Bank stockholdings, the aggregate available and unused borrowing capacity of our banks was approximately $9.4 million, which was available through a line of credit and term advances. Federal Home Loan Bank borrowings are collateralized by Federal Home Loan Bank stock, other investment securities and a small amount of loans of our subsidiary banks.

A variety of borrowing terms and maturities can be chosen from the Federal Home Loan Bank. Maturities available range generally from one day to 10 years. Interest rates can be either fixed or variable and prepayment options are available if desired. The Federal Home Loan Bank offers both amortizing and non-amortizing advances. To date Federal Home Loan Bank stock has been redeemable at the preset price of $100 per share, but there can be no assurance that this policy will continue.

CAPITAL ADEQUACY. Historically, our capital needs have been to fund the growth of our banking operations. Until 1997, internally generated funds were sufficient for our capital needs. However, in 1998 we determined that, absent a significant capital addition, the growth in our business would result in our regulatory capital falling below adequately capitalized guidelines. Accordingly, in February 1999 we completed a $23.0 million offering of trust preferred securities with net proceeds of $21.9 million. At September 30, 1999, our total capital exceeded the total regulatory capital minimum requirements to be considered adequately capitalized. Our other near term source of capital is expected to be the net proceeds from common stock sold in this offering, as well as retained earnings.

Our management monitors compliance with bank and bank holding company regulatory capital requirements, including risk-based capital guidelines and leverage ratios. Under the risk-based capital method of capital measurement, the ratio computed is dependent upon the amount and composition of assets recorded on the balance sheet, and the amount and composition of off-balance sheet items, in addition to the level of capital. Included in the risk-based capital method are two measures of capital adequacy, tier 1 capital and total capital, which consists of tier 1 and tier 2 capital. See "Supervision and Regulation -- FirsTier -- Capital Adequacy." It is our intention to maintain our holding company capital ratios at an adequately capitalized level and our banks' regulatory capital ratios at well capitalized levels. The net proceeds from our trust preferred securities offering were used and the net proceeds from this offering will be used in computing our regulatory capital ratios. See "Supervision and Regulation--The Banks--Capital Adequacy."

The following tables present our capital ratios as of the indicated dates.

                                                 DECEMBER 31,           SEPTEMBER 30,
                                                    1998                    1999
                                           ---------------------   ---------------------
                                             AMOUNT       RATIO      AMOUNT       RATIO
                                           ----------    -------   ----------    -------
                                                        (DOLLARS IN THOUSANDS)
RISK-BASED CAPITAL RATIOS:
  Tier 1 capital .......................   $   20,139     6.44%    $   31,508     5.73%
  Tier 1 capital minimum requirement ...       12,504     4.00         22,010     4.00
                                           ----------              ----------

  Excess ...............................   $    7,635              $    9,498
                                           ==========              ==========

  Total capital ........................   $   22,564     7.22%    $   51,179     9.30%
  Total capital minimum requirement ....       25,009     8.00         44,021     8.00
                                           ----------              ----------

  Excess (deficit) .....................   $   (2,445)             $    7,158
                                           ==========              ==========

  Total risk adjusted assets ...........   $  312,617              $  550,258
                                           ==========              ==========

LEVERAGE RATIOS:(1)
  Tier 1 capital .......................   $   20,139     5.70%    $   31,508     5.64%
  Minimum requirement ..................       14,137     4.00         22,347     4.00
                                           ----------              ----------

  Excess ...............................   $    6,002              $    9,161
                                           ==========              ==========

  Average total assets .................   $  353,415              $  558,677
                                           ==========              ==========

---------------

(1) The leverage ratio is defined as the ratio of tier 1 capital to average total assets. See "Supervision and Regulation -- FirsTier -- Capital Adequacy" for definitions of tier 1 and total capital.

LIQUIDITY

SOURCES OF LIQUIDITY. We continuously forecast and manage our liquidity in order to satisfy cash flow requirements of depositors and borrowers and to allow us to meet our cash flow needs. We have developed internal and external sources of liquidity to meet our growth needs. Our internal sources of liquidity include cash flows from operations, investments in securities and deposit growth. Our external sources of liquidity include borrowings from the Federal Home Loan Bank and other banks and securities offerings to the capital markets.

We believe that we have developed sufficient internal and external sources of liquidity to meet our cash needs for the foreseeable future. At September 30, 1999, these sources included:

     o    the ability to raise deposits through branch promotional campaigns;

     o    the maturity of overnight funds, of which $3.0 million was available;

     o the sale of available-for-sale securities, of which $39.3 million was available;

     o the availability of borrowing lines, of which $28.0 million was available; and

     o draws on increased borrowing lines available at the Federal Home Loan Bank with the purchase of additional Federal Home Loan Bank stock, of which $38.0 million was available.

CASH FLOWS. A major source of our cash flow for the nine month periods ended September 30, 1999 and 1998 were from financing activities. We realized cash flows of $237.0 million for the nine month period ended September 30, 1999 and $104.2 million for the same period in 1998. Cash provided by financing activities primarily consisted of net increases in deposits of $197.0 million for the nine month period ended September 30, 1999 and $93.8 million for the same period in 1998. During the nine month period ended September 30, 1999, we received $23.0 million of cash from our trust preferred securities offering and $15.2 million of cash from securities sold under agreements to repurchase. For the same period in 1998, we obtained $7.5 million of cash from advances from the Federal Home Loan Bank.

The primary use of our cash is for our investing activities. We used $230.0 million of cash for the nine month period ended September 30, 1999 and $102.9 million of cash for the same period in 1998 in our investing activities. For the nine month period ended September 30, 1999, the primary components of cash used in investing activities were $225.9 million used to fund loans and net purchases of investment securities of $12.1 million. For the same period in 1998, the primary component of cash used in investing activities was $83.3 million used to fund loans.

ASSET/LIABILITY MANAGEMENT. A principal function of asset/liability management is to coordinate the levels of interest-sensitive assets and liabilities to minimize net interest income fluctuations in times of fluctuating market interest rates. Interest-sensitive assets and liabilities are those that are subject to repricing in the near term, including both variable rate instruments and fixed-rate instruments which are approaching maturity. Changes in net interest income arise when interest rates on earning assets change in a different time period from that of interest rates on interest-bearing liabilities. Changes in net interest income may also arise from changes in the mix and volumes of earning assets and interest-bearing liabilities.

The following table presents the interest rate sensitivity of our assets and liabilities as of September 30, 1999, and the repricing dates of our earning assets and interest-bearing liabilities as of that date, as well as our interest rate sensitivity gap percentages for the periods presented. Some assets and liabilities indicated as maturing or otherwise repricing within a stated period may, in fact, mature or reprice at different times and at different volumes than those indicated. Also, the renewal or repricing of assets and liabilities can be discretionary and subject to competitive and other pressures. Therefore, the following table does not and cannot necessarily indicate the actual future impact of general interest rate movements on our net interest income.

                                                               ESTIMATED MATURITY OF REPRICING AT SEPTEMBER 30, 1999(1)
                                                        ----------------------------------------------------------------------
                                                                      THREE MONTHS
                                                         LESS THAN    TO LESS THAN      ONE TO         OVER
                                                        THREE MONTHS    ONE YEAR      FIVE YEARS     FIVE YEARS        TOTAL
                                                        ------------  ------------    ----------     ----------     ----------
                                                                                 (DOLLARS IN THOUSANDS)
EARNING ASSETS:
  Funds sold and interest-bearing deposits ...........   $    2,500    $       --     $       --     $       --     $    2,500
  Investment in securities available-for-sale ........        2,033         5,496         27,395          4,437         39,361
  Investment in securities held-to-maturity ..........           --           234          2,695          3,225          6,154
  Loans and loans held for sale ......................      334,367        48,258        120,479         15,687        518,791
                                                         ----------    ----------     ----------     ----------     ----------
        Total earning assets .........................      338,900        53,988        150,569         23,349        566,806

INTEREST-BEARING LIABILITIES:
  Deposits:
    Demand, interest-bearing .........................       18,586            --             --             --         18,586
    Savings ..........................................       78,442            --             --             --         78,442
    Certificates of deposit and IRAs:
      Under $100,000 .................................       26,185       133,030        126,101          1,807        287,123
      $100,000 and over ..............................       14,151        35,212         26,565            203         76,131
  Other Liabilities:
    Securities sold under agreements to repurchase ...       20,268            --             --             --         20,268

  Federal Home Loan Bank borrowings ..................           --            57          7,785            751          8,593
  Note payable .......................................           --        11,750             --             --         11,750
  Company obligated mandatorily redeemable
    preferred securities of subsidiary trust .........           --            --             --         23,000         23,000

        Total interest-bearing liabilities ...........      157,632       180,049        160,451         25,761        523,893
                                                         ----------    ----------     ----------     ----------     ----------

Interest rate gap ....................................   $  181,268    $ (126,061)    $   (9,882)    $   (2,412)    $   42,913
                                                         ==========    ==========     ==========     ==========     ==========

Cumulative interest rate gap at September 30, 1999 ...   $  181,268    $   55,207     $   45,325     $   42,913
                                                         ==========    ==========     ==========     ==========

Cumulative interest rate gap to total assets .........         29.8%          9.1%           7.5%           7.1%
                                                         ==========    ==========     ==========     ==========

----------------

(1) Callable investment securities are assumed to mature at the earliest call date. Loans are placed in the earliest time frame in which maturity or repricing may occur, and are stated gross, before the allowance for loan losses.

Due to the volume of loans that reprice with changes in the prime lending rate and the volume of interest-bearing deposits, we have experienced a positive maturity gap in assets and deposits that reprice or mature in less than one year. Of the total earning assets at September 30, 1999, 64.5% reprice or mature in less than one year, while 69.3% of all interest-bearing liabilities reprice or mature in that same time frame. A positive maturity gap indicates that net income would increase in the event of rising interest rates and would decrease in the event of decreasing interest rates.

In the unlikely event of an immediate, parallel and sustained shift of market interest rates, management estimates that net income during the twelve months ended September 30, 1999 would likely have increased approximately 15% compared to the like twelve month period if interest rates rose by 200 basis points and likely fall by approximately 15% compared to the like twelve month period if rates fell by the same amount. These are good faith estimates assuming all other factors do not change materially and, in management's belief, are not necessarily indicative of what actually could occur in the event of an immediate interest rate increase or decease of 200 basis points. Management believes that it is highly unlikely that these changes would occur in a short time period. As earning assets and interest-bearing liabilities reprice at different time frames and in different proportion to market interest rate movements, various assumptions must be made based on historical relationships of these variables in reaching any conclusion. Since these correlations are based on competitive and market conditions, future results would, in management's belief, likely be materially different from the foregoing estimates.

EFFECTS OF INFLATION AND CHANGING PRICES

Substantially all of our assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on our performance than the general levels of inflation. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates.

RECENT ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board has issued SFAS No. 130, Reporting Comprehensive Income, which is effective for the fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components, revenue, expenses, gains and losses, in a full set of general purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

The Financial Accounting Standards Board recently adopted Statement No. 131, Disclosures about Segments of an Enterprise and Related Information. Statement No. 131, which became effective for periods beginning after December 15, 1997, requires that business enterprises report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Statement No. 131 has had no significant impact on our consolidated financial statements.

YEAR 2000 CONSIDERATIONS

As a result of computer routines employed by early programmers, many existing software programs and operating systems may be unable to distinguish the year 2000 from the year 1900. Management presently believes that due to modifications implemented in the first half of 1999 to existing software and conversion to new software, the year 2000 issue will not pose significant operational problems for us. Substantially all of our data processing services are provided under a contract with First Commerce Technologies, an affiliate of the National Bank of Commerce. First Commerce Technologies has been engaged by us to ensure that our systems are fully year 2000 compliant. All of the year 2000 services of First Commerce Technologies have been completed. First Commerce Technologies provides us with status reports on a monthly basis regarding its internal year 2000 compliance efforts. Management believes that, to date, our software programs and operating systems are converted, tested and year 2000 compliant. Implementation of our plan to test in-house and outsourced software has been completed. Applications considered to be mission critical were tested during the first quarter of 1999 with successful results. Compliance audits performed to date on our subsidiaries have been positive and no specific items of improvement were noted.

In conjunction with the implementation of our year 2000 plan, we have also made substantial investments in computer hardware and software to keep our banks competitive in the marketplace. With the majority of the expenditures completed, management estimates that, at September 30, 1999, we had spent $1.0 million on technology upgrades. Management anticipates that we will spend a total of $1.1 million by the end of 1999. To date, approximately $160,000 has been spent directly on year 2000 compliance. The plan implementation team is responsible for progress and provides a status report to the board of directors on a monthly basis.

In the event that a year 2000 related interruption should occur over which we have no control, we have developed a two prong contingency plan that would be implemented based on the expected duration and nature of the interruption. In the event of a loss of computer communications, loss of utilities or an expected short duration interruption, a manual back-up process is in place and that was tested without any significant problems being encountered.

In the event that our primary service provider fails and is unsuccessful in implementing its back-up contingency plan, we have identified an alternate vendor. Management believes that the alternate vendor has the ability to provide the services to meet our needs because this vendor has indicated that its software is year 2000 compliant. In the event we were to use the alternate vendor, management believes that the monthly processing costs could increase marginally, and a one-time internal conversion cost in the range of $75,000 to $125,000 would probably be incurred.

Pursuant to guidelines of the banking industry regulators, our bank subsidiaries have sent direct mail to their customers regarding the year 2000 issue and the need for readiness. However, response to these inquiries has not been significant. Management intends to continue to solicit customer response on this matter. Since September 1998, commercial loan customers have been required to sign year 2000 compliance statements as a part of the loan documentation process. Failure of our customers to prepare for year 2000 compatibility could have a significant negative effect on customers' operations and profitability, thus inhibiting their ability to repay loans and negatively affecting our operations. Due to the low level of customer response, we do not have sufficient information to enable us to assess the degree to which customers' operations are susceptible to potential problems relating to the year 2000 issue or, further, to quantify the potential lost revenue to us in this case.

In July 1999, the Year 2000 Act was signed into law. The Year 2000 Act establishes uniform, national legal standards and liability limitations governing lawsuits arising from actual or potential year 2000 failures, including a duty of potential plaintiffs to mitigate damages both before and after an actual year 2000 failure, strict enforcement of any contractual terms and limitations on the ability of plaintiffs to seek punitive damages. The Year 2000 Act likely will be interpreted by the courts. We are unable to predict the extent to which court interpretations may limit our ability to collect from third parties for any losses we may incur or the extent to which we may be responsible for the losses incurred by others.

                                    BUSINESS

OVERVIEW

FirsTier Corporation, a multi-bank holding company headquartered in the metropolitan Denver, Colorado area owns two full service community banks located in Colorado and Nebraska. Our Colorado bank currently has 16 banking locations dispersed throughout the Front Range area of Colorado, which includes the metropolitan areas of Denver, Boulder, Colorado Springs, Fort Collins and their surrounding communities. Our Nebraska bank has two banking locations in western and central Nebraska located along the state's main highway, Interstate 80. Our community banking philosophy emphasizes relationship banking for small to mid-sized businesses and consumers. To provide high quality personalized service to our customers, each of our branches acts as a separate community bank with significant local decision making authority. While customer-related activities are decentralized, support functions, such as credit administration, loan review, data processing, accounting and investments are centralized to take advantage of economies of scale. As of September 30, 1999, we had total assets of $608.1 million, loans of $515.8 million, deposits of $516.5 million and stockholders' equity of $24.3 million.

We have grown significantly since 1995, principally through the establishment of start-up branches. These branches have typically been established in high growth segments of the Front Range area of Colorado. Consolidation within the Colorado banking community has increased the availability of seasoned banking personnel and has afforded us the opportunity to staff our branches with experienced commercial lenders who have existing customer relationships. In addition, we have gained access to attractive banking locations due to the consolidation of financial institutions in Colorado. Both the availability of experienced banking personnel and attractive locations have enabled our start-up branches to reach profitability generally within one year of opening.

GROWTH STRATEGY

Our goal is to continue to expand our franchise while maintaining a profitable, customer-focused financial institution. We believe that our senior management and systems infrastructure are adequate to support growth without incurring proportionate increases in general, administrative and other non-interest expenses and, furthermore, that current economic conditions in the Front Range area of Colorado provide us with opportunities for growth. Additionally, our growth should also allow us to increase the lending limits of our banks, thereby enabling us to continue to serve the needs of existing and new customers. Our branch expansion is focused in the Front Range area of Colorado, due to the rapid economic growth this area is experiencing, and is primarily focused on adding new branches and fostering existing branch growth. Although we may consider acquisitions of smaller financial institutions from time to time, external growth is a secondary priority due to the significant premiums currently being paid to acquire financial institutions in our market areas.

NEW BRANCHES. To date in 1999, our Colorado bank has opened a branch in downtown Denver, Longmont, Arvada, Colorado Springs, downtown Boulder and Parker, Colorado. We anticipate opening a loan production office in Denver in early 2000.

We review branch opportunities on an ongoing basis using a systematic approach. We first review locations, market area demographics and the availability of seasoned bank professionals. We then formulate projections for potential branch locations based on the past results of our branches. Based upon these projections, we determine whether to proceed to open a branch. An integral part of our branch strategy is recruiting key personnel to manage and operate our new branches. We generally will not proceed with a new branch until we have identified a qualified manager with a loyal customer following. We believe that, by focusing on individuals who are established in their communities and who are experienced in offering banking products and services, we are able to enhance our market position and shorten the time required for new branches to become profitable. We have been able to hire experienced, highly capable bankers who prefer the autonomy and decision making opportunities provided to them in a community banking environment. The banking experience of the individuals we have hired ranges from 10 to 30 years. In addition, we continue to add experienced staff in our Colorado bank. Also, due to the availability of bank branch locations in Colorado resulting from consolidation within the banking industry, we have often selected a branch site where a branch of a former bank was located. We believe that our branching strategy capitalizes on the significant economic growth in our Colorado market area, and also provides for the needs of businesses and consumers for full service community banking.

INTERNAL GROWTH. We believe that our largest source of internal growth is through our intensive loan and deposit solicitation policy implemented by branch presidents and lending officers, and by referrals from customers. Management believes the primary reason for referrals is positive customer feedback regarding our customer service and response time. We believe that a large part of our loan and asset growth to date has resulted from pre-existing relationships between customers and lending officers and senior management we recruited. We also believe that economic expansion in the Front Range area of Colorado contributes significantly to our internal growth.

The Colorado banking market in which we operate is dominated by large national and regional financial institutions. This dominance was achieved through the purchase of Colorado-based financial institutions over the past several years, which resulted in a significant consolidation of the Colorado banking industry. Management believes that small to mid-sized businesses often are not adequately served by large banks, nor are these businesses of sufficient size to be a focus of large banks, and that individuals frequently have difficulty in finding personalized banking services. Many of these customers seek a banking relationship with a smaller and significantly more service oriented community banking organization such as us. We have designed our operational systems and branch offices to enable us to provide superior customer service. We believe that our banking locations are small enough to facilitate personalized services and decision making, yet of sufficient size to meet most customers' needs.

We also seek opportunities to grow through niche banking areas. For example, we recently began a private banking division that offers highly personalized services to a select group of clients primarily through the Internet. This division, known as "Player's Bank," targets professional athletes as a source of deposits and lending activities. At November 30, 1999, deposits arising from our Player's Bank division were approximately $1.4 million and loans are $7.7 million. We expect to increase marketing of Player's Bank to further grow this division. In addition, our Colorado bank was recently granted the authority to offer trust services, and we intend to begin our trust operations in early 2000.

OPERATING STRATEGY

Our operating strategy is to continue to provide high quality community banking services to our customers and to increase market share through the active solicitation of business with existing and new customers, repeat business, referrals from customers and continuation of selected promotional strategies. We will continue to implement our operating strategy by:

     o Assembling an Experienced Banking Team. We focus on attracting and retaining high quality personnel. Most of our senior lending personnel have previous work experience with larger banking organizations and community banks operating in the Front Range area of Colorado, and have been attracted to our community banking culture and decentralized banking approach. We believe that hiring experienced managers reduces the risks associated with pursuing our operating strategy.

     o Maximizing Operational Efficiencies. We seek to maximize operational and support efficiencies while maintaining high quality customer service. We use recently developed technology to provide customer support. Various management and administrative functions are consolidated, including credit administration and servicing, investment management, and accounting, enabling branch personnel to better focus on customer service and business development.

     o Developing Active Marketing Programs. We focus on our active solicitation program to obtain new business, as well as to augment products and services that satisfy our customers' needs. Our marketing programs also use local print and promotional materials in each location, and we sponsor community events in branch areas.

     o Providing High Quality Customer Service. We believe that our ability to offer high quality customer service provides us with a competitive advantage over many regional banks that operate in our market areas. Customer service is emphasized in all aspects of our operations and is a key component of our employee training programs.

     o Maintaining a High Level of Asset Quality. Maintaining a high level of asset quality is an integral part of our operations. We believe that our loan underwriting criteria are relatively conservative in nature. In addition, in administering our loans we follow policies designed for early identification and resolution of problem credits.

HISTORY

We were organized under Nebraska law in 1963 by our founder and Chairman, Joel
H. Wiens, to purchase our first community bank, Firstate Bank, in Kimball, Nebraska. In 1993, we began our Colorado banking operation through the purchase of a bank in Northglenn, Colorado, which we renamed Firstate Bank of Colorado. In 1995, we began our Colorado expansion through establishing start-up branches in areas of the Front Range of Colorado that we believed were well situated for deposit and loan growth. In addition to our branch startups, we purchased a two-branch savings bank in 1997 that has been assimilated into our Colorado bank. In September 1999, we changed our name from First Western Corp. to FirsTier Corporation and moved our state of incorporation to Colorado. In the future, we intend to change the names of our subsidiary banks to FirsTier Bank.

OUR BANKS

Our Colorado bank is a Colorado state chartered bank with total assets of $525.0 million, net loans of $455.0 million and total deposits of $448.5 million as of September 30, 1999. Our Nebraska bank is a Nebraska state chartered bank with total assets of $78.5 million, net loans of $53.8 million and total deposits of $68.0 million as of September 30, 1999.

The following table presents information about each of our banking locations.

                                    YEAR OPENED (OR ANTICIPATED            TOTAL ASSETS AT
BANKING LOCATION                     TO BE OPENED) OR ACQUIRED            SEPTEMBER 30, 1999
----------------                    ---------------------------           ------------------
                                                                            (IN THOUSANDS)
COLORADO BANK:
   Denver Metro Area:
            Northglenn                          1993                         $    90,552
            Thornton                            1995                              13,299
            Cherry Creek                        1995                              52,722
            Westminster                         1996                              34,250
            Denver Tech Center                  1998                              49,606
            Downtown Denver                     1999                              13,840
            Arvada                              1999                               1,419
            Parker                              1999                              10,111
            655 Broadway(1)                                                           --

   Boulder Metro Area:
            Boulder/Gunbarrel(2)                1997                              66,875
            Lafayette                           1998                              40,392
            Longmont                            1999                              18,423
            Central Boulder(3)                  1999                                  --

   Northern Colorado Area:
            Greeley(2)                          1997                              34,909
            Loveland                            1998                              20,893
            Fort Collins                        1998                              19,196

   Colorado Springs Metro Area:
            Colorado Springs(4)                 1999                               3,472

NEBRASKA BANK:
            Kimball                             1963                              68,442
            Elm Creek                           1992                              14,047

---------------

(1)  Scheduled to open in early 2000 as a loan production office.
(2)  Acquired in 1997.
(3)  Opened December 1999.
(4) Opened in May 1999 as a loan production office and converted into a full service branch of our Colorado bank in October 1999.

PRIMARY MARKET AREAS

Our primary market areas include the Front Range area of Colorado and, to a lesser extent, western and central Nebraska. The Front Range area is the most densely populated area in the Rocky Mountain region. As of April 1999, total population for the area was approximately 3.3 million. The area has experienced rapid growth over the past several years, with a net population growth of over 620,000 persons since 1990. The Front Range area lies along the eastern edge of the Rocky Mountains and covers the 10 county area from Pueblo through Fort Collins, including the Denver and Boulder metropolitan areas. Metropolitan Denver contains a number of new industrial and office parks. Boulder has one of the highest concentrations of small businesses and affluent individuals in the Rocky Mountain region. The population of Douglas County, where our Parker branch is located, has grown 150% since 1990. Northern Colorado, which encompasses Greeley, Loveland and Fort Collins, has experienced rapid growth, with nonagricultural employment increasing by 44.5% from 1990 through 1998. Employment in the Front Range area is broadly diversified across the manufacturing, construction, financial services, wholesale and retail trade, tourism, transportation, communications, technology, cable television, and government sectors. As of October 1999, unemployment in the Front Range area was approximately 2.7%, which was below the national average. In 1998, Colorado achieved the twelfth straight year of employment growth, with nonagricultural employment increasing 3.6% during 1998 to approximately 2.1 million. Our Nebraska market area includes the Nebraska Panhandle, as well as the fringes of southeastern Wyoming and the northeastern corner of Colorado, with service providers and agriculture being the primary businesses.

LENDING ACTIVITIES

GENERAL. We provide a broad range of commercial and retail lending services, including commercial and residential real estate loans, construction loans, commercial loans and installment loans. Our primary lending focus is on commercial lending for small to mid-sized businesses with borrowing needs of $1 to $10 million. Loans in excess of $5 million are participated primarily to other financial institutions in our market areas. As of September 30, 1999, substantially all of our outstanding loans were to customers within our primary market area.

Interest rates charged on loans vary with the degree of risk, the term, the underwriting and the servicing costs, the principal amount and the extent of other banking relationships, and are further subject to competitive pressures, money market rates, the availability of funds and government regulations. As of September 30, 1999, approximately 82.3% of our loans were at variable interest rates that change with our base rate or some other reference rate.

CREDIT PROCEDURES AND REVIEW. We follow a uniform credit policy established by our board of directors which contains underwriting and loan administration criteria, including levels of loan authority, loan types, credit criteria, concentration limits, loan review and grading and related matters. Our credit policies are reviewed by the board of directors at least once a year. Most of our loans are secured and are supported by personal guarantees. We address credit risk through internal credit policies and procedures, including officer and customer lending limits, a multi-layered loan approval process for loans above a loan officer's lending limits, periodic document examinations, justification for any exceptions to credit policies, loan review and concentration monitoring. We also provide ongoing loan officer training and review, obtain outside independent loan reviews, operate a centralized processing, document preparation and servicing center for loans and manage problem assets centrally.

We maintain a loan committee approach to commercial lending, which we believe yields positive results in both responsiveness to customer needs and asset quality. We have three regional loan committees comprised of our senior officers and the senior lending officers of our banks. Each loan committee meets once a week.

Lending decisions are initially made at the branch level, with loan limits varying based on a loan officer's experience. Loan limits for unsecured loans are set at low levels. Loan limits for secured loans for any one lending officer range from $15,000 to $150,000. However, loan limits for our lending officers can be aggregated with the lending limit of a more senior officer of the branch. No single branch has the authority to make unsecured loans over $8,000 or secured loans over $235,000. For loan amounts above the maximum limit of a branch, loan limits can be aggregated with loan limits of other presidents and senior credit officers of other branches up to $500,000. All loans over $500,000 require approval of one of our regional loan committees.

Under applicable federal and state law, permissible loans to one borrower at September 30, 1999 were limited to an aggregate of $7.0 million for our Colorado bank and $1.2 million for our Nebraska bank. However, loan amounts are limited by us at $4.0 million for the Colorado bank and $1.0 million for the Nebraska bank. To accommodate customers whose financing needs exceed applicable lending limits, we participate loans between our banks and we occasionally participate loans to our affiliates. We also sell loan participations to unaffiliated financial institutions. All loan participations are sold by us on a nonrecourse basis. The outstanding balances of loan participations sold by us were $15.0 million at September 30, 1999, $7.9 million at December 31, 1998 and $10.1 million at December 31, 1997. We generally retain the servicing rights on loan participations sold. In addition, we may purchase loan participations from other banks. We use the same analysis in deciding whether or not to purchase a participation in a loan as we would in deciding whether to originate the same loan. The purchase of a significant amount of loan participations by us could decrease our control over the magnitude of risk in our loan portfolio because we are not able to control the ongoing relationship with the borrower after purchasing the participation. The outstanding balances of loan participations purchased by us were $17.5 million at September 30, 1999.

In the ordinary course of business, we enter into various types of transactions that include commitments to extend credit. We apply the same credit standards to these commitments as we apply to other lending activities and include these commitments in our lending risk evaluations. Our exposure to credit loss under commitments to extend credit is represented by the amount of these commitments.

REAL ESTATE LOANS. Our real estate loans are loans in which real estate serves as either the primary or secondary source of collateral. At September 30, 1999, $84.6 million of our real estate loans were commercial loans to businesses that were collateralized by real estate. Loans of this type are also supported in most cases by personal guarantees of the business owners. The real estate that serves as collateral for these loans includes residential first mortgages, residential second mortgages or commercial mortgages. These loans may range in maturity from one to five years, with many of the loans maturing in one year. The interest rates on these loans may be either fixed or floating, with a substantial percentage involving floating interest rates.

At September 30, 1999, $135.4 million of our real estate loans were commercial mortgage loans. We generally restrict our commercial mortgage lending activities to owner-occupied properties or investment properties that are owned by customers with whom we have a current banking relationship. The properties securing our commercial mortgage loans include multi-family properties, office buildings and warehouse buildings. Commercial mortgage loans are made with either fixed or floating interest rates, with maturities ranging from three to seven years. Substantially all of our commercial mortgage loans are first mortgage loans. In most cases, we also secure these loans with a personal guarantee of the property owner. Our underwriting standards generally require that a commercial mortgage loan not exceed 75% of the appraised value of the property securing the loan. In addition, we also make commercial mortgage loans that are supported by the Small Business Administration and are secured by first mortgages. The amount of any of these loans does not exceed 50% of the appraised value of the property securing the loans. The loans typically have terms of five to 15 years and have floating interest rates.

To a limited extent, we extend financing to individuals who may be considered subprime credits. As of September 30, 1999, the outstanding balance of these loans was $2.2 million. These loans are secured primarily by real estate and are underwritten under more stringent criteria than loans to our other customers. The collateral for these loans is generally a residential second mortgage. Our underwriting standards require that the aggregate loan balance to appraised value does not exceed 85%. The average size of this type of loan is $19,000, the maturity is generally 15 years and the interest rates are fixed.

CONSTRUCTION LOANS. We provide financing to residential developers that we believe have demonstrated a record of accurately projecting completion dates and budgeting expenses. We provide loans for the construction of both presold projects and projects built prior to the identification of a specific buyer, although loans for projects built prior to a buyer's commitment to purchase are made on a selective basis with more stringent underwriting criteria. Residential construction loans have maturities of nine to 12 months, have origination fees, are collateralized by first liens on the real estate and have floating interest rates. In addition, in most instances, these loans are accompanied by a personal guarantee either from the builder, in the case of a residence that is not presold, or the homeowner who is building a residence. In connection with making loans for a specific buyer, we require that a permanent financing commitment be in place. We monitor construction draws monthly and inspect property to ensure that construction is progressing as specified. Our underwriting standards generally require that the principal amount of the loan be no more than 75% of the appraised value of a completed presold residential construction project. Values are determined by approved, independent appraisers.

We also originate loans to finance the construction of multi-family, office, industrial and tax credit projects. These projects are predominately owned by the user of the property or are undertaken by developers who maintain an ongoing banking relationship with us and who demonstrate sufficient financial net worth and income. Our underwriting standards generally require that the principal amount of these loans be no more than 75% of the appraised value. These loans are collateralized by first liens on the real estate and usually mature within 18 months. We generally receive origination fees in connection with these loans. We require personal guarantees on these loans from the borrower or the borrower's owner. From time to time, we will make commercial construction loans to builders prior to identification of a specific buyer. Our underwriting criteria for this type of loan is more stringent than for an owner occupied or presold commercial building.

We selectively provide loans for the acquisition and development of land for residential and commercial building projects by developers who have a demonstrated ability to complete land development projects in a timely and economical manner and who maintain an ongoing banking relationship with us. We also extend these loans to large regional builders who have significant net worth. These loans are collateralized by first liens on the real estate, range in maturity from 18 to 36 months, carry floating interest rates and are often accompanied by personal guarantees. Our underwriting standards generally require that the principal amount of these loans be no more than 50% of the appraised value for undeveloped land and 65% of the appraised value where improvements have been installed.

RESIDENTIAL MORTGAGE LOANS. We have a residential mortgage lending department that originates first mortgages. Our strategy is to earn fee income, including fees from selling the servicing rights to mortgages, in connection with mortgage origination. Accordingly, we generally do not retain residential mortgage loans in our loan portfolio. Rather, residential mortgage loans at any particular date are classified as held for sale. Once we originate a residential mortgage loan, we sell it to one of our six mortgage buyers with which we have resale contracts. We underwrite our residential mortgage loans under standards set forth in our mortgage resale contracts, thereby allowing the sale of the residential mortgages to our mortgage buyers to occur shortly after these loans are made. Most of the residential mortgages we underwrite are sold within two to three weeks after the loans are made.

COMMERCIAL, FINANCIAL AND AGRICULTURAL LOANS. These loans consist primarily of loans to businesses for various purposes, including revolving lines of credit and equipment financing. These loans generally mature within one year, have adjustable interest rates and are secured by inventory, accounts receivable, livestock, crops, machinery or other commercial assets. We also extend equipment loans that typically have terms of three to five years, carry fixed interest rates and are secured by the equipment.

CONSUMER LOANS. We provide a broad range of consumer loans to customers, including installment loans, personal lines of credit, debit cards, home equity loans and automobile loans. In order to improve customer service, continuity and customer retention, management of commercial banking customers often work with the same loan officer who handles their commercial banking relationship. Installment loans to individuals, which are not secured by real estate, generally have terms of two to five years and bear interest at fixed rates. These loans are usually secured by motor vehicles, investment securities or other personal assets.

MEZZANINE FINANCING. We recently began a small mezzanine capital operation whose purpose is to make loans to businesses in our primary market areas through subordinated debt for projects analyzed and approved by our senior management. We anticipate that these loans will be made in connection with real estate projects. We intend to use up to $5.0 million of the net proceeds of this offering to make mezzanine loans. All of these loans will be collateralized, usually with second mortgages on property. Maturities of these loans will generally be between 12 and 36 months. We expect to receive origination fees in connection with the loans and will charge a minimum interest rate substantially above the prime rate. These loans will require, in most circumstances, personal guarantees of the principals. In addition, it is expected that the size of these loans will be between $500,000 and $2.5 million. We anticipate that the mezzanine loan agreements will include shared participations in the cash flow of the financed projects.

DEPOSIT ACTIVITIES

We offer a wide range of deposit products including regular checking, checking with interest, money market accounts, regular savings accounts, certificates of deposit, IRAs, corporate cash management and debit cards. Deposits at our banks are insured by the Federal Deposit Insurance Corporation up to statutory limits. In addition to our banking locations, we also provide additional access for our customers through on-line internet banking, PC banking, telephone banking, Visa debit cards and 20 automatic teller machines. In addition, our banks offer investment products for individuals and businesses.

COMPETITION

The banking business in the Front Range area of Colorado is highly competitive and is currently dominated by a number of large regional financial institutions, including Wells Fargo & Company, U.S. Bancorp Inc., Banc One Corporation, Zions Bancorporation and KeyCorp. In addition to these regional banks, there are a number of community banks that operate in the area, including Colorado Business Bank, Guaranty Bank and Trust Company, Colorado State Bank & Trust, First Bank Holding Company of Colorado and Union Bank and Trust. Our Nebraska bank competes with First National Bank of Omaha and American National Bank in Kimball, Nebraska. We compete for loans and deposits with other commercial banks, including those listed above, savings and loan associations, finance companies, insurance companies, credit unions and mortgage bankers. In addition to the traditional financial institutions, we also compete for loans with brokerage and investment banking companies, nonfinancial institutions, including retail stores that maintain their own credit programs, and governmental agencies that make available low cost or guaranteed loans to certain borrowers. Particularly in times of high interest rates, we also face significant competition for deposits from sellers of short-term money market securities and other corporate and government securities.

By virtue of their larger capital bases or their affiliation with larger multi-bank holding companies, many of our competitors have substantially greater capital resources and lending limits than we do. As a result, we may experience greater competition in our primary service areas. Our business, financial condition, results of operations and cash flows may be adversely affected by an increase in competition. Moreover, recently enacted and proposed legislation has focused on expanding the ability of participants in the banking industry to engage in other lines of business. The enactment of this legislation could put us at a competitive disadvantage because we may not have the capital to participate in other lines of business to the same extent as more highly capitalized bank holding companies.

We compete for loans and deposits principally through the scope and quality of the services we provide. We believe that our personalized service enables us to compete favorably with larger financial institutions in our target market of small to medium-sized businesses. We actively solicit deposit related clients and compete for deposits by offering customers personal attention and superior service.

We face competition for our personnel. We compete by emphasizing branch autonomy and our community banking philosophy. Management believes that we are able to compete for personnel effectively in our market areas.

We will also face competition in the acquisitions of suitable branch sites. Many of our competitors have substantially greater resources than we do and may be able to offer greater consideration for branch sites or to locate banking sites more effectively.

PROPERTIES

Our principal offices, and those of our Colorado bank, are located in a two story, 14,000 square foot building we own at 11210 Huron Street, Northglenn, Colorado. We also own our Thornton, Cherry Creek, Loveland, Fort Collins, Longmont, Arvada, Kimball and Elm Creek land and bank buildings. All of our other banking location offices are leased or will be leased under long-term agreements with unaffiliated third parties. These leases typically have five to 10 year terms, with options to extend at market rates. With the exception of our principal offices, our banking locations range in size from 1,500 square feet to 8,500 square feet. We also lease a 6,000 square foot operations facility next to our Thornton branch from a partnership owned by three of our officers and directors. See "Certain Transactions and Related Parties." All of our properties are in good working condition. Total payments for our leased facilities are expected to be $575,000 for 1999.

INTELLECTUAL PROPERTY RIGHTS

We purchased the "FirsTier" mark, including the goodwill associated with the mark, from U.S. Bank National Association on September 17, 1999, but agreed to certain restrictions. These include, among others, that we would not use the mark in any form in Omaha, Nebraska and Lincoln, Nebraska for a period of 24 months and that we would not use the mark in connection with any logo, design or color scheme that was not clearly distinguishable from the logo, design and color scheme that previously were used by U.S. Bancorp or U.S. Bank National Association. We licensed back to U.S. Bancorp and U.S. Bank National Association the right to continue to use the mark in connection with the advertising and sale of money market savings services to their customers who purchased those services before September 17, 1999. We did not receive any representations or warranties about the mark. If there are any defects in the chain of title for the mark or its registration, we will have the responsibility for correction at our own cost and expense.

LEGAL PROCEEDINGS

FirsTier and its subsidiaries are from time to time parties to various legal actions arising in the normal course of business. Management believes that there is no proceeding threatened or pending against us or any of our subsidiaries which, if determined against us, would have a material negative effect on our consolidated financial condition or results of operations.

EMPLOYEES

As of September 30, 1999, we had approximately 210 full-time equivalent employees.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

Our executive officers and directors and their respective ages and position(s) as of December 1, 1999 were as follows:

NAME                             AGE        POSITION
----                             ---        --------
Joel H. Wiens(1)..............   70         Chairman of the Board of FirsTier, the Colorado bank and the Nebraska bank

Timothy D. Wiens(1)...........   44         President, Chief Executive Officer and Director of FirsTier; President,
                                            Chief Executive Officer and Director of the Colorado bank; Director of the
                                            Nebraska bank

Ronald B. James...............   45         Chief Financial Officer, Vice President, Treasurer and Secretary of FirsTier
                                            and the Colorado bank

Michael J. Nelson.............   57         Executive Vice President and Director of FirsTier; President and Director of
                                            the Nebraska bank; Director of the Colorado bank

Alan D. Linton................   52         Executive Vice President and Senior Credit Officer of the Colorado bank

Brigette M. Howorko...........   47         Senior Vice President and Cashier/Head of Operations of the Colorado
                                            bank

Ronald B. Robinson............   59         Executive Vice President of the Colorado bank

Daniel L. Allen...............   47         Executive Vice President of the Colorado bank

---------------

(1) Joel H. Wiens is the father of Timothy D. Wiens. There are no other family relationships among any of our directors and executive officers.

JOEL H. WIENS has been Chairman of the Board of FirsTier and the Nebraska bank since 1963 and of the Colorado bank since 1993. For more than the past five years, he has been the President and owner of Western Management Company, a management company that provides management consulting services to FirsTier and its subsidiaries. See "Certain Transactions and Related Parties."

TIMOTHY D. WIENS has been an officer and Director of FirsTier since 1973, most recently serving as Vice President from 1995 to July 1999, Vice Chairman from December 1998 to July 1999 and President and Chief Executive Officer since July 1999. He has been a Director of the Nebraska bank since 1981. He has been an officer and Director of the Colorado bank since 1993, and has been President of our Colorado bank since January 1995. From August 1993 to January 1995, Mr. Wiens was President of Firstate Mortgage Corporation. From April 1989 to August 1993, Mr. Wiens served as an Executive Vice President for Recycling Industries, a scrap metal industry consolidator. From 1986 to 1989, Mr. Wiens was a co-founder and Chairman of First City Financial Corporation, a Denver based residential and commercial mortgage company.

RONALD B. JAMES has been Chief Financial Officer and Treasurer of FirsTier and the Colorado bank since June 1998. From March 1997 to June 1998, Mr. James was a Senior Vice President with First National Bank of Greeley, and from March 1982 to February 1997, he was employed with First Interstate Bancorp in various positions, including finance officer. Prior to 1982, Mr. James was a controller with First Interstate Bank of Englewood.

MICHAEL J. NELSON has been an officer and Director of FirsTier since 1987, an officer and Director of the Nebraska bank since 1978 and a Director of the Colorado bank since 1993. He has been President of the Nebraska bank since 1978, and became Executive Vice President of FirsTier in July 1999. Mr. Nelson is also a director of George Risk Industries, Inc., an electronics manufacturing company in Kimball, Nebraska, which is publicly traded on the Nasdaq Bulletin Board System.

ALAN D. LINTON has been Executive Vice President and Senior Credit Officer of the Colorado bank since April 1995. From April 1997 to April 1998, he was a Vice President and Commercial Lender of the Colorado bank. From 1987 through 1996, he was employed as Director of Operations and Chief Financial Officer of Pratt Management Company, a real estate property management, development and construction company. From 1974 through 1986 he held several positions with United Banks of Colorado, including President of United Bank of Longmont.

BRIGETTE M. HOWORKO has worked for the Colorado bank since 1980, most recently serving as Cashier since 1985 and Senior Vice President and Head of Operations since January 1996. She also has been a director of the Colorado bank since 1993.

RONALD B. ROBINSON has been an Executive Vice President of the Colorado bank since May 1999, overseeing multi-branch operations for our Colorado bank's Denver metropolitan area branches including corporate recruiting, facility expansions, new business development and corporate operations. From February 1998 to May 1999, Mr. Robinson was employed with Merchants Mortgage as Vice President and Manager of the Interim Loan Department. From May 1993 to January 1998, Mr. Robinson was employed by KeyBank of Colorado, formerly OmniBank, in a variety of management positions, including as a bank President, Regional Manager and Vice President. Prior to May 1993, Mr. Robinson was employed with The Professional Bank and with United Banks of Colorado, now Norwest Bank, serving in numerous management positions.

DANIEL L. ALLEN has been Executive Vice President and Director of Wholesale Banking of the Colorado bank since July 1999, handling commercial lending and correspondent bank relationships. Mr. Allen has over 22 years of banking experience including serving as President and Chief Executive Officer of Pioneer Bank/Community First National Bank, Longmont, Colorado from October 1984 to July 1999 and serving in management positions with Bank of Boulder from 1977 to 1984.

Our board of directors is divided into three classes that are elected over a three-year period. Our directors serve until our annual meetings of shareholders as follows: Joel H. Wiens - 2002; Timothy D. Wiens - 2001; and Michael J. Nelson
- 2000. Directors of the Colorado bank receive a fee of $100 per meeting, plus directors living outside of the Denver metropolitan area receive a $100 per meeting travel allowance. Directors of the Nebraska bank are paid $250 per meeting attended, with up to an additional $100 per meeting of travel expense reimbursement. Our board of directors meets quarterly and the boards of directors of our banks meet monthly.

EXECUTIVE COMPENSATION

The following table presents the cash compensation paid by us to our Chief Executive Officer and to our other executive officers who received compensation from us exceeding $100,000 in 1996, 1997 or 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                                     OTHER
                                                                                                     ANNUAL     ALL OTHER
                                                                                                     COMPEN-     COMPEN-
NAME                                                                     SALARY       BONUS          SATION      SATION
AND PRINCIPAL POSITION                                      YEAR          ($)          ($)             ($)         ($)
----------------------                                     ------        ------      ------          -------    ---------
Joel H. Wiens                                               1998             --          --               --           (2)
Chairman of the Board(1)                                    1997             --          --               --           (2)
                                                            1996             --          --               --           (2)
Timothy D. Wiens,
Chief Executive Officer                                     1998         98,176      50,000               --           --
and President(3)                                            1997         73,178      30,000               --           --
                                                            1996         60,062      15,700               --           --

---------------

(1)  Joel H. Wiens was our Chief Executive Officer during 1996, 1997 and 1998.
(2) Joel H. Wiens did not receive a salary from us or our banks in the indicated years; however, Western Management Company, which is 100% owned by Mr. Wiens, received $180,500 in 1998, $167,000 in 1997 and $145,500 in
     1996 from us and our subsidiaries for management services. See "Certain Transactions and Related Parties."
(3)  Prior to August 1999, Timothy D. Wiens was our Vice Chairman.

1999 STOCK INCENTIVE PLAN

In September 1999, we adopted the 1999 Stock Incentive Plan. The plan provides for the following stock and stock-based awards: restricted stock, stock options, stock appreciation rights and performance shares. Up to 1,700,000 shares of common stock may be issued under the plan. All of our employees, directors and consultants are eligible to participate in the plan. The plan is administered by our board of directors, or the board of directors can designate a committee composed of at least two non-employee directors to administer the plan. The board of directors or committee will determine the participants in the plan and the types of awards to be granted and the terms and conditions of all awards. The plan requires that the exercise period for stock options and restricted stock cannot exceed 10 years and prohibits, except under limited circumstances, the transfer of any awards. On September 15, 1999, Timothy D. Wiens was granted an option for 500,000 shares of common stock at an exercise price of $12.00 per share, of which one-third vests on each anniversary date of the grant.

LIMITATION OF DIRECTORS AND EXECUTIVE OFFICERS' LIABILITY AND INDEMNIFICATION

Our articles of incorporation provide that the board of directors is authorized, without the need for shareholder approval, to indemnify directors and officers to the fullest extent provided for by Colorado law. Generally under Colorado law, any director or officer who is made or threatened to be made a party to any suit or proceeding may be indemnified if the director or officer acted in good faith and had reasonable basis to believe that (i) in the case of conduct in an official capacity, his or her conduct was in our best interests; and (ii) in all other cases, his or her conduct was at least not opposed to our best interests; and, with respect to any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Colorado law further provides that such indemnification is not exclusive of any other rights to which such individuals may be entitled under a company's articles of incorporation or bylaws, or pursuant to any agreement, insurance policies, vote of shareholders or disinterested directors or otherwise.

In addition, our bylaws provide that to the fullest extent permitted by Colorado law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our shareholders.

Notwithstanding such limitations on liability, each director will continue to be subject to liability for breach of the director's duty of loyalty to us or to our shareholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for certain activities prohibited by Colorado law relating primarily to the unlawful payment of dividends, repurchase of stock or improper loans or guarantees to directors, and for any transaction from which the director derived an improper personal benefit. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

There is no pending litigation or proceeding involving a director, officer, employee or other agent of ours as to which indemnification is being sought. We are not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

                       PRINCIPAL AND SELLING SHAREHOLDERS

The following table presents information regarding beneficial ownership of our common stock, as of the date of this prospectus, by:

     o each shareholder known by us to be the beneficial owner of more than 5% of our outstanding common stock;

     o    each director and each named executive officer;

     o    all directors and executive officers as a group; and

     o each selling shareholder who has agreed to sell shares of common stock in the event the underwriters' over-allotment option is exercised.

Unless otherwise indicated, based on information furnished by the shareholders, management believes that the shareholders listed below have sole investment and voting power regarding their shares.

                                                   SHARES BENEFICIALLY
                                                    OWNED PRIOR TO THE            SHARES           SHARES BENEFICIALLY
                                                        OFFERING(1)                BEING      OWNED AFTER THE OFFERING(4)
NAME AND ADDRESS                            --------------------------------      -------     ---------------------------
OF BENEFICIAL OWNER                           NUMBER                 PERCENT      OFFERED     NUMBER              PERCENT
-------------------                         ---------                -------      -------     ------              -------
Joel H. Wiens.........................        6,635,358(2)            87.5%                                              %
11210 Huron Street
Northglenn, Colorado 80234

Timothy D. Wiens.  ...................          911,870(3)            12.0
11210 Huron Street
Northglenn, Colorado 80234

Wiens Family Trust.  .................          515,509                6.8
11210 Huron Street
Northglenn, Colorado 80234

Michael J. Nelson.....................          163,726                2.2
115 South Walnut
Kimball, Nebraska 69145

Ronald B. James ......................               --                 --
11210 Huron Street
Northglenn, Colorado 80234

Daniel L. Allen ......................               --                 --
1849 North Main Street
Longmont, Colorado 80501

Ronald B. Robinson....................               --                 --
5299 DTC Boulevard
Greenwood Village, Colorado 80111

James M. Prince(5)....................           94,457                1.2
700 South Howard
Kimball, Nebraska 69145

Alan D. Linton .......................               --                 --
11210 Huron Street
Northglenn, Colorado 80234

Brigette M. Howorko...................               --                 --
11210 Huron Street
Northglenn, Colorado 80234

All executive officers and
 directors as a group
 (eight persons)......................        7,453,209               98.3%                                              %

---------------

(1) The number of shares beneficially owned by each shareholder is determined under the rules issued by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power and any shares as to which the individual has the right to acquire beneficial ownership within 60 days after the date of this prospectus through the exercise of any stock option or other right.
(2) Of this amount, 6,119,849 shares are owned directly, and 515,509 shares are owned indirectly as trustee of the Wiens Family Trust.
(3) Of this amount, 512,325 shares are owned directly, 141,791 shares are owned indirectly through his minor children and 257,754 shares are owned indirectly as a 50% beneficiary of the Wiens Family Trust.
(4)  Assumes full exercise of the underwriters' over-allotment option.
(5) Mr. Prince has been a director of our Nebraska bank for over five years and served as a Vice President of the Nebraska bank for over the past five years until he retired on December 31, 1998.

                    CERTAIN TRANSACTIONS AND RELATED PARTIES

We and each of our three subsidiaries have entered into management agreements with Western Management Corporation, a corporation owned by Joel H. Wiens. Each management agreement is effective for one year, subject to renewal at the annual meeting of the board of directors of each entity. Management services performed under each agreement include strategic planning, tax planning and budgeting, business development, marketing, community and industry relations, and assistance with the preparation and filing of Federal Reserve reports. The management agreements require payment of monthly fees to Western Management Corporation as follows: FirsTier - $750; our Colorado bank - $750 plus $250 per branch; our Nebraska bank - $3,000; First Mtg. Bancorp - $2,000. In addition to these monthly fees, Western Management Corporation bills in December of each year for any additional amount of time spent over 100 hours annually at $85 per hour for Joel H. Wiens and $65 per hour for its accounting officer. The following table summarizes payments made to Western Management Corporation for the periods indicated:

                                                                                                      NINE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                                     -----------------------------------------------  -----------------
                                                         1996              1997            1998              1999
                                                     ------------      ------------     ------------     -----------
                                                                              (IN THOUSANDS)
FirsTier ..........................................  $     19,000      $     19,000     $     19,000     $     6,750
Colorado bank......................................         9,000            28,000           36,500          29,250
Nebraska bank......................................        86,000            86,000           86,000          64,800
First Mtg. Bancorp.................................        31,500            34,000           39,000          18,000
                                                     ------------      ------------     ------------     -----------
    Total..........................................  $    145,500      $    167,000     $    180,500     $   118,800
                                                     ============      ============     ============     ===========

In 1995, Timothy D. Wiens sold assets of a mortgage company he owned to us for $100,000 to be paid out of profits generated by mortgage operations relating to those assets. Amounts due to Timothy D. Wiens under this agreement were paid in full by December 31, 1998.

In May 1997, we issued 787,143 shares of common stock to six persons, including Joel H. Wiens, Michael J. Nelson, Timothy D. Wiens and two of his children in exchange for shares they owned in our Colorado bank, representing an 18.2% minority interest in our Colorado bank. The parties used a valuation based solely on book value of the two entities in determining the exchange ratio for the transaction. Accordingly, no goodwill was recognized by us in the transaction. The book value of the minority interest was approximately $632,000. After the exchange, our Colorado bank became wholly-owned by us.

In March 1999, we issued 232,994 shares of common stock to five persons, including Joel H. Wiens, Timothy D. Wiens and two of his children, and Michael
J. Nelson in exchange for shares they owned in our Nebraska bank, representing an 8.6% minority interest in our Nebraska bank. The parties used a valuation based solely on book value of the two entities in determining the exchange ratio for the transaction. Accordingly, no goodwill was recognized by us in the transaction. The book value of the minority interest was $683,000. After the exchange, our Nebraska bank became wholly-owned by us.

We rent our 6,000 square feet service center from a limited liability company owned by Timothy D. Wiens, Joel H. Wiens and Michael J. Nelson pursuant to a five year lease which began in August 1999. The rent for this facility is $6,000 per month plus our share of operating expenses, which includes, among other charges, maintenance, utilities, insurance and management fees. The rent may be increased annually based on increases in the Consumer Price Index.

From time to time, Joel H. Wiens purchases loan participations from our subsidiaries. The participations are made on terms identical to those of unaffiliated parties. Approximate loan principal balances outstanding under these participations are summarized as follows:


                                                                         DECEMBER 31,       SEPTEMBER 30,
                                                                      ----------------      -------------
                                                                      1997        1998          1999
                                                                      ----        ----          ----
                                                                              (IN THOUSANDS)
Loan principal balances outstanding which were
  purchased by Joel H. Wiens ...............................          $1,420        $1,034        --

Timothy D. Wiens and Michael J. Nelson, along with two officers of our Nebraska bank and two unaffiliated persons, each own 16.67% of Insurance Professionals, Inc., a Nebraska insurance agency. Insurance Professionals, Inc. has rented office space at both the Kimball and Elm Creek branches of the Nebraska bank for over 10 years for $100 per month per location on a month to month basis.

                           SUPERVISION AND REGULATION

GOVERNMENT REGULATION

We and our banks are extensively regulated under federal, Colorado and Nebraska law. These laws and regulations are primarily intended to protect depositors and the deposit insurance fund of the Federal Deposit Insurance Corporation, not our shareholders. The following information is qualified in its entirety by reference to the particular statutory and regulatory provisions.

The laws and regulations affecting banks and bank holding companies are in a state of flux. The rules and the regulations in this area have changed significantly over recent years, and there is reason to expect that similar changes will continue in the future. The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve to affect the money supply are open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid on deposits. The Federal Reserve's monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future.

Any change in applicable laws, regulations or regulatory policies may have a material effect on our business, operations and prospects. We are unable to predict the nature or extent of the effects that fiscal or monetary policies, economic controls or new federal or state legislation and regulation may have on our business and earnings in the future.

MAJOR FEDERAL FINANCIAL SERVICES LEGISLATION RECENTLY ADOPTED

The Gramm-Leach-Bliley Act was signed into law on November 12, 1999. This major banking legislation now permits affiliation among depository institutions and entities whose activities are considered "financial in nature" or incidental or complementary to such activities. Activities which are expressly considered financial in nature include, among other things, securities and insurance underwriting and agency, investment management and merchant banking. With certain exceptions, this act similarly expanded the authorized activities of subsidiaries of national banks (and indirectly through the wild card powers provisions of state law, Colorado and Nebraska banks). These provisions become effective March 11, 2000.

In general, these expanded powers are reserved to bank holding companies, to be known as financial holding companies, and banks, where all depository institutions affiliated with them are well capitalized and well managed based on applicable banking regulations and meet specified Community Reinvestment Act ratings. The act authorizes the Federal Reserve and the Treasury, in cooperation with one another, to determine what additional activities are permissible as financial in nature. Maintenance of activities which are financial in nature will require financial holding companies and banks to continue to satisfy applicable well capitalized and well managed requirements. Bank holding companies which do not qualify for financial holding company status are limited to non-banking activities deemed closely related to banking prior to adoption of the act.

Under the merchant banking provisions of the act (powers which are reserved to financial holding company affiliates and are not permitted at this time by bank subsidiaries), financial holding companies will have broad authority to acquire control of any company so long as it "does not routinely manage or operate" the company and meets other requirements. However, apart from these merchant banking provisions and limited grandfathering rights for commercial activities granted to entities becoming financial holding companies, the act preserves the historical separation of banking and commerce and, to a degree, expands it by repealing the exemption that permitted unitary savings and loan holding companies to engage in non-financial activities.

The act establishes a scheme of "functional regulation" of financial services businesses which is intended to reflect the primacy of regulation over activities and entities by regulators routinely responsible for such activities and entities and with the appropriate expertise in the area of regulation. This applies both in allocating responsibility for supervising different companies within a financial holding company structure and in supervising different activities within the same company. In this connection, the act clarifies the regulation by states of insurance products sold by depository institutions, repeals some of the exemptions enjoyed by banks under federal securities laws relating to securities offered by banks and licensing of broker-dealers and investment advisors.

The Gramm-Leach-Bliley Act adopts restrictions on financial institutions regarding the sharing of customer non-public personal information with non-affiliated third parties unless the customer has had an opportunity to opt out of the disclosure. The act also imposes periodic disclosure requirements concerning the financial institution's policies and practices regarding data sharing with affiliated and non-affiliated parties.

This act will be the subject of extensive rule making by federal banking regulators and others. The effects of this legislation will only begin to be understood over the next several years and at this time cannot be predicted with any certainty.

FIRSTIER

GENERAL. We are a bank holding company registered under the Bank Holding Company Act of 1956 and are subject to regulation, supervision and examination by the Federal Reserve. We are required to file an annual report and the other reports as the Federal Reserve now requires or may require.

ACQUISITIONS. As a bank holding company, we are required to obtain the prior approval of the Federal Reserve before acquiring direct or indirect ownership or control of more than 5% of the voting shares of a bank or bank holding company. The Federal Reserve will not approve any acquisition, merger or consolidation that would have a substantial anti-competitive result, unless the anti-competitive effects of the proposed transaction are outweighed by a greater public interest in meeting the needs and convenience of the public. The Federal Reserve also considers managerial, capital and other financial factors in acting on acquisition or merger applications.

PERMISSIBLE ACTIVITIES. Subject to limited exceptions, a bank holding company may not engage in, or acquire direct or indirect control of more than 5% of the voting shares of any company engaged in a non-banking activity, unless this activity has been determined by the Federal Reserve to be closely related to banking or managing banks. The Federal Reserve has identified specific non-banking activities in which a bank holding company may engage with notice to, or prior approval by, the Federal Reserve. As a result of adoption of the Gramm-Leach-Bliley Act, unless we determine to become a financial holding company, non-banking activities in which we are permitted to engage will be limited to those approved for bank holding companies by the Federal Reserve prior to adoption of the Gramm-Leach-Bliley Act. A bank holding company which meets certain criteria may become a financial holding company by filing after March 11, 2000 a declaration to that effect with the Federal Reserve. To so certify, each depository institution affiliate of the bank holding company must be "well capitalized" and "well managed" under applicable banking regulation. A financial holding company may engage, without prior approval, in any activity listed in the act as financial in nature or determined to be such by the Federal Reserve.

CAPITAL ADEQUACY. The Federal Reserve monitors the regulatory capital adequacy of bank holding companies. As discussed below, our banks are also subject to the regulatory capital adequacy requirements of the Federal Deposit Insurance Corporation and Colorado and Nebraska regulations, as applicable. The Federal Reserve uses a combination of risk-based guidelines and leverage ratios to evaluate our regulatory capital adequacy.

The Federal Reserve has adopted a system using risk-based capital adequacy guidelines to evaluate the regulatory capital adequacy of bank holding companies on a consolidated basis. Under the risk-based capital guidelines, different categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a risk-weighted asset base. Some off balance sheet items, such as loan commitments in excess of one year, mortgage loans sold with recourse and letters of credit, are added to the risk-weighted asset base by converting them to a balance sheet equivalent and assigning to them the appropriate risk weight. For purposes of the regulatory risk-based capital guidelines, total capital is defined as the sum of tier 1 and tier 2 capital elements, with tier 2 capital being limited to 100% of tier 1 capital. For bank holding companies, tier 1 capital generally includes common shareholders' equity, perpetual preferred stock and minority interests in consolidated subsidiaries less the unamortized balance of intangible assets. No more than 25% of tier 1 capital may be comprised of cumulative preferred stock, such as the trust preferred securities. Tier 2, also known as Secondary Capital, capital generally includes certain forms of perpetual preferred stock, as well as maturing capital instruments and the allowance for loan losses, limited to 1.25% of risk-weighted assets. The regulatory guidelines generally require a minimum ratio of total capital to risk-weighted assets of 8% to be adequately capitalized, of which at least 4% should be in the form of tier 1 capital.

In addition to the risk-based capital guidelines, the Federal Reserve and the Federal Deposit Insurance Corporation use a leverage ratio as an additional tool to evaluate the capital adequacy of banks and bank holding companies. The leverage ratio is defined as a company's tier 1 capital divided by its average assets. Our current minimum required leverage ratio is 4%.

The table below presents our ratios of (1) total capital to risk-weighted assets, (2) tier 1 capital to risk-weighted assets and (3) tier 1 capital to average assets, at September 30, 1999.

                                                                AT SEPTEMBER 30, 1999
                                                             --------------------------
              RATIO                                          ACTUAL    MINIMUM REQUIRED
              -----                                          ------    ----------------
     Total capital to risk-weighted assets ..............     9.30%          8.0%
     Tier 1 capital to risk-weighted assets .............     5.73           4.0
     Tier 1 capital to average assets ...................     5.64           4.0

THE BANKS

GENERAL. The deposits are insured by the Federal Deposit Insurance Corporation, and both banks are subject to supervision and regulation by the Federal Deposit Insurance Corporation. In addition, the Colorado bank is regulated by the Colorado Division of Banking and the Nebraska bank is regulated by the Nebraska Department of Banking and Finance.

PERMISSIBLE ACTIVITIES. No bank formed under Colorado or Nebraska law may engage in any activity not permitted for national banks, unless the institution complies with applicable capital requirements and the Federal Deposit Insurance Corporation determines that the activity poses no significant risk to the Bank Insurance Fund.

Neither our Colorado bank nor our Nebraska bank are presently involved in the types of activities covered by this limitation.

COMMUNITY REINVESTMENT ACT. Enacted in 1977, the federal Community Reinvestment Act has become significant to financial institutions, including their holding companies. The Community Reinvestment Act currently allows regulators to turn down an applicant seeking to make an acquisition or establish a branch unless it has performed satisfactorily under the Community Reinvestment Act. Satisfactory performance means meeting adequately the credit needs of the communities the applicant serves. The applicable federal regulators regularly conduct Community Reinvestment Act examinations to assess the performance of financial institutions. During the last examination, ratings of satisfactory were received by our Colorado bank and our Nebraska bank. As a result, management believes that our banks' performance under Community Reinvestment Act will not impede regulatory approvals of any proposed acquisitions or branching opportunities.

DIVIDEND RESTRICTIONS. Dividends paid by our banks provide substantially all of our operating cash flow. Under Colorado and Nebraska law, the approval of the principal regulator is required prior to the declaration of any dividend by a bank if the total of all dividends declared in any calendar year exceeds the total of its net profits of that year combined with its retained net profits for the preceding two years. In addition, a bank cannot pay a dividend if it will cause its bank to be undercapitalized.

EXAMINATIONS. Our banks are examined from time to time by the Federal Deposit Insurance Corporation. Based upon an evaluation, the examining regulator may revalue the assets of an insured institution and require that it establish specific reserves to compensate for the difference between the value determined by the regulator and the book value of the assets. The Colorado Division of Banking and the Nebraska Department of Banking and Finance also conduct examinations of state-chartered banks. Both of these regulators may accept the results of a federal examination in lieu of conducting an independent examination. Both the Colorado and Nebraska banking regulators have the authority to revalue the assets of a state-chartered institution and require it to establish reserves.

CAPITAL ADEQUACY. The Federal Deposit Insurance Corporation has adopted regulations establishing minimum requirements for the capital adequacy of insured institutions. The requirements address both risk-based capital and leverage capital, with risk-based assets and tier 1 and tier 2 capital being determined in basically the same manner as described above for bank holding companies. The Federal Deposit Insurance Corporation may establish higher minimum requirements if, for example, a bank has previously received special attention or has a high susceptibility to interest rate risk.

The Federal Deposit Insurance Corporation risk-based capital guidelines require state non-member banks to have a ratio of tier 1 capital to risk-weighted assets of 4% and a ratio of total capital to risk-weighted assets of 8%.

The Federal Deposit Insurance Corporation leverage guidelines require that state banks maintain tier 1 capital of no less than 3% and up to 5% of average assets. The applicable guideline for our banks is estimated to be 4%. Banks with regulatory capital ratios below the required minimum are subject to administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has no tangible capital.

                                                                     AT SEPTEMBER 30, 1999
                                                                     ---------------------
                                                              COLORADO BANK       NEBRASKA BANK
                                                            -----------------   ------------------
                                                                     MINIMUM             MINIMUM
                            RATIO                           ACTUAL   REQUIRED   ACTUAL   REQUIRED
                            -----                           ------   --------   ------   --------
     Total capital to risk-weighted assets ............     10.3%      8.0%     14.4%      8.0%
     Tier 1 capital to risk-weighted assets ...........      9.6       4.0      13.1       4.0
     Tier 1 capital to average assets .................      9.7       4.0      10.8       4.0

Banking regulators have adopted regulations that define five capital levels: well capitalized; adequately capitalized; undercapitalized; significantly undercapitalized; and critically undercapitalized. An institution is critically undercapitalized if it has a tangible equity to total assets ratio that is equal to or less than 2%. An institution is well capitalized if it has a total risk-based capital ratio of 10% or greater, a tier 1 risk-based capital ratio of 6% or greater and a tier 1 capital leverage ratio of 5% or greater, and the institution is not subject to an order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. An institution is adequately capitalized if it has a total risk-based capital ratio of not less than 8%, a tier 1 risk-based capital ratio not less than 4% and a leverage ratio of not less than 4%. Under these regulations, as of September 30, 1999, both of our banks were well capitalized.

The Federal Deposit Insurance Corporation Improvement Act requires the federal banking regulators to take prompt corrective action to resolve the problems of depository institutions, including capital-deficient institutions. In addition to requiring the submission of a capital restoration plan, the Federal Deposit Insurance Corporation Improvement Act contains broad restrictions on activities of undercapitalized institutions involving asset growth, acquisitions, branch establishment, and expansion into new lines of business. With limited exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any distribution or payment.

As an institution's capital decreases, the powers of the federal banking regulators become greater. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management, and other restrictions. The regulators have limited discretion in dealing with a critically undercapitalized institution and are generally required to appoint a receiver or conservator if the capital deficiency is not corrected promptly.

If the Federal Deposit Insurance Corporation incurs losses in connection with the failure of an insured institution or in assisting an insured institution, it can hold commonly controlled, insured depository institutions liable for the losses. This liability to the Federal Deposit Insurance Corporation will have priority over obligations to the institution's shareholders and affiliates.

SAFETY AND SOUNDNESS STANDARDS. The federal regulators have adopted uniform standards for the safe and sound operation of financial institutions. The regulators require banks to maintain internal controls, information systems and internal audit systems that are appropriate for the size, nature and scope of the institution's business. The regulators also require certain standards to be observed in loan documentation, credit underwriting, interest rate risk exposure, and asset growth.

One of the major additional burdens imposed on the banking industry is the increased authority of federal agencies to regulate the activities of federal and state banks and their holding companies. The Federal Reserve, the Comptroller of the Currency and the Federal Deposit Insurance Corporation have extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. These agencies can assess civil money penalties and other laws have expanded the agencies' authority in recent years, and the agencies have not yet fully tested the limits of their powers. In addition, the Colorado Division of Banking and the Nebraska Department of Banking and Finance possess broad enforcement powers to address violations of their banking laws by banks chartered in each respective state.

REAL ESTATE LENDING EVALUATIONS. The federal regulators have adopted uniform standards for evaluations of loans secured by real estate or made to finance improvements to real estate. Banks are required to establish and maintain written internal real estate lending policies consistent with safe and sound banking practices and appropriate to the size of the institution and the nature and scope of its operations. The regulations establish loan to value ratio limitations on real estate loans, which generally are equal to or less than the loan to value limitations established by our banks.

DEPOSIT INSURANCE PREMIUMS. The assessment schedule for banks ranges from 0 to 27 cents per $100 of deposits subject to Bank Insurance Fund assessments, based on each institution's risk classification. Our banks' insured deposits are subject to assessment payable to the Bank Insurance Fund. An institution's risk classification is based on an assignment of the institution by the Federal Deposit Insurance Corporation as of December 31 of each year to one of three capital groups and to one of three supervisory subgroups. The capital groups are well capitalized, adequately capitalized and undercapitalized. The three supervisory subgroups are Group A, for financially solid institutions with only a few minor weaknesses, Group B, for those institutions with weaknesses which, if uncorrected could cause substantial deterioration of the institution and increase the risk to the deposit insurance fund, and Group C, for those institutions with a substantial probability of loss to the Bank Insurance Fund absent effective corrective action. Currently, both of our banks are in the well capitalized classification and have a Group A supervisory subgroup rating.

YEAR 2000 SUPERVISION. For several years, federal banking regulators have been directing financial institutions to take measures to ensure that their operations are year 2000 compliant. In addition, regulators examine financial institutions for year 2000 compliance. The full range of enforcement actions available to the Federal Deposit Insurance Corporation may be used to penalize a bank that fails to demonstrate that it is meeting regulatory requirements for year 2000 compliance. Neither of our banks has had any formal or informal enforcement action taken against it for failure to satisfy year 2000 compliance.

TRANSACTIONS WITH AFFILIATES AND INSIDERS AND OTHER LENDING RESTRICTIONS. Our banks are subject to the provisions of Section 23A of the Federal Reserve Act, which places both quantitative and qualitative limits on extensions of credit and certain other transactions with affiliates. Section 23B of the Federal Reserve Act also applies to our banks and requires, among other things, that transactions with affiliates be on terms that are at least as favorable as those prevailing at the time for comparable transactions with non-affiliates. A similar restriction applies to extensions of credit made by our banks to any of their executive officers, directors, and certain principal shareholders. The Gramm-Leach-Bliley Act creates a rebuttal presumption that a company held as a merchant banking or insurance company portfolio investment is an affiliate of the financial holding company and its depository institution subsidiaries if the holding company owns 15% or more of the portfolio company's equity capital. Finally, our banks are governed by state limits on the amount that may be loaned to any one borrower.

INTERSTATE BANKING LEGISLATION. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, which became effective September 1995, has eliminated many of the historical barriers to the acquisition of banks by out-of-state bank holding companies. This law facilitates the interstate expansion and consolidation of banking organizations by permitting:

     o bank holding companies that are adequately capitalized and managed to acquire banks located in states outside their home states regardless of whether acquisitions are authorized under the laws of the host state;

     o the interstate merger of banks, subject to the right of individual states either to pass legislation providing for earlier effectiveness of mergers or to opt out of this authority prior to that date;

     o banks to establish new branches on an interstate basis provided that this action is specifically authorized by the law of the host state;

     o foreign banks to establish, with approval of the appropriate regulators in the United States, branches outside their home states to the same extent that national or state banks located in that state would be authorized to do so; and

     o banks to receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same or different state.

Our banks do not currently have any plans to take any actions permitted by this law.

BRANCH BANKING IN COLORADO. Since July 1, 1993, Colorado has permitted any "financial institution" to convert any "affiliate financial institution" into a branch. Since August 1, 1991 but prior to July 1, 1993, the conversion rights had been subject to percentage limitations, which percentage limitations ceased on June 30, 1993. Colorado's branch banking statute defines "financial institution" as any bank, bank holding company, industrial bank, industrial bank holding company, savings and loan association, federal savings bank, or thrift holding company. Colorado's branch banking statute defines "affiliate financial institution" as any bank, industrial bank, or savings and loan association which has its principal place in Colorado and is controlled by a financial institution.

Since January 1, 1997, Colorado has permitted any bank, industrial bank, or savings and loan association, to the extent it has its principal place of business in Colorado, to establish one or more "de novo" branches anywhere in Colorado upon 30 days' written notice to the appropriate regulatory authority. Also since January 1, 1997, any bank, industrial bank, or savings and loan association that has its principal place of business in Colorado and had its charter approved or conditionally or preliminarily approved on or after April 1, 1991, may be converted into a branch of any bank, industrial bank, or savings and loan association upon 30 days' written notice to the appropriate regulatory authority.

Colorado law provides that no financial institution that acquires any other financial institution may convert the acquired institution into a branch if it would result in the acquiring institution controlling more than 25% of the aggregate of all deposits in all banks, savings and loan associations, federal savings banks, and other financial institutions in Colorado that are federally insured.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

We are authorized to issue 50,000,000 shares of common stock, of which 7,579,667 shares of common stock were issued and outstanding as of December 15, 1999. Holders of shares of our common stock are entitled to one vote per share and dividends as and when declared by our board of directors, and upon liquidation, dissolution or winding up to share ratably in all assets remaining after payment of liabilities. We have not paid any dividends to date nor do we anticipate paying any dividends on our common stock in the foreseeable future. It is our present policy to retain earnings for use in the development and expansion of our business. The holders of shares of our common stock are entitled to one vote for each share held of record by them, and do not have the right to cumulate their votes for election of directors. The holders of shares of common stock do not have preemptive rights.

PREFERRED STOCK

We are authorized to issue up to 20,000,000 shares of preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could aversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. No shares of preferred stock are currently outstanding.

CERTAIN ANTI-TAKEOVER PROVISIONS

Our articles of incorporation and bylaws, along with bank regulations, include provisions that may have the effect of hindering or delaying a change in control of us or the sale of substantially all of our assets. These provisions include:

     o the delegation of authority to our board of directors to issue up to 20,000,000 shares of preferred stock and to fix the rights, preferences and limitations of these shares without shareholder approval and to issue shares of common stock;

     o a prohibition against any person or entity, individually or together with persons or entities acting in concert with such person or entity, from acquiring the ownership, control, right to vote or right to acquire 10% or more of our total outstanding common stock, without first complying with the requirements of federal banking laws;

     o a requirement of an affirmative vote of at least two-thirds of the capital stock then issued and outstanding and entitled to vote to approve the sale of all or substantially all of our assets; and

     o the division of our board of directors into three classes that are elected over a three-year period.

SECURITIES OF SUBSIDIARY TRUST

In February 1999, through FW Capital I, a wholly-owned subsidiary, we completed the sale of $23.0 million of 9.375% cumulative trust preferred securities. FW Capital I was formed for the sole purpose of issuing the trust preferred securities and investing the proceeds into 9.375% junior subordinated debentures which were issued by us and mature on February 16, 2029, which date may be shortened by us. We make quarterly interest payments on the debentures. These payments fund the distributions payable to the holders of the trust preferred securities.

Holders of the trust preferred securities are entitled to receive preferential cumulative cash distributions payable quarterly in arrears on the 15th day of January, April, July and October of each year, subject to possible deferral as described below, at the annual rate of 9.375% of the liquidation amount of $10 per trust preferred security. We have, through a guarantee and other documents, fully, irrevocably and unconditionally guaranteed, on a subordinated basis, all of FW Capital I's obligations under the trust preferred securities. Under the guarantee, we guarantee the payment of distributions by FW Capital I and payments on liquidation of or redemption of the trust preferred securities, subordinate to the right to payment of our senior and subordinated debt, to the extent of funds held by FW Capital I. The guarantee does not cover payment of distributions when FW Capital I does not have sufficient funds to pay the distributions. If we do not make required payments on the debentures, a holder of the trust preferred securities may institute a legal proceeding directly against us to enforce payment of distributions to a holder. Our obligations under the guarantee and the debentures are subordinate and junior in right of payment to all our senior and subordinated debt.

TRANSFER AGENT

American Securities Transfer & Trust, Inc., Denver, Colorado, will act as transfer agent and registrar for our common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no public market for our common stock, and there can be no assurance that a significant public market for the common stock will develop or be sustained after the offering. Any future sale of substantial amounts of common stock in the open market or the perception that such sales may occur could negatively affect the market price of the common stock.

After this offering, we will have                 shares of common stock
outstanding, or           shares of common stock if the underwriters'
over-allotment option is exercised in full. The common stock sold in the offering will be freely transferable without restriction under the Securities Act, unless the shares are held by our affiliates as that term is defined in
Rule 144 under the Securities Act. The remaining            shares of common
stock held by existing shareholders are restricted shares within the meaning of Rule 144 under the Securities Act. We issued and sold the restricted shares in private transactions in reliance on exemptions from registration under the Securities Act. Restricted shares may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemptions provided by Rule 144 under the Securities Act.

In connection with this offering, our shareholders, who will own a total of
             shares of common stock after the offering (or        shares if the
underwriters' overallotment is exercised in full), have entered into lock-up agreements pursuant to which they have agreed not to offer or sell any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of U.S. Bancorp Piper Jaffray, on behalf of the underwriters. See "Underwriting." U.S. Bancorp Piper Jaffray may, however, in its sole discretion, at any time and without notice, waive any of the terms of these lock-up agreements specified in the underwriting agreement. Following the lock-up period, these shares will not be eligible for sale in the public market without registration under the Securities Act unless such sale meets the conditions and restrictions of Rule 144 as described below.

Beginning 180 days after the date of this prospectus or earlier with the prior
written consent of U.S. Bancorp Piper Jaffray,            shares of common stock
will be eligible for sale in the public market subject to Rule 144 of the Securities Act.

In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year would be entitled to sell in any three-month period up to the greater of:

     o   1% of the then-outstanding shares of common stock which is expected to
         be approximately        shares upon completion of this offering; or

     o the average weekly trading volume of the common stock during the four calendar weeks immediately preceding the notice of such a sale on Form 144 filed with the Securities Exchange Commission.

Sales under Rule 144 are also subject to certain provisions relating to notice and manner of sale and the availability of current public information about us during the 90 days immediately preceding a sale. In addition, a person who is not an affiliate of ours during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. The foregoing summary of Rule 144 is not intended to be a complete description.

                                  UNDERWRITING

The underwriters named below have agreed to buy, subject to the terms of the purchase agreement, the number of shares listed opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased.


                                                         NUMBER
UNDERWRITERS                                            OF SHARES
------------                                            ---------
U.S. Bancorp Piper Jaffray Inc. .....................
Keefe, Bruyette & Woods, Inc. .......................
                                                        ----------
    Total............................................

The underwriters have advised us that they propose to offer the shares to the public at $______ per share. The underwriters propose to offer the shares to certain dealers at the same price less a concession of not more than $______ per share. The underwriters may allow and the dealers may reallow a concession of not more than $ per share on sales to certain other brokers and dealers. After the offering, these figures may be changed by the underwriters.

We have granted to the underwriters an option to purchase up to an additional ________shares of common stock from us and the selling shareholders have granted the underwriters an option to purchase up to an additional ________ shares of common stock, on a pro rata basis, at the same price to the public, and with the same underwriting discount, as set forth on the cover page of this prospectus. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares as it was obligated to purchase under the purchase agreement.

The following table shows the underwriting fees to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.


                                            NO EXERCISE        FULL EXERCISE
                                            -----------        -------------
Per share .............................     $                  $
Total     .............................     $                  $

We, and the selling shareholders, if they sell shares, have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

We and each of our directors, executive officers and principal shareholder have agreed to restrictions on our ability to sell additional shares of our common stock for a period of 180 days after the date of this prospectus. We have agreed not to directly or indirectly offer, pledge, sell, offer for sale, contract to sell, grant any option for the sale of or otherwise issue or dispose of any shares of our common stock or any options to purchase or acquire shares of common stock, without the prior written consent of U.S. Bancorp Piper Jaffray. The agreements provide exceptions for our sales in connection with the exercise of stock options granted and the granting of options to purchase shares under our existing stock option plans in the ordinary course of business. However, U.S. Bancorp Piper Jaffray may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the lock-up agreements. As of the date of this prospectus, there are no agreements between the U.S. Bancorp Piper Jaffray and any of our shareholders providing consent by U.S. Bancorp Piper Jaffray to the sales of shares of common stock prior to the expiration of the lock-up period.

Prior to the offering, there has been no established trading market for the common stock. The initial public offering price for the shares of common stock offered by this prospectus was negotiated by us and the underwriters. The factors considered in determining the initial public offering price include the history of and the prospects for the industry in which we compete, our past and present operations, our historical results of operations, our prospects for future earnings, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the offering and other relevant factors. There can be no assurance that the initial public offering price of the common stock will correspond to the price at which the common stock will trade in the public market subsequent to this offering or that an active public market for the common stock will develop and continue after this offering.

To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them by us. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

The underwriters have reserved for sale, at the public offering price, up to _______________ shares of common stock in the offering for our employees, directors and certain other individuals. Purchases of the reserved shares would reduce the number of shares available for sale to the general public. The underwriters will offer any reserved shares which are not so purchased to the general public on the same terms as the other shares offered by this offering circular. The underwriters are aware of the "Free-Riding and Withholding" Conduct Rules of the National Association of Securities Dealers in connection with the sale of certain issuer-directed securities and will comply with those rules.

                                  LEGAL MATTERS

The validity of the common stock offered by this prospectus and other legal matters will be passed upon for us by Jones & Keller, P.C., Denver, Colorado. Certain legal matters in connection with this offering will be passed upon for the underwriters by Faegre & Benson LLP, Minneapolis, Minnesota.

                                     EXPERTS

Our consolidated financial statements in this prospectus as of December 31, 1998 and December 31, 1997, and for each of the years in the three-year period ended December 31, 1998, have been included in this Prospectus in reliance upon the report of Clifton Gunderson L.L.C., independent certified public accountants, appearing elsewhere in this Prospectus, and upon the authority of that firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, NW, Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center,

500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the Nasdaq National Market and the American Stock Exchange. For further information on obtaining copies of our public filings at the Nasdaq National Market, you should call 212-656-5060. For the same information from the American Stock Exchange, you should call 212-306-1460.

We have filed a registration statement on Form SB-2 with the SEC for the common stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreement or other document. Copies of the registration statement together with its exhibits may be inspected at the office of the Securities and Exchange Commission in Washington, D.C., without charge and copies of it may be obtained upon paying a fee. The registration statement may also be reviewed on the SEC's web site.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----
Independent Auditor's Report...................................................................................F-2

Consolidated Balance Sheets as of September 30, 1999 (unaudited) and

   December 31, 1998 and 1997..................................................................................F-3

Consolidated Statements of Income for the nine months ended September 30, 1999 and 1998

   (unaudited) and the years ended December 31, 1998, 1997 and 1996............................................F-4

Consolidated Statements of Stockholders' Equity for the nine months ended

   September 30, 1999 (unaudited) and the years ended December 31, 1998, 1997 and 1996.........................F-5

Consolidated Statements of Cash Flows for the nine months ended September 30, 1999 and 1998

   (unaudited) and the years ended December 31, 1998, 1997 and 1996............................................F-6

Notes to Consolidated Financial Statements.....................................................................F-7

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
FirsTier Corporation
Northglenn, Colorado

We have audited the consolidated balance sheets of FirsTier Corporation and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FirsTier Corporation and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                    Clifton Gunderson L.L.C.

Denver, Colorado
January 29, 1999, except as to Note 18
   for which the date is September 15, 1999

                      FIRSTIER CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
          DECEMBER 31, 1997 AND 1998 AND SEPTEMBER 30, 1999 (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               DECEMBER 31,
                                                                         ------------------------     SEPTEMBER 30,
                                                                           1997            1998           1999
                                                                         ---------      ---------     -------------
                                                                                                       (UNAUDITED)
ASSETS:
Cash and due from banks ............................................     $  10,427      $  13,892      $  26,975
Interest bearing deposits in other banks ...........................           149              3             --
Federal funds sold .................................................        11,310         13,270          2,500
Investment securities:
Available-for-sale, at fair value ..................................        15,470         27,082         39,361
Held-to-maturity, at amortized cost, fair value of $13,125
  in 1997, $7,250 in 1998 and $6,336 in 1999 (unaudited) ...........        13,042          7,146          6,154
                                                                         ---------      ---------      ---------
        Total investment securities ................................        28,512         34,228         45,515
Loans held for sale ................................................         4,182          5,193          2,948
Gross loans receivable: ............................................       166,059        290,875        517,549
   Less: unearned loan fees ........................................          (432)          (886)        (1,706)
      allowance for loan losses ....................................        (1,321)        (2,187)        (4,364)
                                                                         ---------      ---------      ---------
Net loans receivable ...............................................       164,306        287,802        511,479
Premises and equipment, net ........................................         5,117          8,308         10,437
Preferred securities issuance cost, net ............................            --             --          1,092
Other assets .......................................................         3,597          4,511          7,198
                                                                         ---------      ---------      ---------
      TOTAL ASSETS .................................................     $ 227,600      $ 367,207      $ 608,144
                                                                         =========      =========      =========
LIABILITIES
Deposits:
   Demand non-interest bearing .....................................     $  32,238      $  44,653      $  56,184
   Demand interest bearing .........................................        12,558         14,919         18,586
   Time ............................................................       155,498        259,908        441,696
                                                                         ---------      ---------      ---------
      Total deposits ...............................................       200,294        319,480        516,466
Securities sold under agreements to repurchase .....................         2,072          5,080         20,268
Note payable .......................................................         3,380          8,790         11,750
Federal Home Loan Bank borrowings ..................................         1,000          8,650          8,593
Other liabilities ..................................................         3,283          3,818          3,739
                                                                         ---------      ---------      ---------
      Total liabilities ............................................       210,029        345,818        560,816
Minority interest in consolidated subsidiaries .....................           660            683             --
Company obligated mandatorily redeemable preferred securities
   of subsidiary trust holding solely Junior Subordinated Debentures            --             --         23,000

STOCKHOLDERS' EQUITY
Preferred stock, 20,000,000 shares authorized; no shares issued and outstanding at December 31, 1997 and 1998, and September 30, 1999
   (unaudited) .....................................................            --             --             --
Common stock, 50,000,000 shares authorized; shares issued and outstanding: 7,346,673 at December 31, 1997 and 1998; 7,579,667
   at September 30, 1999 (unaudited) ...............................           837            837          1,520
Retained earnings ..................................................        16,085         19,460         22,904
Accumulated other comprehensive income (loss) ......................           (11)           409            (96)
                                                                         ---------      ---------      ---------
Total stockholders' equity .........................................        16,911         20,706         24,328
                                                                         ---------      ---------      ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .........................     $ 227,600      $ 367,207      $ 608,144
                                                                         =========      =========      =========


    These consolidated financial statements should be read only in connection with the accompanying notes to consolidated financial statements.

                       FIRSTIER CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
          AND NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999 (UNAUDITED)
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                            NINE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                          SEPTEMBER 30,
                                                    ---------------------------------------------      ----------------------------
                                                       1996             1997              1998             1998            1999
                                                    -----------      -----------      -----------      -----------      -----------
                                                                                                                (UNAUDITED)
Interest income:
   Loans, including fees ......................     $     5,686      $    13,860      $    24,160      $    16,808      $    29,820
   Taxable investment securities ..............           1,273            1,173            1,153              775            1,340
   Nontaxable investment securities ...........             506              447              500              369              390
   Dividends on investment securities .........              19               47               71               56               36
   Federal funds sold .........................             417              690              855              707              546
   Other interest .............................               7               46               15               --               --
                                                    -----------      -----------      -----------      -----------      -----------
      Total interest income ...................           7,908           16,263           26,754           18,715           32,132
                                                    -----------      -----------      -----------      -----------      -----------
Interest expense:
   Deposits ...................................           2,959            6,986           11,884            8,185           14,265
   Federal funds purchased ....................              11               45               23                8               60
   Securities sold under agreements to
     repurchase ...............................             150              113              120               75              157
   Note payable ...............................              --              113              299              182              150
   Trust preferred securities .................              --               --               --               --            1,360
   Federal Home Loan Bank borrowings ..........              --              224              428              305              392
                                                    -----------      -----------      -----------      -----------      -----------
        Total interest expense ................           3,120            7,481           12,754            8,755           16,384
                                                    -----------      -----------      -----------      -----------      -----------
Net interest income ...........................           4,788            8,782           14,000            9,960           15,748
Provision for loan losses .....................              15              140            1,090              180            2,174
                                                    -----------      -----------      -----------      -----------      -----------
Net interest income after provision for loan
  losses ......................................           4,773            8,642           12,910            9,780           13,574
                                                    -----------      -----------      -----------      -----------      -----------
Non-interest income:
Fees for customer services ....................             627              761            1,015              726            1,431
Net gains from sale of loans ..................             232              625            1,036              716              672
Commissions and fees from brokerage activities               15               29              220              133              248
Investment securities transactions, net .......             196               --               (4)              (3)              --
Other operating income ........................             181              293              573              409              402
                                                    -----------      -----------      -----------      -----------      -----------
      Total non-interest income ...............           1,251            1,708            2,840            1,981            2,753
                                                    -----------      -----------      -----------      -----------      -----------
Non-interest expenses:
Salaries and employee benefits ................           1,950            3,296            5,489            3,545            5,851
Net occupancy expense of premises .............             464              989            1,616            1,107            1,620
Purchased services ............................             327              842            1,342              906            1,324
Office supplies ...............................             137              182              318              233              347
Minority interest in income of consolidated
  subsidiaries ................................             184              101              111               93               --
Other operating expenses ......................             687            1,134            1,783            1,159            1,910
                                                    -----------      -----------      -----------      -----------      -----------
      Total non-interest expenses .............           3,749            6,544           10,659            7,043           11,052
                                                    -----------      -----------      -----------      -----------      -----------
Income before income tax expense ..............           2,275            3,806            5,091            4,718            5,275
Income tax expense ............................             705            1,309            1,716            1,765            1,825
                                                    -----------      -----------      -----------      -----------      -----------
NET INCOME ....................................     $     1,570      $     2,497      $     3,375      $     2,953      $     3,450
                                                    ===========      ===========      ===========      ===========      ===========
Other comprehensive income, net of tax:
   Unrealized holding gains (losses) arising
     during the period ........................     $      (159)     $        52      $       646      $         6      $      (774)
Income tax (expense) benefit related to items
  of other comprehensive income ...............              56              (19)            (226)              (2)             263
                                                    -----------      -----------      -----------      -----------      -----------
Other comprehensive income, net of tax ........            (103)              33              420                4             (511)
                                                    -----------      -----------      -----------      -----------      -----------
COMPREHENSIVE INCOME ..........................     $     1,467      $     2,530      $     3,795      $     2,957      $     2,939
                                                    ===========      ===========      ===========      ===========      ===========
Income per share:
   Basic and diluted earnings per share .......     $      0.24      $      0.36      $      0.46      $      0.40      $      0.46

   Weighted average shares outstanding ........       6,559,529        7,018,696        7,346,673        7,346,673        7,527,891


    These consolidated financial statements should be read only in connection with the accompanying notes to consolidated financial statements.

                     FIRSTIER CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
              AND NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                 ACCUMULATED
                                                                                                    OTHER
                                                                   COMMON        RETAINED       COMPREHENSIVE
                                                                    STOCK        EARNINGS       INCOME (LOSS)       TOTAL
                                                                 ----------    ------------     -------------  -------------
Balance at January 1, 1996...................................    $      205    $     12,018      $       59    $     12,282
   Net income for the year...................................            --           1,570              --           1,570
   Net changes in other comprehensive income (loss)..........            --              --            (103)           (103)
                                                                 ----------    ------------      ----------    ------------
Balance at December 31, 1996.................................           205          13,588             (44)         13,749
   Net income for the year...................................            --           2,497              --           2,497
   Issuance of 787,143 shares in exchange
      for minority shares of FirsTier Bank ..................           632              --              --             632
   Net changes in other comprehensive income.................            --              --              33              33
                                                                 ----------    ------------      ----------    ------------
Balance at December 31, 1997.................................           837          16,085             (11)         16,911
   Net income for the year...................................            --           3,375              --           3,375
   Net changes in other comprehensive income.................            --              --             420             420
                                                                 ----------    ------------      ----------    ------------
Balance at December 31, 1998................................           837          19,460             409          20,706
   Net income for the period (unaudited).....................            --           3,450              --           3,450
   Issuance of 232,994 shares in exchange for
      minority shares of Firstate Bank (unaudited)...........           683              (6)              6             683
   Net changes in other comprehensive income (loss)
     (unaudited).............................................            --              --            (511)           (511)
                                                                 ----------    ------------      ----------    ------------
Balance at September 30, 1999 (unaudited)....................    $    1,520    $     22,904      $      (96)   $     24,328
                                                                 ==========    ============      ==========    ============

                      FIRSTIER CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
          AND NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999 (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                                            NINE MONTHS ENDED
                                                                    YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                            ---------------------------------------      ------------------------
                                                               1996          1997           1998           1998            1999
                                                            -----------    ---------      ---------      ---------      ---------
                                                                                                                (UNAUDITED)
Cash flows from operating activities:
   Net income .........................................     $   1,570      $   2,497      $   3,375      $   2,953      $   3,450
      Adjustments to reconcile net income to net cash
        provided by operating activities:
      Provision for loan losses .......................            15            140          1,090            180          2,177
      Provision for losses on other real estate owned .            --             76             25             --             --
      Depreciation and amortization ...................           189            426            709            493            873
      Net gains from sale of loans ....................          (232)          (625)        (1,036)          (716)          (672)
      Proceeds from sale of loans held for sale .......         7,471         27,225         50,175         40,660         44,190
      Origination of loans held for sale ..............        (8,221)       (29,800)       (50,150)       (41,074)       (41,273)
      Investment securities transactions, net .........          (196)            --              4              3            283
      Increase in minority interest in consolidated
        subsidiaries ..................................            89             23             23              2             --
   Changes in deferrals and accruals:
      Other assets ....................................           107           (449)          (947)          (545)        (1,188)
      Other liabilities ...............................           247          3,375            310            740         (1,792)
                                                            ---------      ---------      ---------      ---------      ---------
        Net cash provided by operating activities .....         1,039          2,888          3,578          2,696          6,048
                                                            ---------      ---------      ---------      ---------      ---------
Cash flows from investing activities:
   Net (increase) decrease in federal funds sold ......        (6,805)         1,710         (1,960)        (1,170)        10,770
   Net (increase) decrease in interest bearing deposits
     in other banks ...................................             5            (50)           146            143              3
   Purchase of investment securities available-for-sale        (2,224)        (1,643)      (129,237)       (90,942)       (71,081)
   Purchase of investment securities held-to-maturity .        (2,892)          (765)          (513)            --           (127)
   Proceeds from sale of investment securities
     available-for-sale ...............................         3,065            250         29,996         30,154             --
   Proceeds from maturities/paydowns of investment
     securities .......................................         5,065          6,681         94,679         44,956         59,127
   Net increase in loans ..............................       (23,112)       (67,275)      (125,348)       (83,267)      (225,854)
   Expenditures for bank premises and equipment .......          (252)        (2,466)        (3,835)        (2,734)        (2,950)
   Proceeds from sale of other real estate ............            --            256            705             --            162
   Purchase of savings bank, net of $3,897 of cash
     and due from banks acquired ......................            --            154             --             --             --
                                                            ---------      ---------      ---------      ---------      ---------
        Net cash used in investing activities .........       (27,150)       (63,148)      (135,367)      (102,860)      (229,950)
                                                            ---------      ---------      ---------      ---------      ---------
Cash flows from financing activities:
   Net increase in deposits ...........................        23,347         71,936        119,186         93,750        196,986
   Net increase (decrease) in securities sold under
     agreements to repurchase .........................         3,963         (5,941)         3,008            516         15,188
   Advances from Federal Home Loan Bank ...............            --          1,000          8,650          7,500             --
   Payments on Federal Home Loan Bank advances ........            --         (6,800)        (1,000)            --            (57)
   Proceeds from note payable .........................            --          3,380          6,940          3,850         11,750
   Payments on note payable ...........................            --             --         (1,530)        (1,430)        (8,790)
   Proceeds from trust preferred securities ...........            --             --             --             --         23,000
   Debt issuance cost .................................            --             --             --             --         (1,092)
                                                            ---------      ---------      ---------      ---------      ---------
        Net cash provided by financing activities .....        27,310         63,575        135,254        104,186        236,985
                                                            ---------      ---------      ---------      ---------      ---------
Net increase in cash and due from banks ...............         1,199          3,315          3,465          4,022         13,083
Cash and due from banks at beginning of period ........         5,913          7,112         10,427         10,427         13,892
                                                            ---------      ---------      ---------      ---------      ---------
Cash and due from banks at end of period ..............     $   7,112      $  10,427      $  13,892      $  14,449      $  26,975
                                                            =========      =========      =========      =========      =========
Supplemental disclosure of cash flow information:
  Cash paid during the period for:
      Interest ........................................     $   2,978      $   5,028      $  12,287      $   8,631      $  17,682
      Income taxes ....................................           671          1,137          2,025          1,444          2,004
Noncash transactions:
   Conversion of loans to other real estate owned .....            10            197            761            761             91
   Issuances of shares for minority interests of
      consolidated subsidiaries .......................            --            632             --             --            683

    These consolidated financial statements should be read only in connection with the accompanying notes to consolidated financial statements.

                     FIRSTIER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS.

FirsTier Corporation (the "Company") was incorporated for the purposes of owning shares of and acting as the parent holding company for Firstate Bank (the "Nebraska Bank") and FirsTier Bank (the "Colorado Bank") (collectively referred to as the "Banks"). The Banks provide a full range of banking services to individual and corporate customers principally in the front range of Colorado and the west and central Nebraska areas. A majority of the Company's loans are related to real estate and commercial activities. The Company is subject to competition from other financial institutions for loans and deposit accounts. The Company and the Banks are also subject to regulation by certain governmental agencies and undergo periodic examinations by those regulatory agencies. As more fully described in Note 18, the Company changed its name in 1999 from First Western Corp. to FirsTier Corporation.

BASIS OF FINANCIAL STATEMENT PRESENTATION AND USE OF ESTIMATES.

The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties and assesses estimated future cash flows from borrowers' operations and the liquidation of loan collateral.

Management believes that the allowance for loan losses is adequate. While management uses available information to estimate future loan losses, changes in economic conditions may necessitate revisions in future years. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowance for loan losses. Such agencies may require the Banks to make additional loan loss provisions based on their judgments about information available to them at the time of their examination.

PRINCIPLES OF CONSOLIDATION.

The consolidated financial statements include the accounts of the Company and its respective subsidiaries. The Company currently owns 100% of the Colorado Bank (having acquired the minority interest in a May 1997 exchange of stock) and First Mortgage Bancorp. At December 31, 1998, the Company owned 91.4% of the Nebraska Bank. In the first quarter of 1999, the Company acquired 100% of the Nebraska Bank as described in Note 18. In connection with the issuance of the preferred securities as more fully described in Note 18, the Company formed FW Capital I, a wholly owned subsidiary, in November 1998. Prior to the issuance of the preferred securities described in Note 18, FW Capital I had no assets nor operations. All material intercompany transactions and balances have been eliminated in consolidation.

CASH EQUIVALENTS.

For purposes of the statements of cash flows, the Company has defined cash equivalents as those amounts included in the balance sheet caption "Cash and due from banks."

                     FIRSTIER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)


INVESTMENT SECURITIES.

Management determines the classification of debt securities at the time of purchase. Debt securities are classified as held-to-maturity when the Banks have the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a component of stockholders' equity.

The amortized cost of debt securities classified as held-to-maturity is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Such amortization and accretion is included as an adjustment to interest income from investments. Realized gains and losses and declines in value judged to be other-than-temporary are included in investment securities transactions, net in the consolidated statements of income. The cost of securities sold is based on the specific identification method.

LOANS HELD FOR SALE.

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

LOANS RECEIVABLE.

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal, adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

Loan fees which represent adjustments to interest yield are deferred and amortized over the estimated life of the loan. Most of the loans originated by the Company are short-term.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. As a practical matter, impairment may be measured based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

The allowance for loan losses is established through a provision for loan losses charged to income. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely or, with respect to consumer installment loans, according to an established delinquency schedule. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans and commitments to extend credit, based on evaluations of the collectibility and prior loss experience of loans and commitments to extend credit. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans and commitments, and current and anticipated economic conditions that may affect the borrowers' ability to pay.

                     FIRSTIER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)


PREMISES AND EQUIPMENT.

Premises, including leasehold improvements and equipment, are stated at cost. Depreciation is provided for in amounts sufficient to charge the cost of depreciable assets to operations over their estimated service lives, principally on the straight-line method.

OTHER REAL ESTATE.

Real estate properties acquired through, or in lieu of, foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, management periodically performs valuations and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Other real estate is carried in other assets on the consolidated balance sheets. Revenue and expense from operations and changes in the valuation allowance are included in other operating expenses.

INCOME TAXES.

Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are included in the consolidated financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

INTANGIBLE ASSETS.

Intangible assets are included in other assets in the consolidated balance sheets. Such intangible assets consist of goodwill arising from the February 1997 acquisition of a financial institution. The goodwill is being amortized on a straight-line basis over a period of fifteen years from the date of purchase.

COMPREHENSIVE INCOME.

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," (SFAS No. 130) in June 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income (as defined) in a full set of general-purpose financial statements. SFAS No. 130 requires classification of items of other comprehensive income by their nature in a financial statement and display of the accumulated balance of other income by their nature in a financial statement and display of the accumulated balance of other comprehensive income separately from retained earnings in the equity section of the consolidated balance sheet. The Company has only one item of other comprehensive income and has elected to report comprehensive income in the consolidated statements of income, with reclassification of 1997 and 1996 amounts.

PER SHARE COMPUTATIONS.

Basic earnings per share are based on the weighted average number of common shares outstanding during each period presented. The Company has no dilutive-potential common shares and therefore basic earnings per share equal diluted earnings per share.

OPERATING SEGMENTS.

The Company adopted Financial Accounting Standards Board Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information," (SFAS No.
131) effective January 1, 1998. This statement establishes

                     FIRSTIER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)

standards for reporting information about segments in annual and interim financial statements. SFAS No. 131 introduces a new model for segment reporting called "management approach." The management approach is based on the way the chief operating decision-maker organizes segments within a company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure and any other segments into which management disaggregates a company. Based on the "management approach" model, the Company has determined that its business is comprised of a single operating segment and that SFAS No. 131 therefore has no impact on its consolidated financial statements.

NOTE 2 - ACQUISITIONS

In February 1997, the Company acquired 100% of First Northern Holdings, L.T.D. and the remaining 18.5% minority interest not then owned by it in First Northern Savings Bank, Greeley, Colorado. The purchase price, approximately $3.8 million, was paid in cash. The excess purchase price over the fair value of the net assets acquired (goodwill) of $966,000 is being amortized over a fifteen-year period from the date of purchase. Both locations of First Northern Savings Bank immediately became branches of the Colorado Bank and added approximately $33 million in assets to the Company.

In May 1997, the Company exchanged 787,143 shares of its common stock for the 18.2% of the Colorado Bank that it did not then own. Individuals already affiliated with the Company owned such minority shares. No goodwill was recognized in connection with this transaction.

Following their respective acquisition dates, the Company included the results of operations of both of the above-indicated acquisitions in its consolidated statement of income.

NOTE 3 - INVESTMENT SECURITIES

At December 31, 1997, the Company had securities with the following amortized cost and estimated fair values:

                                                      GROSS        GROSS
                                        AMORTIZED   UNREALIZED  UNREALIZED   ESTIMATED
                                           COST       GAINS       LOSSES    FAIR VALUE
                                        ---------   ----------  ----------  ----------
SECURITIES HELD-TO-MATURITY
---------------------------
U.  S.  Treasury & agency securities     $ 5,807     $    --     $    21      $ 5,786
State and political securities .....       7,235         104          --        7,339
                                         -------     -------     -------      -------
Total securities held-to-maturity ..     $13,042     $   104     $    21      $13,125
                                         =======     =======     =======      =======

                      FIRSTIER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (TABLE DOLLAR AMOUNTS IN THOUSANDS)

                                                      GROSS        GROSS
                                        AMORTIZED   UNREALIZED  UNREALIZED   ESTIMATED
                                           COST       GAINS       LOSSES    FAIR VALUE
                                        ---------   ----------  ----------  ----------
SECURITIES AVAILABLE-FOR-SALE
-----------------------------
U. S. Treasury & agency securities....   $12,028     $    --     $    42       $11,986
State and political securities........     1,587          24          --         1,611
Other bonds...........................       200           1          --           201
Equity securities.....................     1,672          --          --         1,672
                                         -------     -------     -------       -------
  Total securities available-for-sale.   $15,487     $    25     $    42       $15,470
                                         =======     =======     =======       =======



At December 31, 1998, the Company had securities with the following amortized cost and estimated fair values:

                                                      GROSS        GROSS
                                        AMORTIZED   UNREALIZED  UNREALIZED   ESTIMATED
                                           COST       GAINS       LOSSES    FAIR VALUE
                                        ---------   ----------  ----------  ----------
SECURITIES HELD-TO-MATURITY
---------------------------
State and political securities........   $ 7,146     $   104     $    --      $ 7,250
                                         -------     -------     -------      -------
Total securities held-to-maturity.....   $ 7,146     $   104     $    --      $ 7,250
                                         =======     =======     =======      =======

                                                      GROSS        GROSS
                                        AMORTIZED   UNREALIZED  UNREALIZED   ESTIMATED
                                           COST       GAINS       LOSSES    FAIR VALUE
                                        ---------   ----------  ----------  ----------
SECURITIES AVAILABLE-FOR-SALE
-----------------------------
U. S. Treasury & agency securities....   $23,080     $     33    $    28      $23,085
State and political securities........     2,136           92         --        2,228
Other bonds...........................        21            2         --           23
Equity securities.....................     1,216          530         --        1,746
                                         -------     --------    -------      -------
Total securities available-for-sale...   $26,453     $    657    $    28      $27,082
                                         =======     ========    =======      =======


The amortized cost and estimated fair value of debt securities at December 31, 1998, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                           HELD-TO-MATURITY      AVAILABLE-FOR-SALE
                                        ----------------------  ----------------------
                                        AMORTIZED   ESTIMATED   AMORTIZED   AMORTIZED
                                           COST     FAIR VALUE     COST     FAIR VALUE
                                        ---------   ----------  ----------  ----------
Due in one year or less.............     $    --     $    --     $10,788      $10,780
Due after one year through five
  years.............................       3,372       3,403      10,281       10,364
Due after five years through ten
  years.............................         945         961       3,019        3,024
Due after ten years.................       2,829       2,886       1,149        1,168
                                         -------     -------     -------      -------
      Total debt securities.........     $ 7,146     $ 7,250     $25,237      $25,336
                                         =======     =======     =======      =======


Securities included in the accompanying consolidated balance sheets at December 31, 1997 and 1998, with an amortized cost of $14,071,044 and $16,720,792, respectively, are pledged as collateral for public deposits and for other purposes as required or permitted by law.

Gross realized gains and gross realized losses on sales of securities available-for-sale respectively were $212,107 and $15,747 in 1996. In 1997, gross realized losses of $37 on sales of securities available-for-sale were recognized. Gross realized losses of $4,205 on sales of securities available-for-sale were recorded in 1998.

                     FIRSTIER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)



At September 30, 1999 (unaudited), the Company had securities with the following amortized cost and estimated fair values:

                                                                  AMORTIZED     ESTIMATED
                                                                     COST       FAIR VALUE
                                                                  ---------     ----------
SECURITIES HELD-TO-MATURITY
---------------------------
    State and political securities ..........................     $  6,154       $ 6,200
                                                                  --------       -------
        Total securities held-to-maturity ...................     $  6,154       $ 6,200
                                                                  ========       =======


                                                                  AMORTIZED     ESTIMATED
                                                                     COST       FAIR VALUE
                                                                  ---------     ----------
SECURITIES AVAILABLE-FOR-SALE
-----------------------------
    U. S. Treasury & agency securities.......................    $  35,471       $34,925
    State and political securities...........................        2,435         2,428
    Equity securities........................................        1,600         2,008
                                                                 ---------       -------
        Total securities held-to-maturity....................    $  39,506       $39,361
                                                                 =========       =======


NOTE 4 - LOANS RECEIVABLE

The components of the loan portfolio are summarized as follows:

                                                                                    DECEMBER 31,
                                                                           -----------------------------   SEPTEMBER 30,
                                                                               1997             1998            1999
                                                                           -------------    ------------   -------------
                                                                                                            (UNAUDITED)
Commercial, financial and agricultural................................     $      41,500    $     51,990   $      79,781
Construction..........................................................            37,235          85,782         120,525
Real estate...........................................................            79,499         141,955         301,834
Installment loans to individuals......................................             7,693          11,057          15,312
Other   ..............................................................               132              91              97
                                                                           -------------    ------------   -------------
        Gross loans receivable........................................           166,059         290,875         517,549
Less unearned loan fees...............................................              (432)           (886)         (1,706)
Less allowance for loan losses........................................            (1,321)         (2,187)         (4,364)
                                                                           -------------    ------------   -------------
        Net loans receivable..........................................     $     164,306    $    287,802   $     511,479
                                                                           =============    ============   =============


The Company had no loans involving foreign activities (borrowers outside the United States) outstanding at December 31, 1997, December 31, 1998 or September 30, 1999 (unaudited).

Activity in the allowance for loan losses was as follows:


                                                                                                           NINE MONTHS
                                                                   YEARS ENDED DECEMBER 31,                   ENDED
                                                        ----------------------------------------------    SEPTEMBER 30,
                                                             1996             1997           1998              1999
                                                        --------------    -------------  -------------    --------------
                                                                                                           (UNAUDITED)
Balance, at beginning of period......................   $          767    $         851  $       1,321    $        2,187
    Provision for loan losses........................               15              140          1,090             2,174
    Allowance from acquired savings bank.............               --              277             --                --
    Recoveries.......................................               91              111            174                40
    Loans charged off................................              (22)             (58)          (398)              (37)
                                                        --------------    -------------  -------------    --------------
        Balance, at end of period....................   $          851    $       1,321  $       2,187    $        4,364
                                                        ==============    =============  =============    ==============

                      FIRSTIER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)

The components of impaired loans are as follows:

                                                                                    DECEMBER 31,
                                                                           -----------------------------   SEPTEMBER 30,
                                                                               1997             1998            1999
                                                                           -------------    ------------   -------------
                                                                                                            (UNAUDITED)
Outstanding principal balance of accruing loans having
    payments delinquent more than 90 days.......... ..................     $     744        $      288      $     550
Loans on which the accrual of interest has been
    discontinued or reduced...........................................           484               635            705


The average investments in impaired loans were $329,000, $1,138,000 and $954,000 (unaudited) during the years ended December 31, 1997, and 1998, and the nine month period ended September 30, 1999, respectively. Interest income on impaired loans recognized for cash payments received during these years was not significant. The amount of the allowance for loan losses allocated to impaired loans at December 31, 1997, 1998 and September 30, 1999 (unaudited) was not significant.

The Company is not committed to lend funds to debtors whose loans have been modified.

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                                                    DECEMBER 31,
                                                                           -----------------------------   SEPTEMBER 30,
                                                                               1997             1998            1999
                                                                           -------------    ------------   -------------
                                                                                                            (UNAUDITED)
Cost:
    Building and improvements.........................................     $   3,593        $    4,523     $   5,254
    Leasehold improvements............................................           446               771         1,123
    Equipment.........................................................         2,378             3,782         5,238
    Land..............................................................           844             1,966         2,417
                                                                           ---------        ----------     ---------
        Total cost....................................................         7,261            11,042        14,032
Less accumulated depreciation.........................................        (2,144)           (2,734)       (3,595)
                                                                           ---------        ----------     ---------
          Net book value..............................................     $   5,117        $    8,308     $  10,437
                                                                           =========        ==========     =========


NOTE 6 - DEPOSITS

At December 31, 1998, the scheduled remaining maturities of time deposits are as follows:

                                                                              DEPOSIT CATEGORY
                                                                            ---------------------
                                                                             UNDER       $100,000
                                                                            $100,000     OR MORE       TOTAL
                                                                            --------     --------     --------
Three months or less ..................................................     $ 35,150     $ 12,373     $ 47,523
Over three months through twelve months................................       73,697       21,192       94,889
Over one year through three years .....................................       63,692       10,421       74,113
Over three years ......................................................        1,180           --        1,180
No stated maturity ....................................................           --           --       42,203
                                                                            --------     --------     --------
      Total time deposits .............................................     $173,719     $ 43,986     $259,908
                                                                            ========     ========     ========


At September 30, 1999 (unaudited), the scheduled remaining maturities of time deposits are as follows:

                                                                              DEPOSIT CATEGORY
                                                                            ---------------------
                                                                             UNDER      $100,000
                                                                            $100,000     OR MORE       TOTAL
                                                                            --------     --------     --------
Three months or less ..................................................     $ 26,185     $ 14,367     $ 40,552
Over three months through twelve months................................      133,030       35,196      168,226
Over one year through three years .....................................      125,101       26,365      151,466
Over three years ......................................................        2,806          203        3,009
No stated maturity ....................................................           --           --       78,443
                                                                            --------     --------     --------
Total time deposits ...................................................     $287,122     $ 76,131     $441,696
                                                                            ========     ========     ========

                      FIRSTIER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)

NOTE 7 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase generally mature one day from the transaction date. The securities underlying the repurchase agreements are held by an agent of the Banks and are under the control of the Banks.

NOTE 8 - NOTE PAYABLE

The Company maintained a revolving line of credit with the National Bank of Commerce in the amount of $10,000,000 at December 31, 1998. The outstanding balance at December 31, 1997 and 1998 was $3,380,000 and $8,790,000,
respectively. At September 30, 1999 (unaudited) the outstanding balance was $11,750,000 of a $15,000,000 total line. The repayment schedule requires semi-annual interest payments with the principal due at the maturity date, June 30, 2002. Interest is calculated at 250 basis points over the like "CMT" treasury which was a total of 7.76% at December 31, 1998. The note is secured by 100% of the outstanding common stock of the Colorado Bank and 91% of the outstanding common stock of the Nebraska Bank, and is guaranteed by a principal stockholder of the Company. The loan agreement also calls for the Company to maintain the following financial ratios:

Maintain or cause each of its bank subsidiaries to maintain:

         (i) for the Company, not less than a 6.5% tangible equity capital-to-assets ratio; and

         (ii) for each of its subsidiary banks, not less than a 6.0% tangible equity capital-to-assets ratio.

NOTE 9 - FEDERAL HOME LOAN BANK BORROWINGS

As of December 31, 1998, the Banks had available lines of credit totaling $9,414,000 with the Federal Home Loan Bank (FHLB) secured by FHLB capital stock and qualifying first mortgage residential loans. The advances outstanding at December 31, 1997, 1998 and September 30, 1999, are as follows:

                                                         OUTSTANDING
                                                          BALANCE AT      OUTSTANDING
                                                         DECEMBER 31,     BALANCE AT
                                           INTEREST   -----------------  SEPTEMBER 30,
                                             RATE      1997       1998       1999
                                           --------   ------     ------  -------------
                                                                          (UNAUDITED)
Maturity date of advance:
November 23, 1998 ............              5.900%    $1,000     $   --     $   --
February 2, 2001 .............              5.740%        --      2,500      2,500
January 31, 2003 .............              5.810%        --      5,000      5,000
December 1, 2008 .............              5.572%        --      1,150      1,093
                                                      ------     ------     ------
    Total advances outstanding                        $1,000     $8,650     $8,593
                                                      ======     ======     ======



NOTE 10 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONTINGENT LIABILITIES

The Banks are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit and stand-by letters of credit.

Those instruments involve, to a varying degree, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of involvement the Banks have in particular classes of financial instruments.

The Banks' exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and stand-by letters of credit is represented by the contractual notional amount

                      FIRSTIER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)


of those instruments. The Banks use the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments.

Financial instruments whose contract amounts represent credit risk are as follows:

                                                                                    DECEMBER 31,
                                                                           -----------------------------   SEPTEMBER 30,
                                                                               1997             1998            1999
                                                                           -------------    ------------   -------------
                                                                                                            (UNAUDITED)
Commitments to extend credit......................................         $      56,010    $    118,843    $   195,969
Stand-by letters of credit........................................                 2,139           3,799          9,917


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of a condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon or be participated to other financial institutions, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer's creditworthiness on a case-by-case basis.

The amount of collateral obtained if deemed necessary by the Banks upon extension of credit is based on management's credit evaluation. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

Stand-by letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

In the normal course of business there are outstanding various contingent liabilities, such as claims and legal actions, which are not reflected in the accompanying consolidated financial statements. Management believes, based on consultation with counsel, that liabilities arising from these proceedings, if any, will not be material to the Company's consolidated financial position.

NOTE 11 - LEASE COMMITMENTS

The Colorado Bank leases various branch office and ATM equipment space under noncancelable operating leases. At December 31, 1998, future minimum lease payments under these leases, expiring at various dates through 2008 are as follows:

Year Ending December 31,
    1999 .................................................................    $       551
    2000 ..................................................................           527
    2001 ..................................................................           510
    2002 ..................................................................           524
    2003 ..................................................................           529
    Thereafter.............................................................         2,072
                                                                              -----------
         Total future lease payments.......................................   $     4,713
                                                                              ===========


Total lease expense for all operating leases was $169,359, $241,866 and $346,665, for the years ended December 31, 1996, 1997 and 1998, respectively.

NOTE 12 - INCOME TAXES

Deferred tax assets and liabilities are recorded based on the differences between financial statement and tax basis of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

                      FIRSTIER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)


Temporary differences in the recognition of revenue and expense for tax and financial reporting purposes resulted in net deferred tax assets as of December 31, 1997 and 1998, as follows:

                                                              1997     1998
                                                             ------   ------
Deferred tax assets:
    Provision for loan losses ...........................     $ 13     $199
    Depreciation ........................................      133      133
    Net unrealized loss on securities available-for-sale         6       --
                                                              ----     ----
       Total deferred tax assets ........................      152      332
Deferred tax liabilities:
    Net unrealized gains on securities available-for-sale       --      220
                                                              ----     ----
       Net deferred tax assets ..........................     $152     $112
                                                              ====     ====



The effective income tax rate varies from the statutory federal rate because of several factors, the most significant being nontaxable interest income earned on obligations of state and political subdivisions. The following table reconciles the Company's effective tax rate to the statutory federal rate:

                                                          1996                     1997                  1998
                                                    ------------------     --------------------   --------------------
                                                    AMOUNT     PERCENT       AMOUNT     PERCENT     AMOUNT     PERCENT
                                                    ------     -------     ---------    -------   ---------    -------
Tax expense at statutory rate.....................  $  773      34.0%      $   1,294     34.0%    $   1,731     34.0%
   Increase (decrease) in taxes due to:
      Tax exempt municipal interest................   (167)     (7.3)%          (142)    (3.7)%        (152)    (3.0)%
      State tax....................................     17       0.7%             81      2.1%          162      3.2%
      Other........................................     82       3.6%             76      2.0%          (25)    (0.5)%
                                                    ------      ------     ---------     ------   ---------     ------
Total income tax expense..........................  $  705      31.0%      $   1,309     34.4%    $   1,716     33.7%
                                                    ======      ======     =========     ======   =========     ======


The consolidated provision for income taxes consisted of the following:

                                                  YEAR ENDED DECEMBER 31,
                                             --------------------------------
                                               1996       1997          1998
                                             -------     -------      -------
Current tax provision:
    Federal ............................     $   679     $ 1,191      $ 1,656
    State ..............................          26         123          246
                                             -------     -------      -------
        Total current tax provision ....         705       1,314        1,902
Deferred federal tax ...................          --          (5)        (186)
                                             -------     -------      -------
        Total provision for income taxes     $   705     $ 1,309      $ 1,716
                                             =======     =======      =======


NOTE 13 - RELATED PARTIES

The Company has sold loan participations to related parties (stockholders, directors, family members and businesses related through common ownership). At December 31, 1996, 1997 and 1998, the participations sold to related parties were approximately $1.1 million, $1.4 million and $1.0 million, respectively. As of September 30, 1999 (unaudited), there were no participations sold to related parties.

In accordance with the terms of management agreements, the Company and each of its three subsidiaries purchase services from Western Management Corporation, a corporation owned by a principal stockholder. Such agreements are annually renewable and are on terms that the Company believes would be similar to those obtained from an unaffiliated party. The purchased services include strategic planning, tax planning and budgeting, business development and marketing.

                      FIRSTIER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)

Amounts expensed by the Company and its subsidiaries are as follows:


          YEARS ENDED DECEMBER 31,      NINE MONTHS ENDED
       -------------------------------    SEPTEMBER 30,
         1996       1997         1998         1999
       --------    -------     -------  -----------------
                                           (UNAUDITED)
       $  145.5    $ 167.0     $ 180.5       $ 118.8


In 1995, the then Vice Chairman of the Company sold assets of a mortgage company to the Company for a purchase price of $100,000 to be paid out of future profits generated by mortgage operations relating to those assets. Through December 31, 1998, payments under the terms of this agreement totaled $100,000. The Company believes that this transaction was made on terms similar to those that would have been obtained with an unaffiliated party.

The Company had no loans outstanding to related parties at December 31, 1997, December 31, 1998 or September 30, 1999 (unaudited).

NOTE 14 - EMPLOYEE BENEFITS

The Company participates in a multiple-employer 401(k) profit sharing plan involving other companies of its primary shareholder. The plan is available for all Company personnel who have been employed for at least one year. Employees may contribute up to 10% of their compensation with the Company's discretionary matching within the limits defined for a 401(k) plan.

Contributions in 1996, 1997 and 1998 were $15,817, $19,341 and $37,478, respectively.

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following summary presents the methodologies and assumptions used to estimate the fair value of the Company's financial instruments. The Company operates as a going concern and, except for its investment portfolio, no active market exists for its financial instruments. Much of the information used to determine fair value is highly subjective and judgmental in nature and, therefore, the results may not be precise. The subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change. Since the fair value is estimated as of the balance sheet date, the amounts which will actually be realized or paid upon settlement or maturity of the various financial instruments could be significantly different.

CASH AND DUE FROM BANKS, INTEREST-BEARING DEPOSITS IN OTHER BANKS AND FEDERAL FUNDS SOLD.

For these short-term instruments, the carrying amount approximates fair value.

INVESTMENT SECURITIES.

For investment securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The carrying amount of accrued interest receivable approximates its fair value.

LOANS.

The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For variable rate loans, the carrying amount is a reasonable estimate of fair value. For loans where

                      FIRSTIER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)

collections of principal are in doubt, an allowance for losses has been estimated. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest receivable approximates its fair value.

DEPOSITS.

The fair value of interest bearing deposits with no stated maturity is the amount payable on demand at the reporting date (i.e. their carrying amount). The fair value of fixed maturity interest bearing deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE.

For securities sold under agreements to repurchase, the carrying amount is a reasonable estimate of fair value.

OTHER BORROWINGS.

The fair value of other borrowings is estimated by discounting the future cash flows using the current rate at which a similar loan could be financed.

COMMITMENTS TO EXTEND CREDIT AND STAND-BY LETTERS OF CREDIT.

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparts. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparts at the reporting date.

                      FIRSTIER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)


The following table presents estimated fair values of the Company's financial instruments as of December 31, 1997 and 1998:


                                                                        1997                     1998
                                                               ----------------------    ----------------------
                                                               CARRYING    ESTIMATED     CARRYING    ESTIMATED
                                                                AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                                              --------    ----------    --------    ----------
FINANCIAL ASSETS
Cash and due from banks ..................................     $ 10,427     $ 10,427     $ 13,892     $ 13,892
Interest bearing deposits
    in other banks .......................................          149          149            3            3
Federal funds sold .......................................       11,310       11,310       13,270       13,270
Investment securities:
    Securities held-to-maturity ..........................       13,042       13,125        7,146        7,250
    Securities available-for-sale ........................       15,470       15,470       27,082       27,082
Loans held for sale ......................................        4,182        4,182        5,193        5,193
Net loans ................................................      164,306      164,051      287,802      287,349
Accrued interest receivable ..............................        2,272        2,272        2,902        2,902

FINANCIAL LIABILITIES
Deposits:
    Non-interest bearing .................................       32,238       32,238       44,653       44,653
    Interest bearing .....................................      168,056      168,186      274,827      272,881
Securities sold under agreements
    to repurchase ........................................        2,072        2,072        5,080        5,080
Note payable .............................................        3,380        3,380        8,790        8,790
Federal Home Loan Bank borrowings ........................        1,000        1,000        8,650        8,758
Accrued interest payable .................................        2,770        2,770        3,348        3,348

UNRECOGNIZED FINANCIAL INSTRUMENTS
Commitments to extend credit .............................       56,010       56,010      118,843      118,843
Stand-by letters of credit ...............................        2,139        2,139        3,799        3,799


NOTE 16 - STOCKHOLDERS' EQUITY AND REGULATORY RESTRICTIONS

The payment of dividends to the Company by the subsidiaries is subject to various state and federal regulatory limitations.

The Company and the Banks are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company and the Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998 and September 30, 1999 (unaudited), that the Banks meet all minimum capital adequacy requirements to which they are subject.

                      FIRSTIER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)


As of December 31, 1998, the most recent notification, the Federal Deposit Insurance Corporation categorized the Nebraska Bank as well capitalized, and the Colorado Bank as adequately capitalized, under the regulatory framework for prompt corrective action. To be categorized as well capitalized, a bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed either Bank's category, except as described in Note 18.

                                                                               AS OF DECEMBER 31, 1997
                                                        --------------------------------------------------------------------
                                                                                                     TO BE WELL CAPITALIZED
                                                                                 FOR CAPITAL        UNDER PREOMPT CORRECTIVE
                                                                              ADEQUACY PURPOSES         ACTION PROVISIONS
                                                             ACTUAL          -------------------    ------------------------
                                                        ------------------                RATIO                    RATIO
                                                         AMOUNT      RATIO     AMOUNT     > OR =     AMOUNT        > OR =
                                                        --------     -----   ---------    ------    --------       ------
CONSOLIDATED
    Total capital to risk weighted assets............   $ 17,997     9.74%   $  14,788      8%      $ 18,485         10%
    Tier 1 capital to risk weighted assets...........     16,676     9.02        7,394      4         11,091          6
    Tier 1 capital to average assets.................     16,676     7.53        8,861      4         11,076          5

COLORADO BANK
    Total capital to risk weighted assets............   $ 12,472     9.10%   $  10,959      8%      $ 13,698         10%
    Tier 1 capital to risk weighted assets...........     11,855     8.65        5,479      4          8,219          6
    Tier 1 capital to average assets.................     11,855     7.66%       6,191      4          7,739          5

NEBRASKA BANK
    Total capital to risk weighted assets............   $  8,278    17.55%   $   3,773      8%      $  4,716         10%
    Tier 1 capital to risk weighted assets...........      7,687    16.30        1,887      4          2,830          6
    Tier 1 capital to average assets.................      7,687    11.65        2,640      4          3,300          5

                                                                               AS OF DECEMBER 31, 1998
                                                        --------------------------------------------------------------------
                                                                                                     TO BE WELL CAPITALIZED
                                                                                 FOR CAPITAL        UNDER PREOMPT CORRECTIVE
                                                                              ADEQUACY PURPOSES         ACTION PROVISIONS
                                                             ACTUAL          -------------------    ------------------------
                                                        ------------------                RATIO                    RATIO
                                                         AMOUNT      RATIO     AMOUNT     > OR =     AMOUNT        > OR =
                                                        --------     -----   ---------    ------    --------       ------
CONSOLIDATED
    Total capital to risk weighted assets............   $ 22,564     7.22%  $  25,009       8%      $ 31,262         10%
    Tier 1 capital to risk weighted assets...........     20,139     6.44      12,504       4         18,757          6
    Tier 1 capital to average assets.................     20,139     5.70      14,137       4         17,670          5

COLORADO BANK
    Total capital to risk weighted assets............   $ 22,165     8.53%  $  20,780       8%      $ 25,976         10%
    Tier 1 capital to risk weighted assets...........     20,828     8.02      10,390       4         15,585          6
    Tier 1 capital to average assets.................     20,828     7.39      11,275       4         14,094          5

NEBRASKA BANK
    Total capital to risk weighted assets............   $  8,546    16.31%  $   4,192       8%      $  5,240         10%
    Tier 1 capital to risk weighted assets...........      7,889    15.05       2,096       4          3,144          6
    Tier 1 capital to average assets.................      7,889    11.08       2,848       4          3,559          5

                      FIRSTIER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)

                                                                          AS OF SEPTEMBER 30, 1999 (UNAUDITED)
                                                        --------------------------------------------------------------------
                                                                                                     TO BE WELL CAPITALIZED
                                                                                 FOR CAPITAL        UNDER PREOMPT CORRECTIVE
                                                                              ADEQUACY PURPOSES         ACTION PROVISIONS
                                                             ACTUAL          -------------------    ------------------------
                                                        ------------------                RATIO                    RATIO
                                                         AMOUNT      RATIO     AMOUNT     > OR =     AMOUNT        > OR =
                                                        --------     -----   ---------    ------    --------       ------
CONSOLIDATED
    Total capital to risk weighted assets............   $ 51,179     9.30%   $  44,021       8%     $ 55,026         10%
    Tier 1 capital to risk weighted assets...........     31,508     5.73       22,010       4        33,015          6
    Tier 1 capital to average assets.................     31,508     5.64       22,347       4        27,934          5

COLORADO BANK
    Total capital to risk weighted assets............   $ 50,186    10.32%   $  38,897       8%     $ 48,621         10%
    Tier 1 capital to risk weighted assets...........     46,697     9.60       19,448       4        29,172          6
    Tier 1 capital to average assets.................     46,697     9.70       19,257       4        24,071          5

NEBRASKA BANK
    Total capital to risk weighted assets............   $  8,677    14.36%   $   4,833       8%     $  6,041         10%
    Tier 1 capital to risk weighted assets...........      7,920    13.11        2,416       4         3,625          6
    Tier 1 capital to average assets.................      7,920    10.78        2,939       4         3,674          5

The Federal Reserve Board requires banks to maintain reserve balances composed of cash on hand and balances maintained at the Federal Reserve Bank. These reserve balances are based primarily on deposit levels and totaled approximately $708,000 and $1,071,000 at December 31, 1997 and 1998, respectively.

NOTE 17 - YEAR 2000 UNCERTAINTIES

Like most entities, the Company and its subsidiaries may be exposed to risks associated with year 2000 dating problems. This problem affects computer software and hardware; transactions with customers, vendors, and other entities; and equipment dependent on microchips. As of September 30, 1999 (unaudited), the Company has completed the process of identifying and remediating potential year 2000 problems. It is not possible for any entity to guarantee the results of its own remediation efforts or to accurately predict the impact of year 2000 dating problems on third parties with which the Company does business. If remediation efforts of the Company or third parties with which it does business are not successful, it is possible the year 2000 dating problem could negatively impact the Company's consolidated financial condition and results of operations.

NOTE 18 - SUBSEQUENT EVENTS

ISSUANCE OF PREFERRED SECURITIES (UNAUDITED).

On February 16, 1999, the Company completed the issuance of 2,300,000 of Company obligated mandatorily redeemable preferred securities of subsidiary trust holding solely junior subordinated debentures. The preferred securities have been structured to qualify as Tier 1 capital for regulatory purposes. However, the securities cannot be used to constitute more than 25% of the Company's total Tier 1 capital according to regulatory requirements. The Company utilized a portion of the proceeds of this issuance to inject additional capital into the Colorado Bank. The additional capital resulted in the Colorado Bank being "well capitalized" under the regulatory framework for prompt corrective action at September 30, 1999.

ACQUISITION OF MINORITY SHARES (UNAUDITED).

In the first quarter of 1999, the Company exchanged 232,994 shares of its common stock for the 8.6% of the Nebraska Bank that it did not own at the time. Individuals already affiliated with the Company owned such minority shares. As the Company and its four shareholders at the time of the exchange owned 99.6% of the Nebraska Bank and the remaining 0.4% was owned by other employees of the Company, it was determined by the boards of both entities that a book value exchange ratio represented a fair value for all parties. The fair value determined for this transaction was $683,000. No goodwill was recognized in connection with this transaction.

                      FIRSTIER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)


CORPORATE RESTRUCTURING.

On September 15, 1999, the Company reorganized as a Colorado corporation and changed its name to FirsTier Corporation. As a result of the reorganization, the Company's common stock and surplus accounts have been combined and the Company's shares have been split 52.48 for one. All share and per share amounts contained in these financial statements have been restated for this reorganization.

1999 STOCK INCENTIVE PLAN (UNAUDITED).

On September 15, 1999, the Company adopted the FirsTier Corporation 1999 Stock Incentive Plan to provide incentives for eligible persons including employees, non-employee directors and consultants to the Company and its subsidiaries. The total number of Company shares to be issued under this plan shall not exceed 1,700,000 shares. Incentive awards may be granted by the Company's Board of Directors under this plan. To date, all stock options granted permit the holder to purchase, under certain limitations, the Company's common stock at a price not less than 100% of the market value of the stock on the date the option was granted. These options terminate, contingent upon continued employment and other factors, approximately 10 years from the date of grant. At the time of the initial adoption of the plan, 500,000 shares were granted under this plan to an eligible person. The exercise price per share is $12.00 per share.

NOTE 19 - CONDENSED FINANCIAL STATEMENTS--PARENT COMPANY ONLY

The following presents the condensed parent company only financial statements for FirsTier Corporation.

                            CONDENSED BALANCE SHEETS

                                                                                    DECEMBER 31,
                                                                           -----------------------------   SEPTEMBER 30,
                                                                               1997             1998            1999
                                                                           -------------    ------------   -------------
                                                                                                            (UNAUDITED)
ASSETS:
Cash    ..............................................................     $          16    $         15   $         180
Investment in subsidiaries............................................            20,523          29,925          56,686
Note receivable from non-bank subsidiary..............................                --              --           2,450
Other assets..........................................................             1,173           2,025           3,400
                                                                           -------------    ------------   -------------
      Total assets....................................................     $      21,712    $     31,965   $      62,716
                                                                           =============    ============   =============
LIABILITIES:
Note payable..........................................................     $       3,380    $      8,790   $      35,461
Income taxes payable..................................................             1,309           2,118           2,188
Accounts payable and accrued liabilities..............................               112             351             739
                                                                           -------------    ------------   -------------
      Total liabilities...............................................             4,801          11,259          38,388
                                                                           -------------    ------------   -------------
STOCKHOLDERS' EQUITY:
Common stock..........................................................               837             837           2,065
Retained earnings.....................................................            16,085          19,460          22,359
Accumulated other comprehensive income (loss).........................               (11)            409             (96)
                                                                           -------------    ------------   -------------
      Total stockholders' equity......................................            16,911          20,706          24,328
                                                                           -------------    ------------   -------------
      Total liabilities and stockholders' equity......................     $      21,712    $     31,965   $      62,716
                                                                           =============    ============   =============

                     FIRSTIER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)

                         CONDENSED STATEMENTS OF INCOME

                                                                                                          NINE MONTHS ENDED
                                                                  YEARS ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                       --------------------------------------------   ----------------------------
                                                           1996           1997            1998             1998          1999
                                                       ------------   -------------   -------------    -----------   -----------
                                                                                                                     (UNAUDITED)
Income:

   Dividends received from subsidiaries..............  $        890   $         937    $        994    $       996   $     1,454
   Interest..........................................            26               5              --             --           125
   Other.............................................            --              --               2             --            --
                                                       ------------   -------------    ------------    -----------   -----------
      Total income...................................           916             942             996            996         1,579
                                                       ------------   -------------    ------------    -----------   -----------
Expenses:
   Purchased services................................             2             294             294            219           232
   Interest..........................................            --             113             299            182         1,552
   Other.............................................            26              27              27              9            41
                                                       ------------   -------------    ------------    -----------   -----------
      Total expenses.................................            28             434             620            410         1,825
                                                       ------------   -------------    ------------    -----------   -----------
Income before income tax expense
   (benefit) and equity in
   undistributed income of subsidiaries..............           888             508             376            586          (246)
Income tax expense (benefit).........................           (10)              2            (401)          (170)         (569)
                                                       ------------   -------------    ------------    -----------   -----------
Income before equity in undistributed
   income of subsidiaries............................           898             506             777            756           323
Equity in undistributed income of
   subsidiaries......................................           672           1,991           2,598          2,197         3,127
                                                       ------------   -------------    ------------    -----------   -----------
Net income...........................................  $      1,570   $       2,497    $      3,375    $     2,953   $     3,450
                                                       ============   =============    ============    ===========   ===========

                     FIRSTIER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                                             NINE MONTHS ENDED
                                                                     YEARS ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                          --------------------------------------------    ------------------------
                                                              1996           1997            1998             1998         1999
                                                          ------------   -------------   -------------    -----------  -----------
                                                                                                                 (UNAUDITED)
Cash flows from operating activities:
     Net income......................................     $      1,570   $       2,497    $      3,375    $     2,953  $     3,450
        Adjustments to reconcile net income to net
        cash provided by operating activities:
        Equity in undistributed income of
        subsidiaries.................................             (672)         (1,991)         (2,598)        (2,197)      (3,127)
     Changes in deferrals and accruals:
        Other assets.................................             (208)           (501)           (852)          (212)        (283)
        Income taxes payable.........................              205             639             809            274          163
        Accounts payable and accrued liabilities.....               --             112             239            341          294
                                                          ------------   -------------    ------------    -----------  -----------
          Net cash provided by operating activities..              895             756             973          1,159          497
                                                          ------------   -------------    ------------    -----------  -----------
Cash flows from investing activities:
     Capital injection into subsidiary bank..........               --          (3,737)         (6,550)        (3,750)     (22,750)
     Capital injection into trust subsidiary.........               --              --              --             --         (711)
     Purchase of savings bank........................               --          (3,743)             --             --           --
     Net cash transfers with First
        Mortgage Bancorp.............................           (1,146)          2,799             166            165       (2,450)
                                                          ------------   -------------    ------------    -----------  -----------
          Net cash used in investing activities......           (1,146)         (4,681)         (6,384)        (3,585)     (25,911)
                                                          ------------   -------------    ------------    -----------  -----------
Cash flows from financing activities:
     Proceeds from note payable......................               --           3,380           6,940          3,850       11,750
     Payments on note payable........................               --              --          (1,530)        (1,430)      (8,790)
     Proceeds from junior subordinated
        notes issued to trust subsidiary.............               --              --              --             --       23,711
     Debt issuance cost..............................               --              --              --             --       (1,092)
                                                          ------------   -------------    ------------    -----------  -----------
          Net cash provided by financing activities..               --           3,380           5,410          2,420       25,579
                                                          ------------   -------------    ------------    -----------  -----------
Net (decrease) increase in cash......................             (251)           (545)             (1)            (6)         165
Cash at beginning of period..........................              812             561              16             16           15
                                                          ------------   -------------    ------------    -----------  -----------
Cash at end of period................................     $        561   $          16    $         15    $        10  $       180
                                                          ============   =============    ============    ===========  ===========



            This information is an integral part of the accompanying
                       consolidated financial statements.

                                     SHARES

                              FIRSTIER CORPORATION

                                  COMMON STOCK



                                     [LOGO]














                               -------------------
                                   PROSPECTUS
                               -------------------



                           U.S. BANCORP PIPER JAFFRAY

                          KEEFE, BRUYETTE & WOODS, INC.

                                     , 2000

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Directors, officers, employees and agents of FirsTier and/or its banks may be entitled to benefit from the indemnification provisions contained in the Colorado Business Corporation Act, Title Seven of the Colorado Revised Statutes (the "CBCA") and FirsTier's articles of incorporation. In addition, certain provisions in the CBCA and the articles of incorporation limit the liability of directors. The general effect of these provisions is summarized below:

Article 109 of the CBCA permits a Colorado corporation to indemnify any person who was or is a party or is threatened to be made a party to any suit, action or other proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, or other enterprise. Such indemnification may be against expenses, including attorneys' fees, judgments, fines and other amounts in connection with such proceeding. Indemnification is available if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to any criminal action or proceeding, such person had no reasonable cause to believe that the conduct was unlawful. Unless a court of competent jurisdiction otherwise orders, indemnification is not available in connection with a proceeding by or in the right of the corporation if the person is adjudged liable to the corporation or derived an improper personal benefit. A corporation is required to indemnify a director or officer who is wholly successful in the defense of any such proceeding. Expenses (including attorneys' fees) incurred by a director, officer, employee or agent of the corporation in defending any such proceeding may be advanced by the corporation before the final disposition if such person furnishes an undertaking to repay such advances if it is ultimately determined that such person is not entitled to be indemnified. Before a corporation may indemnify or advance expenses to a person under these provisions, the board of directors (excluding any directors who are parties to such a proceeding), independent legal counsel appointed by the board of directors, or the shareholders must provide authorization. A corporation may purchase insurance against any liability of individuals for whom the corporation may provide such indemnification. Any provisions in a corporation's articles of incorporation, bylaws, resolutions or in a contract (except an insurance policy) for such indemnification are valid only to the extent not inconsistent with Article 109 of the CBCA.

Section 7-108-402 of the CBCA permits a corporation, if so provided in the articles of incorporation, to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty. However, such a provision cannot eliminate or limit such liability arising out of a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, unlawful distributions, or any transaction for which the director derived an improper personal benefit. Article X of the articles of incorporation of the Company provides for such elimination of director liability.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


Securities and Exchange Commission registration fee ...   $   11,352
NASD fee ..............................................        4,793
Nasdaq Stock Market fees ..............................       80,000
Legal fees and expenses ...............................      140,000
Accounting fees and expenses ..........................       30,000
Printing expenses .....................................       80,000
Blue sky fees and expenses ............................        1,000
Transfer agent fees ...................................       10,000
Miscellaneous expenses ................................       42,855
                                                          ----------
         Total ........................................   $  400,000
                                                          ==========

All of the above items except the registration fee are estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

In May 1997, FirsTier issued 787,143 shares of its common stock to Joel H. Wiens, Michael J. Nelson, Max W. Revell and Timothy D. Wiens, as custodian for two of his minor children, in exchange for an 18.2% equity interest in Firstate Bank of Colorado, which is now a wholly-owned subsidiary of the Registrant. All of the purchasers were directors and/or officers of FirsTier. No underwriters were involved in the transaction and the issuance was made in a transaction exempt from the requirements of Section 5 of the Securities Act of 1933 under
Section 3(a)(9) and Section 4(2) thereof. Reliance on the exemption was based on the fact that the transaction was limited to the Registrant and its executive officers and directors.

In March 1999, FirsTier exchanged 232,994 shares of its common stock for the 8.6% of its Nebraska bank that it did not then own. The minority shares were owned by five persons who were officers or directors of FirsTier or its Nebraska bank. No underwriters were involved in the transaction and the issuance was made in a transaction exempt from the requirements of Section 5 of the Securities Act of 1933 under Section 3(a)(9) and Section 4(2) thereof. Reliance on the exemption was based on the fact that the transaction was limited to the Registrant and its executive officers and directors and officers or directors of its Nebraska bank.

Prior to September 1999, the Registrant was incorporated in Nebraska under the name First Western Corp. The Registrant redomesticated in Colorado under the name FirsTier Bancorp, Inc. pursuant to a statutory merger. The Registrant later changed its name to FirsTier Corporation. The Registrant exchanged 7,579,667 shares of its Common Stock to the seven founding shareholders of First Western Corp. in connection with the redomestication of First Western Corp. from Nebraska to Colorado. No underwriters were involved in the transaction and no commission or other remuneration was paid or given directly or indirectly for soliciting the exchange and the issuance was made in a transaction exempt from the requirements of Section 5 of the Securities Act of 1933 under Section 3(a)(9) and Section 4(2) thereof. The transaction was limited to the Registrant and its seven founding shareholders, all of whom are executive officers and/or directors of the Registrant, or are controlled by such persons or are directors of the Registrant's Nebraska bank.

ITEM 27.  EXHIBITS

(a) Exhibits

EXHIBIT NO.               DESCRIPTION

  1.1             Form of Purchase Agreement (3).

  3.1             Articles of Incorporation of FirsTier Corporation, as amended
                  (2).

  3.2             Bylaws of FirsTier Corporation (2).

  4.1 Form of Subordinated Indenture dated February 15, 1999 between the Registrant and Wilmington Trust Company, as Indenture Trustee (1).

  4.2 Form of Junior Subordinated Debenture (included as an exhibit to Exhibit 4.1).

  4.3 Form of Amended and Restated Trust Agreement of FW Capital I, dated February 15, 1999 (1).

  4.4 Form of Preferred Security Certificate of FW Capital I (included as an exhibit to Exhibit 4.5).

  4.5             Form of Preferred Securities Guarantee Agreement (1).

  5.1             Opinion of Jones & Keller, P.C. (3).

  10.1 Revolving Line of Credit dated February 19, 1998 between FirsTier as borrower and National Bank of Commerce Trust and Savings Association (1).

  10.2 Advance, Pledge and Security Agreement dated October 21, 1997 between Federal Home Loan Bank of Topeka and Firstate Bank
                  (1).

  10.3 Advance, Pledge and Security Agreement dated March 31, 1997 between Federal Home Loan Bank of Topeka and Firstate Bank of Colorado (1).

  10.4 Line of Credit agreement signed February 24, 1998 between Firstate Bank of Colorado and Federal Home Loan Bank of Topeka
                  (1).

  10.5 Federal Funds Purchased Line agreement between Firstate Bank and Wells Fargo Bank (1).

  10.6 Federal Funds Purchased Line agreement dated August 25, 1998 between Firstate Bank of Colorado and Bankers Bank of the West
                  (1).

  10.7 Federal Funds Purchased Line agreement dated October 20, 1997 between Firstate Bank and Bankers Bank of the West (1).

  10.8 Management Agreement between FirsTier and Western Management Corporation dated January 21, 1997 (1).

  10.9 Management Agreement between Firstate Bank of Colorado and Western Management Corporation dated January 4, 1993 (1).

  10.10 Management Agreement between Firstate Bank of Nebraska and Western Management Corporation dated January 21, 1998 (1).

  10.11 Management Agreement between First Mortgage Bancorp and Western Management Corporation dated January 21, 1997 (1).

  10.12 Electronic Data Processing Agreement between First Commerce Technologies and Firstate Bank dated May 8, 1998 (1).

  10.13 Electronic Data Processing Agreement between First Commerce Technologies and Firstate Bank of Colorado dated April 14, 1998 (1).

  10.14           1999 Incentive Plan (2).

  10.15           Lease dated July 27, 1999 between JMT, LLC and FirsTier (2).

  10.16           Form of Lockup Agreement (2).

  11.1 Statement re Computation of per share earnings - see Consolidated Financial Statements.

  21              Subsidiaries of the Registrant (2).

  23.1            Consent of Clifton Gunderson L.L.C. (2).

  24.1            Power of Attorney - see Signature Page hereof.

----------

(1) Filed with the Registration Statement on Form SB-2, SEC File No. 333-67107, on November 13, 1998.
(2) Filed herewith.
(3) To be filed by amendment.

ITEM 28.  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant under the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against the liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

THE REGISTRANT HEREBY UNDERTAKES THAT:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of the registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time will be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northglenn, State of Colorado, on this 21st day of December, 1999.

                                      FirsTier Corporation

                                      By: /s/ Timothy D.  Wiens
                                         --------------------------------------
                                          Timothy D. Wiens, President

                                POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joel H. Wiens and Timothy D. Wiens and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting upon said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in their capacities of FirsTier Corporation and on the dates indicated.


SIGNATURES                   TITLE                                    DATE
----------                   -----                                    -----
/s/ Timothy D. Wiens
-----------------------      Director, President and Chief        December 21, 1999
Timothy D. Wiens             Executive Officer (Principal
                             Executive Officer)
/s/ Joel H. Wiens
-----------------------      Director and Chairman                December 21, 1999
Joel H. Wiens

/s/ Michael J. Nelson
-----------------------      Director                             December 21, 1999
Michael J. Nelson

/s/ Ronald B. James
-----------------------      Treasurer and Chief Financial        December 21, 1999
Ronald B. James              Officer (Principal Accounting
                             Officer)


                                  EXHIBIT INDEX


EXHIBIT NO.              DESCRIPTION
-----------              -----------
3.1               Articles of Incorporation of FirsTier Corporation, as amended
                  (2).

3.2               Bylaws of FirsTier Corporation (2).

4.1 Form of Subordinated Indenture dated February 15, 1999 between the Registrant and Wilmington Trust Company, as Indenture
                  Trustee (1).

4.2 Form of Junior Subordinated Debenture (included as an exhibit to Exhibit 4.1).

4.3 Form of Amended and Restated Trust Agreement of FW Capital I, dated February 15, 1999 (1).

4.4               Form of Preferred Security Certificate of FW Capital I
                  (included as an exhibit to Exhibit 4.5).

4.5               Form of Preferred Securities Guarantee Agreement (1).

10.1              Revolving Line of Credit dated February 19, 1998 between
                  FirsTier as borrower and National Bank of Commerce Trust and Savings Association (1).

10.2 Advance, Pledge and Security Agreement dated October 21, 1997 between Federal Home Loan Bank of Topeka and Firstate Bank
                  (1).

10.3 Advance, Pledge and Security Agreement dated March 31, 1997 between Federal Home Loan Bank of Topeka and Firstate Bank of
                  Colorado (1).

10.4              Line of Credit agreement signed February 24, 1998 between
                  Firstate Bank of Colorado and Federal Home Loan Bank of Topeka
                  (1).

10.5 Federal Funds Purchased Line agreement between Firstate Bank and Wells Fargo Bank (1).

10.6 Federal Funds Purchased Line agreement dated August 25, 1998 between Firstate Bank of Colorado and Bankers Bank of the West
                  (1).

10.7 Federal Funds Purchased Line agreement dated October 20, 1997 between Firstate Bank and Bankers Bank of the West (1).

10.8              Management Agreement between FirsTier and Western Management
                  Corporation dated January 21, 1997 (1).

10.9              Management Agreement between Firstate Bank of Colorado and
                  Western Management Corporation dated January 4, 1993 (1).

10.10             Management Agreement between Firstate Bank of Nebraska and
                  Western Management Corporation dated January 21, 1998 (1).


10.11             Management Agreement between First Mortgage Bancorp and
                  Western Management Corporation dated January 21, 1997 (1).

10.12             Electronic Data Processing Agreement between First Commerce
                  Technologies and Firstate Bank dated May 8, 1998 (1).

10.13             Electronic Data Processing Agreement between First Commerce
                  Technologies and Firstate Bank of Colorado dated April 14,
                  1998 (1).

10.14             1999 Incentive Plan (2).

10.15             Lease dated July 27, 1999 between JMT, LLC and FirsTier (2).

10.16             Form of Lockup Agreement (2).

11.1              Statement re Computation of per share earnings - see
                  Consolidated Financial Statements.

21                Subsidiaries of the Registrant (2).

23.1              Consent of Clifton Gunderson L.L.C. (2).

24.1              Power of Attorney - see Signature Page hereof.

----------

(1) Filed with the Registration Statement on Form SB-2, SEC File No. 333-67107, on November 13, 1998.
(2) Filed herewith.